                                  SCHEDULE 14A
                                 (RULE 14a-101)

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            PHELPS DODGE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)1 and 0-11.

     (1)  Title of each class of securities to which transaction applies:
                        Common Stock, par value $6.25 per share
                 (including associated preferred share purchase rights)

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:
                                       45,439,584

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          $56.22 (average of high and low prices of Phelps Dodge Corporation Common Stock reported on the New York Stock Exchange Composite Transaction Tape on August 31, 1999).

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:
                                     $2,554,613,413

        ------------------------------------------------------------------------

     (5)  Total fee paid:
                          $510,923 (offset as described below)

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
                                        $635,571

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:
          Form S-4, Registration Statement No. 333-86061 ($404,678); Form S-4, Registration Statement No. 333-86063 ($230,873)

        ------------------------------------------------------------------------

     (3)  Filing Party:
                                Phelps Dodge Corporation

        ------------------------------------------------------------------------

     (4)  Date Filed:
                                    August 27, 1999

        ------------------------------------------------------------------------

[PHELPS DODGE CORPORATION LOGO]


                                                              September 14, 1999


Dear Shareholder:

     You are cordially invited to attend a special meeting of the shareholders of Phelps Dodge Corporation, to be held on Wednesday, October 13, 1999, at 10:00 a.m., local time, at The Heard Museum, 2301 North Central Avenue, Phoenix, Arizona. At the Special Meeting you will be asked to approve:

          1. the issuance of up to 17,082,064 shares of Phelps Dodge common stock in connection with an exchange offer made by Phelps Dodge to the shareholders of ASARCO Incorporated ("Asarco"); and

          2. the issuance of up to 28,357,520 shares of Phelps Dodge common stock in connection with an exchange offer made by Phelps Dodge to the shareholders of Cyprus Amax Minerals Company ("Cyprus Amax").

     We have proposed a three-way business combination of Phelps Dodge, Asarco and Cyprus Amax. Pursuant to that proposal, we have offered to exchange all of the outstanding Asarco common shares for Phelps Dodge common shares at an exchange ratio of 0.4098 Phelps Dodge common shares for each Asarco common share. We have separately offered to exchange all of the outstanding Cyprus Amax common shares for Phelps Dodge common shares at an exchange ratio of 0.3135 Phelps Dodge common shares for each Cyprus Amax common share.

     If the Asarco offer is successful, we intend to have Asarco merge with a Phelps Dodge subsidiary. If the Cyprus Amax offer is successful, we intend to have Cyprus Amax merge with another Phelps Dodge subsidiary. In each of these mergers, remaining Asarco and Cyprus Amax shareholders would receive the same per-share consideration as we are offering in our exchange offers. While our goal is to combine all three companies, our two offers are separate, and neither is conditioned on the other.

     Approval of each of these stock issuances requires the affirmative vote of a majority of the votes cast on the matter, provided that the total vote cast on the proposal represents at least 50% in interest of all Phelps Dodge common shares entitled to vote on the matter.

     YOUR BOARD OF DIRECTORS HAS DETERMINED THAT EACH OF THE PROPOSED STOCK ISSUANCES IS IN THE BEST INTERESTS OF PHELPS DODGE AND ITS SHAREHOLDERS, HAS UNANIMOUSLY APPROVED THE ISSUANCES, AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF EACH OF THE ISSUANCES.

     Detailed information regarding the proposed stock issuances is contained in the accompanying Proxy Statement. In view of the importance of the actions to be taken at the Special Meeting, we urge you to read the accompanying Proxy Statement carefully. Regardless of the number of shares you own, we request that you complete, sign, date and return the enclosed proxy card promptly in the accompanying pre-paid envelope. A proxy may be revoked by a signed revocation letter or by a later dated, properly executed proxy.

You may, of course, attend the Special Meeting and vote in person, even if you have previously returned your proxy card.

     WE URGE YOU TO VOTE FOR APPROVAL OF EACH OF THE PROPOSED STOCK ISSUANCES. If you should have any questions regarding the proposed stock issuances or our proposed acquisitions of Asarco and Cyprus Amax, please call our proxy solicitors, Innisfree M&A Incorporated, toll-free at 1-888-750-5834.

Sincerely,


             /s/ DOUGLAS C. YEARLEY                                 /s/ J. STEVEN WHISLER
------------------------------------------------       ------------------------------------------------
               Douglas C. Yearley                                     J. Steven Whisler
                  Chairman and                                          President and
            Chief Executive Officer                                Chief Operating Officer

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF PHELPS DODGE CORPORATION:


     A special meeting of shareholders of Phelps Dodge Corporation ("Phelps Dodge or the "Company") will be held at The Heard Museum, 2301 North Central Avenue, Phoenix, Arizona, on Wednesday, October 13, 1999, at 10:00 a.m., local time, for the following purposes:


          1. To approve the issuance of up to 17,082,064 shares of Phelps Dodge common stock, par value $6.25 per share, in connection with an exchange offer made by Phelps Dodge to the shareholders of ASARCO Incorporated;

          2. To approve the issuance of up to 28,357,520 shares of Phelps Dodge common stock, par value $6.25 per share, in connection with an exchange offer made by Phelps Dodge to the shareholders of Cyprus Amax Minerals Company; and

          3. To transact any other business that may properly be brought before the Special Meeting.


     Only holders of record of Phelps Dodge's common shares at the close of business on September 13, 1999 will be entitled to vote at the Special Meeting or at any adjournments of our Special Meeting. On September 13, 1999, we had 58,003,964 common shares outstanding.


     If you participate in the ChaseMellon Shareholder Services Investor Services Program for Phelps Dodge shareholders, administered by The Chase Manhattan Bank, all common shares held for your account under that service will be voted in accordance with your proxy.

     Proxies are solicited by the Board of Directors. You may revoke your proxy before it is voted at the Special Meeting by delivering a signed revocation letter or new proxy, dated later than your first proxy, to Robert C. Swan, Vice President and Secretary.

     Whether or not you expect to attend the meeting, we urge you to date, sign and complete the enclosed proxy and return it without delay in the enclosed pre-paid envelope. If you are attending in person and if you have mailed your proxy card, you may revoke your proxy and vote in person at the meeting.


     This Proxy Statement and accompanying materials are first being sent to shareholders on or about September 14, 1999.


                                          By order of the Board of Directors,
                                          Robert C. Swan
                                          Vice President and Secretary

Phoenix, Arizona
September 14, 1999

     PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED PRE-PAID ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                PROXY STATEMENT

                                       OF
                            PHELPS DODGE CORPORATION
                                    FOR THE
                        SPECIAL MEETING OF SHAREHOLDERS
                                 TO BE HELD ON
                                OCTOBER 13, 1999

     This Proxy Statement is being furnished to holders of common stock, par value $6.25 per share (the "Common Stock"), of Phelps Dodge Corporation ("Phelps Dodge" or the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at a special meeting of Phelps Dodge shareholders to be held at The Heard Museum, 2301 North Central Avenue, Phoenix, Arizona on October 13, 1999, at 10:00 a.m., local time, and at any adjournment or postponement thereof (the "Special Meeting"). At the Special Meeting, you will be asked to consider and vote upon proposals:

          1. to approve the issuance of up to 17,082,064 shares of the Company's Common Stock in connection with an exchange offer (the "Asarco Offer") made by Phelps Dodge to the shareholders of ASARCO Incorporated ("Asarco"); and

          2. to approve the issuance of up to 28,357,520 shares of the Company's Common Stock in connection with an exchange offer (the "Cyprus Amax Offer") made by Phelps Dodge to the shareholders of Cyprus Amax Minerals Company ("Cyprus Amax").

     Phelps Dodge has proposed a three-way business combination of Phelps Dodge, Asarco and Cyprus Amax. Pursuant to that proposal, Phelps Dodge has offered to exchange all of the outstanding Asarco common shares for Phelps Dodge common shares at an exchange ratio of 0.4098 Phelps Dodge common shares for each Asarco common share. Phelps Dodge has separately offered to exchange all of the outstanding Cyprus Amax common shares for Phelps Dodge common shares at an exchange ratio of 0.3135 Phelps Dodge common shares for each Cyprus Amax common shares.

     If the Asarco Offer is successful, we intend to have Asarco merge with a Phelps Dodge subsidiary (the "Phelps Dodge/Asarco Merger"). If the Cyprus Amax Offer is successful, we intend to have Cyprus Amax merge with another Phelps Dodge subsidiary (The "Phelps Dodge/Cyprus Amax Merger"). In each of these mergers, remaining Asarco and Cyprus Amax shareholders would receive the same per-share consideration as we are offering in the Asarco Offer and the Cyprus Amax Offer, respectively. Although our goal is to combine all three companies, the Asarco Offer and the Cyprus Amax Offer are separate, and neither is conditioned on the other.

     The number of Phelps Dodge shares the Company is seeking approval to issue in the Asarco Issuance and the Cyprus Amax Issuance is based on the number of Asarco and Cyprus Amax shares outstanding plus those reserved for issuance under certain stock option plans, as reported in the Form S-4 Registration Statement of Asarco Cyprus Incorporated filed with the Securities and Exchange Commission (the "SEC") on August 20, 1999.


     This Proxy Statement is first being mailed or otherwise delivered to Phelps Dodge shareholders on or about September 14, 1999. The record date for the Special Meeting is the close of business on September 13, 1999. The principal executive offices of the Company are located at 2600 North Central Avenue, Phoenix, Arizona 85004-3014.

     If you have any questions about the voting of your shares, the proposed stock issuances or our proposed acquisitions of Asarco and Cyprus Amax, please call our proxy solicitors, Innisfree M&A Incorporated, toll-free at 1-888-750-5834.

                              THE SPECIAL MEETING

TIME, DATE, PLACE AND PURPOSE


     The Special Meeting will be held on October 13, 1999, at 10:00 a.m., local time, at The Heard Museum, 2301 North Central Avenue, Phoenix, Arizona. At the Special Meeting, Phelps Dodge shareholders will be asked to consider and vote upon proposals to approve (i) the issuance of up to 17,082,064 shares of Common Stock in connection with the Asarco Offer and the Phelps Dodge/Asarco Merger (the "Asarco Issuance"); and (ii) the issuance of up to 28,357,520 shares of Common Stock in connection with the Cyprus Amax Offer and the Phelps Dodge/Cyprus Amax Merger (the "Cyprus Amax Issuance").


RECORD DATE AND SHARES ENTITLED TO VOTE


     Only holders of record of Phelps Dodge Common Stock at the close of business on September 13, 1999 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. As of that date, there were 58,003,964 shares of Phelps Dodge Common Stock issued and outstanding. Holders of record of Phelps Dodge Common Stock on the Record Date are entitled to one vote per share on any matter that may properly come before the Special Meeting.


VOTE REQUIRED; SECURITY OWNERSHIP OF MANAGEMENT

     The approval of each of Asarco Issuance and the Cyprus Amax Issuance requires the affirmative vote of a majority of votes cast on the matter, provided that the total vote cast on the proposal represents at least 50% in interest of all shares of Common Stock entitled to vote on the proposal.

     Abstentions will be counted as present for purposes of determining whether a quorum is present and will have the effect of a vote against the Asarco Issuance and the Cyprus Amax Issuance. Broker non-votes will not be counted as present for quorum purposes. Accordingly, broker non-votes will have the effect of a vote against the Asarco Issuance and the Cyprus Amax Issuance, unless holders of more than 50% in interest of all shares of Common Stock entitled to vote on the proposal (excluding broker non-votes) cast votes, in which case a broker non-vote will have no effect on the result of the vote.


     As of the Record Date, the executive officers and directors of Phelps Dodge and their affiliates beneficially owned in the aggregate approximately 1.3 million shares of Common Stock, or approximately 2.3% of the Phelps Dodge Common Stock then outstanding.


     All of the executive officers and directors of Phelps Dodge have advised us that they intend to vote their Phelps Dodge shares to approve the Asarco Issuance and the Cyprus Amax Issuance.

SOLICITATION AND REVOCATION OF PROXIES

     A form of proxy for the Special Meeting is enclosed with this Proxy Statement. All shares of Common Stock held of record as of the Record Date represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies.

     The Board is not aware of any other matters which may be presented for action at the Special Meeting, but if other matters do come properly before the Special Meeting it is intended that Phelps Dodge common shares represented by proxies in the accompanying form will be voted by the persons named in the proxy in accordance with their best judgment.

     Any proxy on which no direction is specified will be voted: (a) FOR the Asarco Issuance; (b) FOR the Cyprus Amax Issuance; and (c) in the discretion of the proxyholders as to any other matter which may properly come before the Special Meeting.

     A shareholder may revoke a proxy by: (a) delivering to the Company written notice of revocation, (b) delivering to the Company a proxy signed on a later date or (c) appearing at the Special Meeting and voting in person. The cost of soliciting proxies from stockholders will be borne by Phelps Dodge. Proxies may be solicited by personal interview, mail and telephone by certain of our executive officers, directors and regular employees, without additional compensation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of Phelps Dodge shares for their expenses in forwarding solicitation material to beneficial owners.

     Phelps Dodge has retained Innisfree M&A Incorporated ("Innisfree") to assist and to provide advisory services in connection with this Proxy Statement for which Innisfree will receive a fee of $10,000 and will be reimbursed for reasonable out-of-pocket expenses. Phelps Dodge will indemnify Innisfree against certain liabilities and expenses in connection with the proxy solicitation, including liabilities under the federal securities laws.

DISSENTERS' RIGHTS

     Under the New York Business Corporation Law, shareholders who dissent with respect to any matters to be acted upon pursuant to this Proxy Statement will not have any rights of appraisal or similar rights.

                           THE PROPOSED ACQUISITIONS

     We have proposed a three-way business combination of Phelps Dodge, Asarco and Cyprus Amax. Because the management and Boards of Directors of Asarco and Cyprus Amax have been unwilling to negotiate a combination transaction with us, we have made exchange offers directly to the shareholders of Asarco and of Cyprus Amax. We are offering to exchange all of the outstanding Asarco common shares for Phelps Dodge common shares at an exchange ratio of 0.4098 Phelps Dodge common shares for each Asarco common share. We are also separately offering to exchange all of the outstanding Cyprus Amax common shares for Phelps Dodge common shares at an exchange ratio of 0.3135 Phelps Dodge common shares for each Cyprus Amax common share.

     On July 15, 1999, Asarco and Cyprus Amax announced that they had entered into an agreement (the "Asarco/Cyprus Amax Merger Agreement") to combine their businesses. However, we believe that our proposed three-way business combination would be more favorable to the shareholders of all three companies.

     We would prefer to combine all three companies. However, the Asarco Offer is not conditioned on the success of the Cyprus Amax Offer, nor is the Cyprus Amax Offer conditioned on the success of the Asarco Offer.

     If we obtain all of the shares of Asarco pursuant to the Asarco Offer and all of the shares of Cyprus Amax pursuant to the Cyprus Amax Offer, former shareholders in Asarco and Cyprus Amax would own approximately 16% and 28%, respectively, of the Common Stock of Phelps Dodge, based upon the number of shares outstanding of Phelps Dodge, Cyprus Amax and Asarco on August 13, 1999, August 3, 1999 and July 31, 1999, respectively. Because each share of Phelps Dodge common stock is entitled to one vote, the voting rights of existing Phelps Dodge common stockholders will be diluted in the same proportion.

                                  PROPOSAL 1:

                            ISSUANCE OF COMMON STOCK
                      IN CONNECTION WITH THE ASARCO OFFER

GENERAL

     Upon the approval of the Asarco Issuance by Phelps Dodge's shareholders, the Company proposes to issue up to 17,082,064 shares of Common Stock pursuant to the Asarco Offer. If the Asarco Offer is successful, the Company intends to cause Asarco to merge with a subsidiary of the Company. In the Phelps Dodge/Asarco Merger, remaining Asarco shareholders would receive the same per-share consideration as we are offering in the Asarco Offer.

DESCRIPTION OF ASARCO

ASARCO Incorporated
180 Maiden Lane
New York, NY 10038
(212) 510-2000

     ASARCO Incorporated, a New Jersey corporation organized in 1899, is one of the world's leading producers of copper. Asarco also produces specialty chemicals and aggregates. Asarco's copper business includes integrated mining, smelting and refining operations in North America and in Peru through its 54.3% owned subsidiary, Southern Peru Copper Corporation. Enthone-OMI, Inc., a wholly owned subsidiary, operates a worldwide specialty chemicals business focused on functional and decorative coatings for the electronics and metal finishing industries. American Limestone Company, a wholly owned subsidiary, produces construction aggregates, ready-mixed concrete and agricultural limestone. Asarco also operates a custom lead smelting business, a zinc mining business and a specialty metals business. Asarco owns Encycle, Inc., which operates a waste recycling facility and Hydrometrics, an environmental consulting and construction firm. As of June 30, 1999, Asarco and its subsidiaries employed approximately 10,100 employees.

DESCRIPTION OF THE ASARCO OFFER

     Phelps Dodge has offered, upon the terms and subject to the conditions set forth in a prospectus dated September 2, 1999 (the "Asarco Prospectus") and in a related letter of transmittal, to exchange 0.4098 shares of Phelps Dodge Common Stock for each outstanding share of common stock of Asarco that is validly tendered on or prior to the expiration date for the Asarco Offer and not properly withdrawn. The Asarco Offer is also an offer to acquire Asarco preferred share purchase rights (the "Asarco Rights") issued under Asarco's shareholder rights plan (the "Asarco Rights Agreement"), and when we refer to the shares of Asarco common stock, we are also referring to the associated rights, unless we indicate otherwise.

     Phelps Dodge is making the Asarco Offer through its wholly owned subsidiary, AAV Corporation, which is a Delaware corporation.

CONDITIONS TO THE ASARCO OFFER

     Phelps Dodge's obligation to exchange Phelps Dodge Common Stock for Asarco common stock pursuant to the Asarco Offer is conditioned upon the satisfaction or, where applicable, waiver of the following conditions:

MINIMUM TENDER CONDITION

     There must be validly tendered, prior to the expiration of the Asarco Offer, and not withdrawn, a number of Asarco shares which will constitute at least a majority of the total number of outstanding Asarco shares on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for Asarco shares had been so converted, exercised or exchanged) as of the date that the Company accepts the Asarco shares for exchange pursuant to the Asarco Offer.

RIGHTS PLAN CONDITION

     This condition would be satisfied if the Board of Directors of Asarco redeems the Asarco Rights or amends the Asarco Rights Agreement so that the Asarco Rights would not be triggered by the Asarco Offer and the Phelps Dodge/Asarco Merger, or a court of competent jurisdiction invalidates the Asarco Rights Agreement.

TAKEOVER DEFENSE CONDITION

     This condition would be satisfied if either (a) the terms of Article 7 of the Asarco Restated Certificate of Incorporation, which could require a vote of the holders of 80% of the Asarco shares in connection with the Phelps Dodge/Asarco Merger, are satisfied or rendered inapplicable to the Phelps Dodge/Asarco Merger or (b) we acquire 80% or more of the outstanding shares entitled to vote on the Phelps Dodge/Asarco Merger.

PHELPS DODGE STOCKHOLDER APPROVAL CONDITION

     Pursuant to the rules of the New York Stock Exchange (the "NYSE"), on which our Common Stock is listed, the issuance of Common Stock pursuant to the Asarco Offer and the Phelps Dodge/Asarco Merger must be approved by a majority of the votes cast at a meeting at which the total number of votes cast represents over 50% in interest of all shares of Common Stock entitled to vote on the proposal, because the number of shares of Common Stock to be issued will be equal to or in excess of 20% of the shares outstanding prior to such issuance.

HSR CONDITION

     The Asarco Offer is conditioned upon the waiting period (and any extension thereof) applicable to the offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), having expired or been terminated.

OTHER CONDITIONS OF THE ASARCO OFFER

     In addition to the conditions described above, Phelps Dodge's obligation to issue Common Stock in exchange for Asarco common shares is subject to the following conditions:

          (a) The shares of Common Stock which shall be issued to Asarco stockholders in the Asarco Offer and the Phelps Dodge/Asarco Merger have been authorized for listing on the NYSE, subject to official notice of issuance;

          (b) The Registration Statement relating to the Common Stock to be issued in the Asarco Offer shall have become effective under the Securities Act of 1933, as amended (the "Securities Act"), and no stop order suspending the effectiveness of the

     Registration Statement shall have been issued nor shall there have been proceedings for that purpose initiated or threatened by the SEC and the Company shall have received all necessary state securities law or "blue sky" authorizations;

          (c) No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Asarco Offer or any of the other transactions contemplated by the Asarco Prospectus shall be in effect; no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which prohibits, restricts or makes illegal the consummation of the Asarco Offer; nor shall there have been a failure to obtain any required consent or approval under foreign laws or regulations which would prohibit the consummation of the Asarco Offer or would have a material adverse effect on Phelps Dodge or on Asarco;

          (d) There shall not be pending any suit, action or proceeding by any governmental entity (i) challenging the Asarco Offer, seeking to restrain or prohibit the consummation of the Asarco Offer or seeking to obtain from Asarco or Phelps Dodge any damages that are material in relation to Asarco and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by Asarco or Phelps Dodge or any of Phelps Dodge's subsidiaries of any material portion of the business or assets of Asarco or us or any of Phelps Dodge's subsidiaries or to compel Asarco or Phelps Dodge or any of Phelps Dodge's subsidiaries, to dispose of or hold separate any material portion of the business or assets of Asarco or Phelps Dodge or of any of Phelps Dodge's subsidiaries, as a result of the Asarco Offer, (iii) seeking to prohibit Phelps Dodge from effectively controlling in any material respect the business or operations of Asarco or (iv) which otherwise is reasonably likely to have a material adverse effect on Phelps Dodge or Asarco;

          (e) Asarco stockholders have voted to reject the Asarco/Cyprus Amax merger, or the Asarco/Cyprus Amax Merger Agreement has otherwise been terminated;

          (f) Phelps Dodge receives the opinion of Shearman & Sterling as to certain tax matters;

          (g) Phelps Dodge shall be satisfied that the anti-takeover provisions of Sections 14A:10A-4 and -5 of the New Jersey Business Corporation Act (the "NJBCA"), relating to business combinations with "interested stockholders," are inapplicable to Phelps Dodge, the Asarco Offer and the Phelps Dodge/Asarco merger (based on publicly available information, we currently believe those provisions would not be applicable); and

          (h) The representations and warranties of Asarco in the Asarco/Cyprus Amax Merger Agreement are true and correct (without giving effect to any qualification as to "materiality" or "Material Adverse Effect" set forth therein) as of the date of the Asarco Prospectus and as of the expiration date for the Asarco Offer as though made on and as of the date of the Asarco Prospectus and such expiration date except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined therein) on Asarco.

DESCRIPTION OF THE ASARCO MERGER

     In the Phelps Dodge/Asarco Merger, each then outstanding Asarco share (except for Asarco shares held in Asarco's treasury and Asarco shares that Phelps Dodge or one of its subsidiaries owns) would be converted into the right to receive the same per-share consideration as is received by Asarco shareholders pursuant to the Asarco Offer.

     The Phelps Dodge/Asarco Merger may be consummated pursuant to Section 14A:10-5.1 of the NJBCA. Under Section 14A:10-5.1 of the NJBCA, a parent corporation owning at least 90% of the outstanding shares of each class of a subsidiary corporation may merge the subsidiary corporation into itself without the approval of the stockholders of the parent corporation or of the board of directors or stockholders of the subsidiary corporation. Assuming the Minimum Tender Condition and the Takeover Defense Condition are satisfied and Phelps Dodge consummates the Asarco Offer, Phelps Dodge would have sufficient voting power to effect the Phelps Dodge/Asarco Merger under Section 14A:10-3 of the NJBCA without the vote of any other stockholder of Asarco.

RECOMMENDATION OF THE BOARD

     YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE ASARCO ISSUANCE IS IN THE BEST INTERESTS OF PHELPS DODGE AND ITS SHAREHOLDERS, HAS UNANIMOUSLY APPROVED THE ASARCO ISSUANCE AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE ASARCO ISSUANCE.

                                  PROPOSAL 2:

                            ISSUANCE OF COMMON STOCK
                    IN CONNECTION WITH THE CYPRUS AMAX OFFER

GENERAL

     Upon the approval of the Cyprus Amax Issuance by Phelps Dodge's shareholders, the Company proposes to issue up to 28,357,520 shares of Common Stock pursuant to the Cyprus Amax Offer. If the Cyprus Amax Offer is successful, the Company intends to cause Cyprus Amax to merge with a subsidiary of the Company. In the Phelps Dodge/ Cyprus Amax Merger, remaining Cyprus Amax shareholders would receive the same per-share consideration as we are offering in the Cyprus Amax Offer.

DESCRIPTION OF CYPRUS AMAX

Cyprus Amax Minerals Company
9100 East Mineral Circle
Englewood, CO 80112
(303) 643-5000

     Cyprus Amax Minerals Company, a Delaware corporation, is a major mining company engaged, directly or through its subsidiaries and affiliates, in the exploration for and extraction, processing, and marketing of mineral resources. Cyprus Amax is a leading copper producer, the world's largest producer of molybdenum and has a significant position in gold via its 30% interest in Kinross Gold Corporation. Cyprus Amax sold certain eastern and midwestern U.S. coal operations in June of 1998 and sold its lithium business in October of 1998. Cyprus Amax sold its remaining U.S. coal operations in June 1999. Cyprus Amax still holds its Australian coal properties. As of June 30, 1999, Cyprus Amax and its subsidiaries employed approximately 4,600 employees.

DESCRIPTION OF THE CYPRUS AMAX OFFER

     Phelps Dodge has offered, upon the terms and subject to the conditions set forth in a prospectus dated September 2, 1999 (the "Cyprus Amax Prospectus") and in a related letter of transmittal, to exchange 0.3135 shares of Phelps Dodge Common Stock for each outstanding share of common stock of Cyprus Amax that is validly tendered on or prior to the expiration date for the Cyprus Amax Offer and not properly withdrawn. Our Cyprus Amax Offer is also an offer to acquire Cyprus Amax preferred share purchase rights (the "Cyprus Amax Rights") issued under Cyprus Amax's shareholder rights plan (the "Asarco Rights Agreement"), and when we refer to the shares of Cyprus Amax common stock, we are also referring to the associated rights, unless we indicate otherwise.

     Phelps Dodge is making the Cyprus Amax Offer through its wholly owned subsidiary, CAV Corporation, which is a Delaware corporation.

CONDITIONS TO THE CYPRUS AMAX OFFER

     Phelps Dodge's obligation to exchange Phelps Dodge Common Stock for Cyprus Amax common stock pursuant to the Cyprus Amax Offer is conditioned upon the satisfaction or, where applicable, waiver of the following conditions:

MINIMUM TENDER CONDITION

     There must be validly tendered, prior to the expiration of the Cyprus Amax offer, and not withdrawn, a number of Cyprus Amax shares which will constitute at least a majority of the total number of outstanding Cyprus Amax shares on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for Cyprus Amax shares had been so converted, exercised or exchanged) as of the date that the Company accepts the Cyprus Amax shares for exchange pursuant to the Cyprus Amax Offer.

RIGHTS PLAN CONDITION

     This condition would be satisfied if the Board of Directors of Cyprus Amax redeems the Cyprus Amax Rights or amends the Cyprus Amax Rights Agreement so that the Cyprus Amax Rights would not be triggered by the Cyprus Amax Offer and the Phelps Dodge/Cyprus Amax Merger, or a court of competent jurisdiction invalidates the Cyprus Amax Rights Agreement.

DGCL 203 CONDITION

     This condition would be satisfied if either: (a) the board of directors of Cyprus Amax approves the offer for purposes of Section 203 of the Delaware General Corporation Law (the "DGCL") or (b) the Company acquires 85% or more of the voting stock of Cyprus Amax pursuant to the Cyprus Amax Offer. Section 203 of the DGCL, in general, prohibits a Delaware corporation such as Cyprus Amax from engaging in a "business combination" (as defined in Section 203) with an "interested stockholder" (as defined in Section 203) for a period of three years following the date that such person became an interested stockholder unless (a) prior to the date that such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,
(b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, (c) the business combination is proposed prior to the consummation or abandonment of and subsequent to the public announcement of a proposed transaction which (i) constitutes a merger or consolidation of the corporation, (ii) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation's board of directors or during the period described in Section 203(b)(7) of the DGCL and (iii) is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years, or (d) on or subsequent to the date such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least
66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

FAIR PRICE CONDITION

     This condition, which would limit the ability of Phelps Dodge to enter into the Phelps Dodge/Cyprus Amax Merger if the Cyprus Amax Offer is consummated, would be satisfied if either (a) the Board of Directors of Cyprus Amax approves the Phelps Dodge/ Cyprus Amax Merger for purposes of Article Sixth of the Cyprus Amax Restated Certificate of Incorporation or (b) Phelps Dodge acquires 75% or more of the outstanding voting stock of Cyprus Amax.

PHELPS DODGE STOCKHOLDER APPROVAL CONDITION

     Pursuant to the rules of the NYSE, the issuance of Common Stock pursuant to the Cyprus Amax Offer and the Phelps Dodge/Cyprus Amax Merger must be approved by a majority of the votes cast at a meeting at which the total number of votes cast represents over 50% in interest of all shares of Common Stock entitled to vote on the proposal, because the number of shares of Common Stock to be issued will be equal to or in excess of 20% of the shares outstanding prior to such issuance.

HSR CONDITION

     The Cyprus Amax Offer is conditioned upon the waiting period (and any extension thereof) applicable to the offer under the HSR Act having expired or been terminated.

OTHER CONDITIONS OF THE CYPRUS AMAX OFFER

     In addition to the conditions described above, Phelps Dodge's obligation to issue Common Stock in exchange for Cyprus Amax common shares is subject to the following conditions:

          (a) The shares of Common Stock which shall be issued to Cyprus Amax stockholders in the Cyprus Amax Offer and the Phelps Dodge/Cyprus Amax Merger have been authorized for listing on the NYSE, subject to official notice of issuance;

          (b) The Registration Statement relating to the Common Stock to be issued in the Cyprus Amax Offer shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued nor shall there have been proceedings for that purpose initiated or threatened by the SEC and the Company shall have received all necessary state securities law or "blue sky" authorizations;

          (c) No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Cyprus Amax Offer or any of the other transactions contemplated by the Cyprus Amax Prospectus shall be in effect; no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which prohibits, restricts or makes illegal the consummation of the Cyprus Amax Offer; nor shall there have been a failure to obtain any required consent or approval under foreign laws or regulations which would prohibit the consummation of the Cyprus Amax Offer or would have a material adverse effect on Phelps Dodge or on Cyprus Amax;

          (d) There shall not be pending any suit, action or proceeding by any governmental entity (i) challenging the offer, seeking to restrain or prohibit the consummation of the offer or seeking to obtain from Cyprus Amax or Phelps Dodge any damages that are material in relation to Cyprus Amax and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by Cyprus Amax or Phelps Dodge or any of Phelps Dodge's subsidiaries of any material portion of the business or assets of Cyprus Amax or Phelps Dodge or any of Phelps Dodge's subsidiaries or to compel Cyprus Amax or Phelps Dodge or any of Phelps Dodge's subsidiaries, to dispose of or hold separate any material portion of the business or assets of Cyprus Amax or Phelps Dodge or any of Phelps Dodge's subsidiaries, as a result of the Cyprus Amax Offer, (iii) seeking to prohibit Phelps Dodge from effectively controlling in any material respect the business or operations of Cyprus Amax or (iv) which otherwise is reasonably likely to have a material adverse effect on Phelps Dodge or Cyprus Amax;

          (e) Cyprus Amax stockholders have voted to reject the Asarco/Cyprus Amax merger, or the Asarco/Cyprus Amax Merger Agreement is otherwise terminated; and

          (f) Phelps Dodge receives the opinion of Shearman & Sterling as to certain tax matter;

          (g) The representations and warranties of Cyprus Amax in the Asarco/Cyprus Amax Merger Agreement shall be true and correct (without giving effect to any qualification as to "materiality" or "Material Adverse Effect" set forth therein) as of the date of the Cyprus Amax Prospectus and as of the expiration date for the Cyprus Amax Offer as though made on and as of the date of the Cyprus Amax Prospectus and such expiration date except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined therein) on Cyprus Amax.

DESCRIPTION OF THE CYPRUS AMAX MERGER

     In the Phelps Dodge/Cyprus Amax Merger, each then outstanding Cyprus Amax share (except for Cyprus Amax shares held in Cyprus Amax's treasury and Cyprus Amax shares that Phelps Dodge or one of its subsidiaries owns) would be converted into the right to receive the same per-share consideration as is received by Cyprus Amax shareholders pursuant to the Cyprus Amax Offer.

     The Phelps Dodge/Cyprus Amax Merger may be consummated pursuant to Section 253 of the DGCL. Under Section 253 of the DGCL, a parent corporation owning at least 90% of the outstanding shares of each class of a subsidiary corporation may merge the subsidiary corporation into itself without the approval of the stockholders of the parent corporation or of the board of directors or stockholders of the subsidiary corporation. Assuming the Minimum Tender Condition is satisfied and Phelps Dodge consummates the

Cyprus Amax Offer, Phelps Dodge would have sufficient voting power to effect the Phelps Dodge/Cyprus Amax Merger under Section 251 of the DGCL without the vote of any other stockholder of Cyprus Amax.

RECOMMENDATION OF THE BOARD

     YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE CYPRUS AMAX ISSUANCE IS IN THE BEST INTERESTS OF PHELPS DODGE AND ITS SHAREHOLDERS, HAS UNANIMOUSLY APPROVED THE CYPRUS AMAX ISSUANCE AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE CYPRUS AMAX ISSUANCE.

                     REASONS FOR THE PROPOSED ACQUISITIONS

     We believe the combination of Phelps Dodge, Asarco and Cyprus Amax represents a unique opportunity to create a large, resource-rich portfolio of lower-cost global copper assets with enhanced flexibility to excel through business cycles. We believe that the combination of Phelps Dodge, Asarco and Cyprus Amax will produce the following valuable benefits:

     - Ability to integrate operations. We expect the combined company to have significantly greater ability to integrate southwest U.S. mining operations, administrative functions in the U.S., Chile and Peru, and worldwide exploration and development activities. Following the combination, we would expect to operate all properties in accordance with Phelps Dodge's disciplined management approach. This means that each property would be run on a basis intended to earn in excess of the cost of capital over the full copper price cycle. Following the three-way combination, the Company will have a broader portfolio of mining properties than the Asarco-Cyprus Amax combination, and will therefore be able to better manage costs and eliminate duplicative exploration and development expenditures.

     - Accretion to cash flow. The combination would result in immediate and substantial accretion to the cash flow per share of the combined company.

     - Accretion to earnings. We expect the combination to result in significant accretion to earnings per share of the combined company in the second year, assuming copper prices of $0.80 to $0.85 per pound.

     - Superior production capability. The total annual worldwide copper production of the combined company would be approximately 3.8 billion pounds at current levels, with total attributable copper reserves of approximately 80 billion recoverable pounds.

     - Substantial cost savings. We expect the combined company to achieve annual cash cost savings of at least $200 million by the end of the second year after closing, as a result of reductions in overhead, purchasing, exploration and other expenses. We also expect at least another $65 million in annual savings from reduced depreciation expenses, bringing the total annual savings to at least $265 million. These cost savings are based on public information and our expectation that we can deliver at least $75 million in incremental savings above the cash synergy figure of $125 million projected in the proposed Asarco-Cyprus Amax merger. This does not include any cost savings from the rationalization of high-cost production during periods of low copper prices.

       Based on public information and Phelps Dodge experience, Phelps Dodge expects to achieve the following annual savings:

                                                       ($ IN MILLIONS)
SG&A Expenses........................................        $ 85
Exploration Savings..................................          55
Operating Synergies
     Reduce Supply Costs.............................          28
     Reduce Electric Power Costs.....................          12
     Optimize Copper Refining Operations.............           7
     Optimize Mill/Leach Mix.........................           7
     Integrate Arizona Management
       Support Services..............................           6
                                                             ----
          Total Operating Synergies..................        $ 60
Total Cash Cost Savings..............................        $200

       Phelps Dodge's anticipated depreciation savings of $65 million per year was calculated as follows:

                                   Asset Writedown

                                                          PD DEAL
                                                       .4098/.3135 ER
                                                       --------------
Purchase Price.......................................     $2,620.8
Asarco Book..........................................      1,458.5
Cyprus Book..........................................      1,821.0
                                                          --------
Asset Writedown......................................     -$ 658.7
Life.................................................         10.0
Implied Depreciation.................................     $   65.9
                                                          ========

     - Management strength. The combined company would have a strong and deep management team, at both the operating and corporate levels, with strong credibility in the marketplace. Phelps Dodge's management team would have the opportunity to implement value-based portfolio management. We believe that Phelps Dodge's management team has the credibility to make the tough decisions necessary to integrate all three businesses rapidly and to build sustainable long-term shareholder value.

     - Portfolio of world-class copper mines. The combined company would have a core portfolio of world-class copper mines, including Morenci, Southern Peru Copper Corporation, El Abra, Cerro Verde and Candelaria. This core portfolio would represent more than 50% of the combined company's current annual production. At current levels, these properties would produce approximately 2 billion pounds of copper annually, at an average cash cost of less than $0.50 per pound.

     - Operating leverage. The combined company would have tremendous operating leverage, together with enough diversity in other businesses to mitigate cyclical downturns.

     - Increased competitiveness. The combined company would have increased ability to compete for world-class projects.

     - Reduced capital expenditures. By combining their businesses, Phelps Dodge, Asarco and Cyprus Amax would be able to reduce capital expenditures significantly.

     - Financial strength. The combined company would have a strong, liquid balance sheet, with excellent access to capital. The company's financial strength would give it the ability to create a world-class portfolio of cost-competitive mining assets.

     We believe these factors will provide superior value creation opportunities, on an ongoing basis, for the shareholders of all three companies. While we would expect to maximize the benefits outlined above in a three-way combination involving Phelps Dodge, Asarco and Cyprus Amax, we believe similar benefits, though on a smaller scale, would result from a two-way combination with either Asarco or Cyprus Amax.

                   RELATIONSHIPS WITH ASARCO AND CYPRUS AMAX

     Except as described in this Proxy Statement, neither Phelps Dodge nor, to the best of our knowledge, any of Phelps Dodge's directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Asarco or Cyprus Amax, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

     Except as described in this Proxy Statement, there have been no contacts, negotiations or transactions since January 1, 1996, between Phelps Dodge or, to the best of our knowledge, any of its directors, executive officers or other affiliates, on the one hand, and Asarco or Cyprus Amax or their respective affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as described in this Proxy Statement, neither Phelps Dodge, nor, to the best of our knowledge, any of its directors, executive officers or other affiliates, has since January 1, 1996 had any transaction with Asarco or Cyprus Amax or any of their respective executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Asarco Offer or the Cyprus Amax Offer.


     As of September 13, 1999, Phelps Dodge was the beneficial owner of an aggregate of 100 shares of Asarco common stock, representing less than 1% of the shares reported by Asarco to be outstanding. The date of the shares purchased and the average price paid is set forth below.


      DATE OF PURCHASE              NO. OF SHARES               PRICE PER SHARE
      ----------------              -------------               ---------------
      August 12, 1999                    100                        $18.875


     As of September 13, 1999, Phelps Dodge was the beneficial owner of an aggregate of 100 shares of Cyprus Amax common stock, representing less than 1% of the shares reported by Cyprus Amax to be outstanding. The date of the shares purchased and the average price paid is set forth below.


      DATE OF PURCHASE              NO. OF SHARES               PRICE PER SHARE
      ----------------              -------------               ---------------
      August 12, 1999                    100                         $14.25

     Except as disclosed in this Proxy Statement, none of Phelps Dodge or, to the best knowledge of Phelps Dodge, any of Phelps Dodge's directors and executive officers owns any securities of Asarco or Cyprus Amax or any of their respective subsidiaries, beneficially or of record, has purchased or sold any of such securities within the past two years or is or was within the past year a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Proxy Statement, to the best knowledge of Phelps Dodge, such directors and executive officers, none of their associates beneficially owns, directly or indirectly, any securities of Asarco or Cyprus Amax.

     Pursuant to a letter agreement dated August 16, 1999 (the "Letter Agreement"), Morgan Stanley & Co. Incorporated ("Morgan Stanley") is providing certain financial advisory services to Phelps Dodge in connection with our offer. Under the terms of the Letter Agreement, Phelps Dodge has agreed to pay Morgan Stanley for its financial advisory services, including its services as Dealer Manager in connection with our offer, a financial advisory fee of (i) $11.0 million per acquired company if Phelps Dodge acquires control, as defined in the Letter Agreement, of Asarco or Cyprus Amax, with certain amounts payable upon the announcement of defined events, and (ii) an additional $2.0 million if Phelps Dodge acquires either Asarco or Cyprus Amax within two years of acquiring the other. Phelps Dodge has also agreed to reimburse Morgan Stanley for its out-of-pocket expenses, including the fees and expenses of its legal counsel incurred in connection with this engagement, and has agreed to indemnify each of Morgan Stanley and certain related persons and entities against certain liabilities and expenses in connection with Morgan Stanley's engagement, including certain liabilities under federal securities laws. In addition to the fees to be received by Morgan Stanley in connection with its engagement as financial advisor to Phelps Dodge, Morgan Stanley has in the past rendered various investment banking and financial advisory services for Phelps Dodge for which it has received customary compensation. In the ordinary course of its business, Morgan Stanley engages in securities trading and brokerage activities and may trade or otherwise effect transactions in debt or equity securities or senior loans of Asarco or Cyprus Amax for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or senior loans. As of August 25, 1999, Morgan Stanley held a net short position of 19,972 common shares of Cyprus Amax and a net long position of 42,618 common shares of Asarco.

     Except as disclosed in this Proxy Statement, none of Phelps Dodge, its directors, officers, employees or other representatives named in Schedule A or, to the best of Phelps Dodge's knowledge, its associates has any arrangement of understanding with any person (1) with respect to any future employment by Asarco or Cyprus Amax or their respective affiliates or (2) with respect to future transactions to which Asarco or Cyprus Amax or any of their respective affiliates will or may be a party, other than sales of products and services in the ordinary course of business.

     Phelps Dodge Overseas Capital Corporation, a wholly owned subsidiary of Phelps Dodge, and Asarco are among the parties to an agreement among stockholders, dated as of January 2, 1996, regarding their respective stockholdings in Southern Peru Copper Corporation. The agreement gives each party the right to nominate a number of SPCC directors in proportion with the party's stock ownership, and requires each party to vote its stock to elect those directors.

     From 1995 through 1998, Phelps Dodge Sales Company Incorporated, a wholly owned subsidiary of Phelps Dodge, was party to a contract with SPCC to purchase 4,800 metric tons of copper from 1995-1997 and 2,400 metric tons of copper in 1998 for $14,095,465 in 1995, $10,993,828 in 1996, $10,925,043 in 1997 and
$3,966,730 in 1998.

     Shares of Apache Nitrogen Products, Inc. are held 49.2% by Phelps Dodge, and 11.42% by Cyprus Miami Corporation and 0.66% by Cyprus Mines Corporation, both subsidiaries of Cyprus Amax. Apache Nitrogen has contracts with several affiliates of Cyprus Amax, including the shareholders of Apache Nitrogen and Cyprus Sierrita Corporation, Cyprus Bagdad Copper Corporation, Cyprus Tohono Corporation and Cyprus Mineral Park Corporation, for the sale of ANFO, an explosive mixture. Sales to Phelps Dodge annually range from $16-17 million, and sales to Cyprus Amax annually range from $6-8 million.

                         BACKGROUND OF THE TRANSACTIONS

     In the autumn of 1996, Douglas C. Yearley, Chairman and CEO of Phelps Dodge, had an informal conversation with Richard de J. Osborne, then Chairman, Chief Executive Officer and President of Asarco, regarding a possible combination of the two companies. Mr. Osborne declined to hold discussions on this subject.

     On July 15, 1999, Asarco and Cyprus Amax announced that they had agreed to combine their companies into a new company to be called "Asarco Cyprus Incorporated." According to the press release issued by Asarco and Cyprus Amax, Cyprus Amax shareholders would receive 0.765 shares of the combined company for each of their Cyprus Amax shares, while Asarco shareholders would receive one share of the combined company for each of their Asarco shares. The combined company would have an initial dividend rate of $0.05 per share per quarter. The transaction was approved by the Boards of Directors of Asarco and Cyprus Amax, but remains subject to regulatory approvals and shareholder approvals.

     On August 10, 1999, Mr. Yearley telephoned Milton H. Ward, Cyprus Amax's Chairman, Chief Executive Officer and President, and Francis R. McAllister, Asarco's Chairman and Chief Executive Officer, to propose a meeting to discuss the possibility of a three-way combination involving Phelps Dodge, Asarco and Cyprus Amax. Shortly thereafter, Messrs. Ward and McAllister sent the following letter to Mr. Yearley:

                                                                 August 10, 1999

     Douglas C. Yearley
     Chairman, President and
       Chief Executive Officer
     Phelps Dodge Corporation
     2600 North Central Avenue -- 16th Floor
     Phoenix, AZ 85004-3014

     Dear Doug:

          We have discussed your request to meet with us jointly. We would like to advise you that Cyprus Amax and Asarco are pursuing a combination under a Merger Agreement dated July 15, 1999. Under the terms of that Agreement we are not at liberty to have a discussion of the nature you were suggesting earlier today.

                                              Best regards.

     /s/ MILTON H. WARD
     --------------------------------------------------
     Milton H. Ward
     Chairman, Chief Executive Officer
       and President
     Cyprus Amax Minerals Company
                                              /s/ FRANCIS R. MCALLISTER
                                              ----------------------------------
                                              Francis R. McAllister
                                              Chairman and Chief Executive
                                                Officer
                                              ASARCO Incorporated

     On August 11, 1999, during the late afternoon, Mr. Yearley and J. Steven Whisler, Phelps Dodge's President and Chief Operating Officer, sent the following letter to Messrs. McAllister and Ward:

                      [Letterhead of Phelps Dodge Corporation]

                                                                 August 11, 1999
     Francis R. McAllister
     Chairman and Chief Executive Officer
     ASARCO Incorporated
     180 Maiden Lane
     New York, NY 10038

     Milton H. Ward
     Chairman, Chief Executive Officer and President
     Cyprus Amax Minerals Company
     9100 East Mineral Circle
     Englewood, CO 80112

     Dear Frank and Milt:

          We are disappointed that you have declined to meet with us. As you know from our telephone conversations, we have considered your pending business combination and would like to discuss with you our proposal, described in more detail below, to combine all three of our companies in a negotiated transaction.

          We believe that a three-way combination of Phelps Dodge, Asarco and Cyprus Amax would create superior shareholder value for the shareholders of Asarco and Cyprus Amax. A three-way combination, by creating a lower-cost global competitor, would also benefit the employees and customers of all three companies. For these reasons, we are approaching you to discuss the concept of a three-way combination.

          We propose that all of the outstanding common stock of both Asarco and Cyprus Amax be exchanged for Phelps Dodge common stock. The transaction would be tax-free to your shareholders.

          A combination of these businesses would result in cost savings well in excess of the amounts you have indicated to be achievable through your pending merger. Preliminarily we estimate that the annual cash cost savings should reach at least $150 million.

          We propose to reward your shareholders for these substantial incremental benefits by offering your shareholders an exchange ratio of
     0.3756 Phelps Dodge common shares for each Asarco common share and 0.2874 Phelps Dodge common shares for each Cyprus Amax common share. These exchange ratios preserve the relative economics of your proposed combination and imply premiums of approximately 25% based on current market prices for Asarco and Cyprus Amax.

          We believe this proposal creates superior value for your shareholders based on:

        - the sizeable premium we are offering which, in effect, represents an up-front payment to your shareholders for the substantial cost savings we expect to achieve;

        - their opportunity to participate in the ongoing value creation of the combined company; and

        - our planned continuation of the current $2.00 per share Phelps Dodge common stock dividend resulting in substantial dividend increases for both Asarco and Cyprus Amax shareholders to 3.76 times the level contemplated in your pending merger.

          Our preference is for a combination of all three companies, which would of course involve the consent of both Asarco and Cyprus Amax to a modification of your existing agreement.

          Since your merger agreement has not been publicly filed, we have not had the opportunity to review its terms. Based on your August 10, 1999 letter, it is unclear to us whether discussions may proceed once you receive a written proposal such as this letter. In any event, if necessary under your merger agreement, we request that you grant one another waivers to allow meetings with us on our proposal which, as discussed below, would be far more favorable to your shareholders than your proposed merger.

          We are confident that the market reaction to a three-way combination would be positive. In particular we believe the market would recognize:

        - the significantly stronger ability of the combined company, relative to the Asarco-Cyprus Amax combination, to integrate southwest U.S. mining operations, administrative functions in Chile and Peru and world-wide exploration and development activities;

        - the financial strength of the combined company and ability to create a world class portfolio of cost competitive mining assets;

        - a strong and deep management team, at both the operating and corporate levels, with strong credibility in the marketplace;

        - the ability to eliminate substantial overhead, exploration, purchasing and other expenses through the consolidation;

        - the tremendous operating leverage of the combined company, together with enough diversity in other businesses to mitigate cyclical downturns;

        - the ability of the combined company to reduce capital expenditures;

        - a strong, liquid balance sheet, with excellent access to capital; and

        - how all of these factors would build greater shareholder value, on an ongoing basis, for the shareholders of all three companies.

          This is intended to be a confidential proposal which is subject to the execution of a definitive merger agreement and receipt of customary approvals, including approval by our respective Boards of Directors and shareholders. We have conducted in-depth analyses of the proposed three-way combination from a regulatory perspective and have concluded that it will be possible to obtain the necessary approvals on a timely basis.

          We believe that our proposal is substantially more attractive to your shareholders than your pending merger. In addition to the sizeable premium we are offering, your shareholders would participate, through their ongoing Phelps Dodge common stock ownership, in a larger enterprise with greater realizable cost savings and synergies, a stronger portfolio of cost competitive assets and a deep management team with a strong operating record. We have no doubt that your shareholders will enthusiastically embrace our proposal once they learn of it.

          We have discussed this proposal with our Board, which fully supports it. We are confident of our ability, with your cooperation, to complete this transaction as quickly as your proposed two-party Asarco-Cyprus Amax merger.

          We are firmly committed to moving forward quickly to consummate this transaction. As we mentioned, we would be happy to meet with you in New York or another mutually convenient location to amplify our proposal. In any event, we would appreciate a response by 5:00 p.m., New York time, on Wednesday, August 18, 1999.

                                              Sincerely,

     /s/ DOUGLAS C. YEARLEY
     --------------------------------------------------
     Douglas C. Yearley
     Chairman and
       Chief Executive Officer
                                              /s/ J. STEVEN WHISLER
                                              ----------------------------------
                                              J. Steven Whisler
                                              President and Chief
                                                Operating Officer

     On the morning of August 12, 1999, Messrs. McAllister and Ward telephoned Mr. Yearley and once again refused to meet to discuss Phelps Dodge's proposal. That afternoon, Phelps Dodge sent the following letter to the Board of Directors of Asarco and sent a substantially similar letter to the Board of Directors of Cyprus Amax:

                      [Letterhead of Phelps Dodge Corporation]

                                                                 August 12, 1999
     Board of Directors of ASARCO Incorporated
     c/o Mr. Francis R. McAllister
     Chairman and Chief Executive Officer
     ASARCO Incorporated
     180 Maiden Lane
     New York, NY 10038

     Gentlemen:

          We would like to engage in discussions on our proposal to combine Asarco, Cyprus Amax and Phelps Dodge in a negotiated transaction. Our proposal, described in more detail in the attached correspondence, is far better for the shareholders of your company than your pending merger with Cyprus Amax because of:

        - the sizeable premium we are offering which, in effect, represents an up-front payment to your shareholders for the substantial cost savings we expect to achieve;

        - our planned continuation of the current $2.00 per share Phelps Dodge common stock dividend resulting in a substantial dividend increase for Asarco shareholders to more than three times the level contemplated in your pending merger; and

        - their opportunity to participate in the ongoing value creation of the combined company through the ownership of Phelps Dodge common stock.

          In our attached letter of August 11, we proposed specific exchange ratios of Phelps Dodge shares for Asarco and Cyprus Amax shares. Based on the August 11 closing price of Phelps Dodge, Asarco and Cyprus Amax shares, these ratios implied premiums of approximately 25% for each of Asarco and Cyprus Amax and preserved the relative economics of your proposed combination with Cyprus Amax. We would reiterate our intention on the basis of the current levels of Phelps Dodge, Asarco and Cyprus Amax share prices to pay premiums of approximately 25% for Asarco and Cyprus Amax.

          We believe that consideration in the form of Phelps Dodge common stock should be particularly attractive to your shareholders. Over the past several years Phelps Dodge's stock price has significantly outperformed the stock prices of Asarco and Cyprus Amax. As a result of Phelps Dodge's higher dividend, the level of outperformance is even greater when viewed on the basis of the total return to shareholders assuming reinvestment of dividends. Over the past 10 years Phelps Dodge's total return has been 161% as compared to -20% and -26% for Asarco and Cyprus Amax, respectively. Similarly, over the past five years, Phelps Dodge's total return has been 20% as compared to -27% for Asarco and -40% for Cyprus Amax. We are very proud of this strong management and operational track record over a difficult copper environment.

          Thus far, however, your management has refused to listen to, or consider, our proposal.

          On Tuesday afternoon, August 10, 1999, following a meeting of our board of directors, we spoke by telephone with Messrs. McAllister and Ward to request a meeting to discuss our proposal. Just a few hours later, we received from them the attached letter, dated August 10, 1999, advising that under the terms of a non-public July 15, 1999 Merger Agreement they were "not at liberty" to have such a discussion.

          Since Messrs. McAllister and Ward refused to meet with us, late yesterday we sent them the enclosed August 11 letter laying out the basic terms of our proposal and again requesting a meeting.

          This morning we received a telephone call from Messrs. McAllister and Ward again refusing to discuss our proposal.

          Although it would have been our preference to communicate through your CEO, his adamant refusal to meet with us, or even to give our written proposal any serious consideration, has required that we communicate with you directly. Since you and Cyprus Amax are the only parties to your merger agreement, and may amend it or waive its provisions at any time, for management of the two companies to state that their own agreement prevents such discussions seems a particularly weak basis for their refusal even to meet with us.

          We are making a similar proposal to Cyprus Amax. Our willingness to enter into discussions with each of you is not conditioned on the participation of the other (assuming this is consistent with any applicable, binding contracts).

          We are resolute in our determination to complete this transaction with both companies. We are confident that your shareholders will recognize the superior benefits of our proposal, and will accept nothing less.

          We still strongly prefer to consummate this transaction on a mutually satisfactory, negotiated basis. Accordingly, we do not plan to disclose our proposal publicly at this time. Because of the importance of this matter to your shareholders, we request that you make a commitment, by 5:00 p.m. Friday, August 20, 1999, to meet with us promptly to commence serious negotiations.

                                              Sincerely,

     /s/ DOUGLAS C. YEARLEY
     --------------------------------------------------
     Douglas C. Yearley
     Chairman and
     Chief Executive Officer
                                              /s/ J. STEVEN WHISLER
                                              ----------------------------------
                                              J. Steven Whisler
                                              President and Chief
                                              Operating Officer

On August 20, 1999, Asarco and Cyprus Amax filed a joint proxy statement/prospectus in connection with their proposed merger, and for the first time disclosed the terms of their merger agreement. In addition, Asarco and Cyprus Amax issued a press release announcing that they had set August 25, 1999 as the record date for determining shareholders entitled to vote at the shareholder meetings, scheduled for September 30, 1999, to consider approval of their proposed merger. Asarco and Cyprus Amax also disclosed Phelps Dodge's proposal for a three-way business combination and announced that they were rejecting it. Asarco and Cyprus Amax also revised upward their estimates of synergies resulting from their proposed two-party merger. The text of the press release was as follows:

          DENVER, CO. and NEW YORK, N.Y., August 20, 1999 -- Cyprus Amax Minerals (NYSE:CYM) and ASARCO Incorporated (NYSE:AR) announced that they have set shareholder meetings for September 30, 1999 to approve their previously announced merger of equals. Asarco Cyprus Incorporated will be the largest publicly traded copper company with an estimated cash cost of under 50 cents. Definitive proxy materials will be mailed to shareholders of record on August 25, 1999.

          Cyprus and Asarco also announced that joint Asarco and Cyprus merger teams are reviewing all operating and administrative aspects of the new organization to identify organizational and other profit driven changes in the way they do business. The companies have engaged outside consultants to assist in identification of cost savings to facilitate the process. As a result of these reviews, the estimate of annual expense reductions is now approaching $200 million including $50 million in reduced administrative and overhead costs, $50 million from lower costs of purchased materials and services, $25 million in other costs and $75 million in lower depreciation. As part of the cost reductions, Cyprus' Denver office will be closed and Asarco's New York office will be downsized and relocated to New Jersey. In addition, the companies believe the merger will provide the flexibility to rationalize higher cost production during periods of low copper prices, which could be expected to result in operational cash improvements approaching $75 million annually.

          Cyprus and Asarco also jointly reported that the Boards of both companies had received an unsolicited proposal from Phelps Dodge Corporation to negotiate an agreement for Phelps Dodge to acquire both companies for stock. Phelps Dodge proposed an exchange of .3756 of a Phelps Dodge share for each Asarco share and .2874 of a Phelps Dodge share for each Cyprus share. Phelps Dodge's proposal is subject to a number of contingencies.

          On August 19, 1999, the Asarco Board of Directors and the Cyprus Amax Board of Directors, together with their respective legal and financial advisors, met separately to consider the unsolicited proposal from Phelps Dodge. Both the Asarco Board of Directors and the Cyprus Amax Board of Directors determined that pursuing the Asarco Cyprus merger was in best interests of Asarco and Cyprus Amax stockholders, respectively, and reconfirmed their respective recommendations of the merger.

          Since the merger announcement, both Boards noted that the share prices of Cyprus and Asarco have outperformed the other U.S. listed copper companies. Asarco Cyprus expects that at its estimated cash costs of under 50 cents per pound, it will require a copper price of less than 65 cents per pound to breakeven on a net earnings basis. Asarco Cyprus will have a strong, experienced management team and the financial capacity to further enhance operating efficiencies, expand or develop low cost copper properties and otherwise rationalize operations to achieve optimum operating levels.

     Also on August 20, 1999, Asarco and Cyprus Amax sent the following letter to Phelps Dodge:

                                               August 20, 1999

     Mr. Douglas C. Yearley
     Chairman, President and
       Chief Executive Officer
     Phelps Dodge Corporation
     2600 North Central Avenue
     Phoenix, AZ 85004-3050

     Dear Doug:

          We have tried to reach you this morning to convey the response of our respective Boards and to share with you the attached press release.

          Each of our companies has convened its Boards and received thorough presentations from financial and legal advisors. After full consideration of your proposal, each Board unanimously decided that it was in the best interests of its shareholders to pursue the Asarco Cyprus merger. That is what we intend to do.

                                              Sincerely,

     /s/ FRANCIS R. MCALLISTER
     --------------------------------------------------
          Francis R. McAllister
          Chairman and Chief
          Executive Officer
          Asarco Incorporated
                                              /s/ MILTON H. WARD
                                              ----------------------------------
                                                   Milton H. Ward
                                                   Chairman, Chief Executive
                                                   Officer and President
                                                   Cyprus Amax Minerals Company

     During the afternoon of August 20, 1999, Phelps Dodge made the following announcement by press release:

             PHELPS DODGE PROPOSES TO ACQUIRE ASARCO AND CYPRUS AMAX IN
                   STOCK TRANSACTIONS AT APPROXIMATE 30% PREMIUMS

                      UNIQUE OPPORTUNITY TO CREATE PORTFOLIO OF
                           LOWER-COST GLOBAL COPPER ASSETS

          PHOENIX, AZ, August 20, 1999 -- Phelps Dodge Corporation (NYSE:PD) announced today that it is proposing to acquire both Asarco Incorporated (NYSE:AR) and Cyprus Amax Minerals Company (NYSE:CYM) in stock-for-stock mergers that would provide approximate 30% premiums to the shareholders of both companies. Neither proposal is conditioned upon acceptance of the other.

          On July 15, 1999, Asarco and Cyprus Amax announced a no-premium merger subject to shareholder approval. Phelps Dodge has since made numerous unsuccessful attempts to negotiate business combinations with both companies on terms that are greatly superior for Asarco and Cyprus Amax shareholders.

          Phelps Dodge would acquire Asarco in a tax-free merger in which each share of Asarco common stock would be converted into 0.4098 Phelps Dodge common shares. Based on the share prices of Phelps Dodge and Asarco before the stocks were halted this morning, the proposal values Asarco at $24.05 per share, or a total equity value of approximately $960 million, representing an approximate 30% premium for Asarco shareholders.

          Phelps Dodge would acquire Cyprus Amax in a tax-free merger in which each share of Cyprus Amax common stock would be converted into 0.3135 Phelps Dodge common shares. Based on share prices of Phelps Dodge and Cyprus Amax before the stocks were halted this morning, the proposal values Cyprus Amax at $18.40 per share, or a total of equity value of approximately $1.7 billion, representing an approximate 29% premium for Cyprus Amax shareholders.

          The Phelps Dodge proposals represent a unique opportunity to create a large, resource-rich portfolio of lower-cost global copper assets with enhanced flexibility to excel through business cycles. This three-way combination would also provide significantly greater opportunities to integrate operations in the southwestern United States, administrative functions in the United States, Chile and Peru, and worldwide exploration and development activities than the proposed Asarco/Cyprus Amax merger. Consistent with demonstrated Phelps Dodge standards, all Asarco and Cyprus Amax properties would be operated to earn more than the cost of capital over the copper cycle. At current levels, annual worldwide copper production of the combined companies would be approximately 3.8 billion pounds, with attributable copper reserves of approximately 80 billion pounds, predominantly in the U.S., Chile and Peru.

          Phelps Dodge expects the three-way combination to be immediately and substantially accretive to its cash flow, with significant opportunities to improve return on capital at the combined entity. The transactions would be significantly accretive to Phelps Dodge's earnings per share beginning in the second year after closing, based on the current portfolio of the combined companies and analysts' estimates of copper prices of $0.80 to $0.85 per pound in 2001.

          Phelps Dodge expects to achieve annual cash cost savings of at least $200 million, to be fully phased in by the end of the second year after closing, through reductions in SG&A expenses, operating improvements and efficiencies in exploration. Additional non-cash savings of approximately $65 million per year are expected to result from lower depreciation charges. These cost savings are based on public information and the Company's expectation that it can deliver at least $75 million in incremental savings above the new cash synergy figure of $125 million now projected in the proposed Asarco/Cyprus Amax combination. This does not include any cost savings for the rationalization of high-cost production during periods of low copper prices. The transactions would use purchase accounting.

          Phelps Dodge intends to continue its current annual cash dividend of $2.00 per share. This would provide a substantial dividend increase to shareholders of both Asarco and Cyprus Amax -- equal to 4.1 times the dividend they would receive in the proposed Asarco/Cyprus Amax merger.

          Douglas C. Yearley, Chairman and Chief Executive Officer of Phelps Dodge, said, "We are very disappointed that Asarco and Cyprus Amax have declined our repeated attempts to enter into negotiated agreements. Our proposed three-way combination provides superior value to shareholders of Asarco and Cyprus Amax, including substantial premiums, the opportunity to participate in the tremendous upside potential of the combined entity, and a cash dividend that is more than quadruple what they would receive in the proposed Asarco/Cyprus Amax transaction."

          Yearley continued, "This compelling combination would create a more cost-effective global copper producer with the operating expertise, broad resource base and financial strength to deliver enhanced value to shareholders of all three companies. The improved efficiencies of the combined companies would also benefit other stakeholders, including our customers, employees and communities. In the global copper market, efficient and low-cost operations are critical, and this transaction would enhance our ability to compete and give us greater ability to satisfy our customers' needs. Customers would continue to enjoy Phelps Dodge's high standard of on-time delivery and quality products and benefit from our combined lower cost structure; employees would become part of a stronger organization with enhanced ability to compete for large-scale projects; and communities would benefit from our corporate citizenship and philanthropy and continued commitment to responsible environmental practices."

          J. Steven Whisler, President and Chief Operating Officer of Phelps Dodge, said, "We are committed to optimizing the combined operations of the three companies and delivering superior returns on capital throughout the entire copper cycle. Phelps Dodge has generated much better shareholder returns than Asarco and Cyprus Amax through copper cycles -- greatly outperforming both companies over the past three, five, 10 and 15-year periods. For example, during the past 10 years on a total return basis with dividends reinvested Phelps Dodge has produced a positive shareholder return of 161% versus negative 20% for Asarco and negative 26% for Cyprus Amax. Over the 15-year period, Phelps Dodge has produced a positive shareholder return of 1024% versus 25% for Asarco and 102% for Cyprus Amax. Phelps Dodge's strong and deep management and operating teams have a proven track record of active, value-based portfolio management and of taking decisive actions required to build sustainable long-term shareholder value. We intend to take advantage of the substantial opportunities to integrate the combined companies' mining assets and will ensure that every property in the portfolio provides an appropriate return on invested capital."

          Yearley concluded, "This innovative three-way combination fits well with our strategy of sustaining a strong and liquid balance sheet, achieving earnings and cash flow accretion and improving our resource base, while maintaining a cost-competitive profile. While we continue to prefer negotiated transactions, this three-way combination is so compelling, both strategically and financially, that we are determined to take all necessary steps to complete it expeditiously. We are confident we will obtain the necessary regulatory approvals to complete the transactions and believe shareholders of Asarco and Cyprus Amax will strongly support this unique opportunity to create value in the global copper market in which we compete."

          Phelps Dodge's financial advisor is Morgan Stanley Dean Witter and its legal advisors are Debevoise & Plimpton and Shearman & Sterling.

          Phelps Dodge Corporation is among the world's largest producers of copper. The company also is one of the world's largest producers of carbon black, one of the world's largest manufacturers of magnet wire, and has operations and investments in mines and wire and cable manufacturing facilities around the world. Phelps Dodge has operations in 28 countries.

          Statements in this press release include "forward-looking statements" that express expectations of future events or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the company cannot give assurance that such statements will prove to be correct. Please refer to the Management's Discussion and Analysis sections of the company's report on Form 10-K for the year ended December 31, 1998.

     Later that day, Phelps Dodge sent the following letter to the Board of Directors of Asarco (and sent a substantially similar letter to the Board of Directors of Cyprus Amax):

                    [Letterhead of Phelps Dodge Corporation]

                                                                 August 20, 1999

     Board of Directors of ASARCO Incorporated
     c/o Mr. Francis R. McAllister
     Chairman and Chief Executive Officer
     ASARCO Incorporated
     180 Maiden Lane
     New York, NY 10038

     Gentlemen:

          We are disappointed in your response to our proposed three-way combination of Asarco, Cyprus Amax and Phelps Dodge. As you know, we have on three recent occasions requested the opportunity to discuss our proposal, which we believe would be far superior to your shareholders than your proposed combination with Cyprus Amax.

          We are particularly disappointed that instead of accepting our previous requests to meet to discuss our proposal to acquire Asarco for a substantial premium, you chose today to announce unilaterally our interest in acquiring Asarco and Cyprus Amax and to reject our proposal in favor of your no-premium merger proposal with Cyprus Amax. This appears consistent with the manner in which you have chosen to treat your own shareholders by announcing just today, at the same time you first disclosed the terms of your July 15 merger agreement, that the record date for your shareholder vote on the no-premium merger with Cyprus Amax would be August 25. Since trades after today will settle after August 25, this effectively precluded any significant trading in the market on an informed basis before the determination of shareholders eligible to vote at your meeting.

          In light of your unilateral announcement, we have no other choice than to publicly announce our proposal to enter into a business combination with Asarco and Cyprus Amax, so that share owners of all three companies are fully informed.

     Terms of our Proposal

          We propose a business combination of Phelps Dodge and Asarco pursuant to which all of the outstanding common stock of Asarco would be exchanged for Phelps Dodge common stock at an exchange ratio of 0.4098 Phelps Dodge common shares for each Asarco common share. We are also independently proposing to Cyprus Amax a business combination of Phelps Dodge and Cyprus Amax pursuant to which all of the outstanding common stock of Cyprus Amax would be exchanged for Phelps Dodge common stock at an exchange ratio of
     0.3135 Phelps Dodge common shares for each Cyprus Amax common share. Based on share prices for the three companies' common shares before trading was halted this morning, these ratios imply a premium of approximately 30% for Asarco and a premium of approximately 29% for Cyprus Amax, while preserving the relative economics of the exchange ratio under your proposed combination with Cyprus Amax.

          Following the combination, we plan to continue the current $2.00 per share Phelps Dodge common dividend. This would result in a substantial dividend increase for Asarco shareholders to 4.1 times the dividend contemplated in your proposed merger with Cyprus Amax.

          Our proposed transaction would be tax-free for your shareholders. In addition, through their ownership of Phelps Dodge common stock, your shareholders would continue to participate in the ongoing value creation of the combined company. Although we prefer a transaction involving all three companies, we are prepared to enter into a negotiated business combination with either Asarco or Cyprus Amax, regardless of whether the other company is willing to proceed on a negotiated basis.

          We believe that consideration in the form of Phelps Dodge common stock should be particularly attractive to your shareholders. Over the past several years Phelps Dodge's stock price has significantly outperformed the stock prices of Asarco and Cyprus Amax. As a result of Phelps Dodge's higher dividend, the level of outperformance is even greater when viewed on the basis of the total return to shareholders assuming reinvestment of dividends. Over the past 10 years Phelps Dodge's total return has been 161% as compared to negative 20% and negative 26% for Asarco and Cyprus Amax, respectively. Similarly, over the past 15 years, Phelps Dodge's total return has been 1024% as compared to 25% for Asarco and 102% for Cyprus Amax. We are very proud of this strong management and operational track record over a difficult copper environment.

     The Combined Company

          We believe that our proposal presents a unique opportunity to create a large, resource-rich portfolio of lower-cost global copper assets with enhanced flexibility to deliver superior results in all business cycles. Our proposal would create a much stronger company than would your proposed merger with Cyprus Amax through:

        - the significantly stronger ability of the combined company, relative to the Asarco-Cyprus Amax combination, to integrate southwestern U.S. mining operations, administrative functions in the U.S., Chile and Peru, and worldwide exploration and development activities;

        - the financial strength of the combined company and ability to create a world class portfolio of cost-competitive mining assets;

        - a strong and deep management team, at both the operating and corporate levels, with strong credibility in the marketplace;

        - the ability to eliminate substantial overhead, exploration, purchasing and other expenses through the consolidation;

        - the tremendous operating leverage of the combined company, together with enough diversity in other businesses to mitigate cyclical downturns;

        - the immediate and substantial accretion to the cash flow of the combined company resulting from the transaction;

        - the significant accretion to earnings per share of the combined company beginning in the second year after closing, based on the current portfolio of the combined companies and analysts' estimates of copper prices of $0.80 to $0.85 per pound in 2001;

        -  the total current annual copper production of the combined company of
           3.8 billion pounds and the total attributable copper reserves of 80 billion pounds;

        - the increased ability of the combined company to compete for world-class projects;

        -  the ability of the combined company to reduce capital expenditures;

        - the strong, liquid balance sheet of the combined company, with excellent access to capital; and

        - the way all of these factors would build greater shareholder value, on an ongoing basis, for the shareholders of all three companies.

          Through the measures described above we estimate that in a three-way combination we could achieve approximately $200 million in annual cash cost savings, fully phased in by the end of the second year after closing of the transaction. In addition, we expect lower depreciation of approximately $65 million annually, bringing total estimated annual savings to approximately $265 million. These cost savings are based on public information and our expectation that we can deliver at least $75 million in incremental savings above the new cash synergy figure of $125 million that you have projected in the proposed Asarco-Cyprus Amax combination. This does not include any cost savings from the rationalization of high-cost production during periods of low copper prices.

          Following the combination, we would expect to operate all properties in accordance with Phelps Dodge's disciplined management approach. This means that each property would be run on a basis intended to earn in excess of the cost of capital over a full copper price cycle. We believe that Phelps Dodge's management team has the credibility to make the tough decisions necessary to rapidly integrate all three businesses and to create value for shareholders.

          A three-way combination, by creating a more efficient global competitor, would also benefit the employees and customers of all three companies. We have conducted an in-depth analysis of the three-way combination from a regulatory perspective and have concluded that it will be possible to obtain the necessary approvals on a timely basis.

          Our Board of Directors has authorized this proposal and we are resolutely committed to its consummation. We are confident that your shareholders will find our proposal to be a unique and compelling opportunity. We continue to prefer to proceed on a mutually satisfactory, negotiated basis but are prepared to pursue all other avenues should that be necessary. We are ready to meet with you or your management at any time.

                                              Sincerely,

    /s/ DOUGLAS C. YEARLEY                      /s/ J. STEVEN WHISLER
    ------------------------------------------  ------------------------------------------
    Douglas C. Yearley                          J. Steven Whisler
    Chairman and Chief Executive Officer        President and Chief Operating Officer

     On August 25, 1999, Asarco and Cyprus Amax sent the following letter to Phelps Dodge:

                                                                 August 25, 1999

     Mr. Douglas C. Yearley
     Chairman, President and
     Chief Executive Officer
     Phelps Dodge Corporation
     2600 North Central Avenue
     Phoenix, AZ 85004-3050

     Dear Doug:

          We and our respective boards have considered your revised proposal to acquire our companies. We have the following issues with your proposal:

        1. The exchange ratios proposed in your August 20 press release do not allocate to Cyprus Amax and Asarco holders a fair share of the value created by uniting their two companies. We are prepared to negotiate a transaction with Phelps Dodge that would provide our holders with .4055 shares of Phelps Dodge common stock for each Cyprus Amax share, and .5300 Phelps Dodge shares for each Asarco share.

        2. In order for us to proceed with Phelps Dodge, you must make clear that Phelps Dodge will undertake all actions necessary to secure regulatory approval for your proposed transaction including any divestiture or similar action required, and will provide credible assurances that such regulatory approval will be forthcoming. The statements in your letters concerning antitrust issues are not sufficient on this point.

        3. You have not proposed a form of contract for your transaction. We would be prepared to proceed on the basis of representations, warranties and covenants made by Cyprus Amax and Asarco to each other in their merger agreement, with similar representations, warranties and covenants made by Phelps Dodge.

        4. Your letter did not indicate whether your proposal was subject to due diligence. A due diligence requirement introduces substantial uncertainty as to your proposal. We would expect, as part of our effort to close our pending merger or any potential transaction with you as quickly as possible, that you would not require any further due diligence with respect to either Cyrus Amax or Asarco.

          We strongly believe that the combination of Cyprus Amax and Asarco, without the effect of combining further with Phelps Dodge, provides greater value to Cyprus Amax and Asarco holders than your August 20 proposal, poses fewer regulatory issues and can be completed more quickly. Accordingly, we will be proceeding to present that transaction to our stockholders and to closing on September 30, 1999. We are prepared, however, to negotiate a transaction that involves all three companies that satisfies all the foregoing requirements. For your information, we are attaching to this letter a copy of the press release Asarco and Cyprus Amax issued today concerning our response to Phelps Dodge. We also want to advise you that apart from this communication, neither party has waived any of its legal or other rights, or rights or obligations under our merger agreement.

                                            Sincerely,

    /s/ FRANCIS R. MCALLISTER                   /s/ MILTON H. WARD
    -------------------------------------       -------------------------------------
    Francis R. McAllister                       Milton H. Ward
    Chairman and Chief                          Chairman, Chief Executive
    Executive Officer                           Officer and President
    ASARCO Incorporated                         Cyprus Amax Minerals Company

     The text of the attached press release was as follows:

          DENVER, CO AND NEW YORK, NY, AUGUST 25, 1999 -- Cyprus Amax Minerals Company (NYSE: CYM) and ASARCO Incorporated (NYSE: AR) today jointly announced that they have improved the terms of their own combination transaction. In addition they have written to Phelps Dodge outlining their willingness to negotiate with Phelps Dodge on terms included in the letter. According to the letter, Asarco and Cyprus Amax would be willing to proceed with a three-way combination with Phelps Dodge if its proposed exchange ratios are increased, if Phelps Dodge fully underwrites the risk of antitrust problems with its proposal and if the contract terms mirror those of the Asarco/Cyprus contract. Asarco and Cyprus Amax said the exchange ratios they would require were .5300 of a Phelps Dodge share for Asarco holders and .4055 of a Phelps Dodge share for Cyprus Amax holders. The letter to Phelps Dodge is attached.

          The two companies also said they have decided to improve the financial terms of their own combination by including a special payment of $5.00 per share to the stockholders of the combined Asarco Cyprus Incorporated. The special payment would be paid to stockholders as soon as possible after consummation of the merger. Asarco and Cyprus Amax emphasized that they were proceeding with their two-way combination which, subject to stockholder approval, will close on September 30, 1999.

          Speaking together, Milton H. Ward, Chairman and Chief Executive Officer of Cyprus Amax and Francis R. McAllister, Chairman and Chief Executive Officer of Asarco said "Our response to Phelps Dodge evidences our intent to secure the best value for our shareholders whether through a three way combination including Phelps Dodge or through consummation of the merger previously announced. We have presented very simple terms to Phelps Dodge which we believe recognize the contributions our two companies make to a three way combination. The proposal previously communicated by Phelps Dodge fails to reward our stockholders for the values derived from the Asarco Cyprus transaction. Our proposed exchange ratio gives recognition to the fact that our shareholders would be contributing approximately 50% of the value of a three way combination.

          "We intend to move forward to complete our own merger transaction as soon as possible and as a sign of confidence of our ability to achieve cost reductions of at least $200 million annually, Asarco Cyprus will make a special payment to shareholders when the merger closes. This special $5.00 per share payment reflects the Boards' and managements' confidence in their ability to deliver benefits from the merger. Asarco Cyprus is expected to have in excess of $1 billion in cash at the time of closing and the Boards of both companies have agreed that Asarco Cyprus will pursue the sale of Cyprus Amax's investments in Kinross Gold and its Australian coal holdings and Asarco's specialty chemicals business. We would expect the sales to be completed within six months after closing. Proceeds are expected to approach $1 billion and cash taxes would be minimized due to tax benefits from the sale of the Kinross shares. Proceeds would be used to pay down debt and improve the liquidity of the company."

          Messrs. Ward and McAllister stated that they and their respective Boards are committed to maximizing shareholder value and will continue to do so after the merger is completed. In order to ensure that Phelps Dodge or any interested buyer is able to present a bona fide proposal to acquire 100% of the stock of the Company, during the first 90 days following completion of the merger, stockholders will have the right to call a meeting to redeem the rights plan. In addition, change in control provisions in any employment contracts entered into by the Company will be waived for that same 90 day period.

          Actual results may vary materially from any forward-looking statement the Company makes. Refer to the Cautionary Statement and Risk Factors contained in Cyprus Amax's and Asarco's 1998 Form 10Ks.

     In response, Phelps Dodge issued the following press release:

                  PHELPS DODGE CONFIRMS RECEIPT OF LETTER FROM
                             ASARCO AND CYPRUS AMAX

          PHOENIX, Aug. 25 -- Phelps Dodge Corporation (NYSE: PD) confirmed that it has received a letter from Asarco Incorporated (NYSE: AR) and Cyprus Amax Minerals Company (NYSE: CYM) and issued the following response:

          "The proposal put forth by Asarco and Cyprus Amax does not change Phelps Dodge's commitment to complete a three-way combination that is beneficial to shareholders of all three companies. While Phelps Dodge will review the most recent proposal from Asarco and Cyprus Amax, we believe that the Phelps Dodge proposal, which already provides Asarco and Cyprus Amax shareholders a 30% premium, a $2.00 annual dividend and very substantial participation in the greater upside potential of the three-way combination, is fully priced based on public information and Phelps Dodge's best estimates of the real, achievable cost synergies in a three-way combination. Phelps Dodge indicated that the economic aspects of Asarco and Cyprus Amax's proposed three-way merger terms are totally unreasonable and would deliver nearly all of the economic value of the three-way combination to Asarco and Cyprus shareholders."

          Douglas C. Yearley, Chairman and Chief Executive Officer of Phelps Dodge, added, "If Asarco and Cyprus Amax are truly interested in a negotiated transaction and not just posturing, we would be more than willing to begin real discussions. Neither company has attempted to sit down with us."

          Phelps Dodge indicated that it intends to complete its review in the near term and to make a more definitive and comprehensive response thereafter.

     On August 27, 1999, Phelps Dodge issued the following press release:

                 PHELPS DODGE FILES REGISTRATION STATEMENTS FOR
                   EXCHANGE OFFERS FOR ASARCO AND CYPRUS AMAX
                      ------------------------------------

       FILES PRELIMINARY PROXY STATEMENTS TO OPPOSE ASARCO/CYPRUS AMAX MERGER;
                     COMMENCES LITIGATION AGAINST BOTH COMPANIES
         PHELPS DODGE WILL WITHDRAW OFFER AND NOT BID FURTHER IF ASARCO AND
        CYPRUS AMAX SHAREHOLDERS APPROVE TWO-WAY MERGER AT SEPTEMBER 30 VOTE

          PHOENIX, AZ, AUGUST 27, 1999 -- Phelps Dodge Corporation (NYSE: PD) announced today that it has filed registration materials with the Securities and Exchange Commission for exchange offers for all outstanding Asarco Incorporated (NYSE: AR) and Cyprus Amax Minerals Company (NYSE: CYM) common shares. Phelps Dodge will commence the exchange offers as soon as the registration statements are declared effective.

          In addition, the Company filed preliminary proxy materials with the Securities and Exchange Commission to solicit proxies from Asarco and Cyprus Amax stockholders to vote against the proposed merger of Asarco and Cyprus Amax. Asarco and Cyprus Amax have set shareholder meetings for September 30, 1999 to vote on their proposed merger.

          Separately, Phelps Dodge announced that it has commenced litigation in New Jersey and Delaware against Asarco and Cyprus Amax, respectively, and their directors, for breaching their fiduciary duties by impermissibly prohibiting directors from informing themselves of any third-party merger or acquisition proposal and providing excessive break-up fees.

          "While we continue to prefer negotiated transactions, we are committed to this compelling three-way combination, and are taking all necessary steps to complete it," said Douglas C. Yearley, Chairman and Chief Executive Officer of Phelps Dodge. "If Asarco and Cyprus Amax are truly interested in a negotiated transaction we are ready to begin discussions immediately. We continue to believe our offer is fully priced and compelling. We are confident that shareholders of Asarco and Cyprus Amax will recognize that our proposals are clearly superior to the Asarco/Cyprus Amax no-premium two-way merger. We view the September 30 vote as a referendum. If Asarco and Cyprus Amax shareholders do approve their two-way combination, we will withdraw our substantial premium proposal and will not bid further."

          Phelps Dodge also today sent the following letter to the Chairmen of Asarco and Cyprus Amax:

                                                                 August 27, 1999
     Mr. Francis R. McAllister
     Chairman and Chief Executive Officer
     ASARCO Incorporated
     180 Maiden Lane
     New York, NY 10038

     Mr. Milton H. Ward
     Chairman, Chief Executive and President
     Cyprus Amax Minerals Company
     9100 East Mineral Circle
     Englewood, CO 80112

     Dear Frank and Milt:

          We continue to believe that our proposed three-way combination is clearly superior for your shareholders than your proposed no-premium, two-party transaction. Our fully priced proposal provides a substantial premium, our $2.00 annual dividend and opportunity for participation in greater upside potential.

          In your August 25 letter to us you identified four issues with our proposal. We are prepared to accept three of your points. On the fourth point, your demand on exchange ratios, we hope that you will reconsider your unreasonable position and sit down at the table with us to complete our proposed three-way combination.

          Should you proceed to complete your two-way merger, you will proceed alone because we will withdraw our substantial premium proposal and will not bid further. Your September 30 vote will be a referendum on our proposal.

          Your proposal on exchange ratios is so unreasonable that its sincerity is questionable. It seems to be premised on the flawed assumption that since your combined production would be comparable to Phelps Dodge's, you should be valued at the same level as Phelps Dodge. Of course, this is clearly not what investors believe since it is not reflected in the relative market valuations of the three companies. The simplistic assumption you seem to be making fails to reflect Phelps Dodge's long track record of making tough management decisions and delivering significantly greater value to shareholders than either ASARCO or Cyprus Amax. Over a fifteen year period we have delivered total returns to shareholders of 1,024% in contrast to 25% for ASARCO and 102% for Cyprus Amax.

          Moreover, based on the information in your August 20 Form S-4 registration statement, it appears that the conclusions arrived at by your own investment bankers do not support your exchange ratio demand. The exchange ratios you have demanded would deliver nearly all of the incremental value to be derived from a three-way combination to your shareholders and very little to our shareholders. This is, as you no doubt anticipated, completely unacceptable to us.

          In addition, we don't believe that your shareholders will be fooled by the flawed measures you announced which purport to accommodate the possibility of a third party transaction during the 90 days following completion of your merger. None of your public statements address in any meaningful way all of the many steps that would be necessary to give your shareholders a realistic opportunity to benefit from an attractive third party proposal. Among the additional matters that would have to be addressed if you were serious about accommodating third party transactions would be to eliminate your staggered Board and the highly unusual management entrenchment arrangements built into your two-party merger agreement.

          Those unusual management-entrenchment provisions guarantee no change in the roles of the proposed four senior executives of the ASARCO-Cyprus combined company prior to the 2002 annual meeting except upon a vote of 75% of the Board. Since management will hold 25% of the Board seats, this effectively requires a unanimous vote of the non-management directors. Because your Board is divided into three classes, this means that a buyer of 100% of the outstanding stock of the ASARCO-Cyprus combined company would not be able to obtain management control for nearly three years.

          Indeed, even in the two aspects of your 90-day proposal for which you try to take credit, there is confusion, contradiction and unnecessary complexity. You propose an unspecified shareholder mechanism to redeem your poison pill which is inevitably more cumbersome than simple Board action. Secondly, we noted with interest the statement in your August 25 press release that "In addition, change in control provisions in any employment contracts entered into by the Company will be waived for that same 90 day period." We were therefore surprised to read the contradictory statement in the Form 8-K you filed yesterday that:

             "The rights and benefits under the existing [change of control] arrangements with the employees... of each of Cyprus Amax and ASARCO, however, will remain in full force and effect and will be unaffected during the 90 days following completion of the business combination, as will any rights under arrangements entered into with such employees in substitution for any existing arrangements."

          Frankly, we believe that all of your statements concerning the 90-day period are no more than a public relations gambit. There is no evidence in your conduct to date that you have any willingness to pursue transactions that are in the best interests of your shareholders.

          With regard to the three points in your August 25 letter other than the exchange ratio, we are pleased to confirm that:

        - We are prepared to enter into a merger agreement with substantially the same representations, warranties and covenants as those contained in your July 15 merger agreement.

        - This proposal is not subject to due diligence.

        - We have studied the regulatory issues carefully and are confident that all necessary regulatory approvals for our three-way combination will be obtained on a timely basis. We would be pleased to give you strong contractual assurances on this point.

          If you take seriously your fiduciary duty and want to inform yourselves about a compelling transaction that would be in the best interests of your shareholders, let's sit down and negotiate. If not, your shareholders will decide which alternative they prefer on September 30.

                                          Sincerely,


    /s/ DOUGLAS C. YEARLEY                    /s/ J. STEVEN WHISLER
    ------------------------------            ------------------------------
    Douglas C. Yearley                        J. Steven Whisler
    Chairman and                              President and
    Chief Executive Officer                   Chief Operating Officer


     On September 3, 1999, Phelps Dodge commenced its exchange offers for Asarco and Cyprus Amax common shares and issued the following press release:



                   PHELPS DODGE COMMENCES EXCHANGE OFFERS FOR


                             ASARCO AND CYPRUS AMAX



          PHOENIX, AZ, September 3, 1999 -- Phelps Dodge Corporation (NYSE:
     PD) announced today that it has formally commenced exchange offers for all outstanding Asarco Incorporated (NYSE: AR) and Cyprus Amax Minerals Company (NYSE: CYM) common shares.



          Phelps Dodge's registration statements for its previously announced exchange offers to acquire Asarco and Cyprus Amax were declared effective by the Securities and Exchange Commission yesterday. Under the terms of the Phelps

     Dodge exchange offers, Asarco shareholders would receive 0.4098 Phelps Dodge shares for each share of Asarco stock tendered and Cyprus Amax shareholders would receive 0.3135 Phelps Dodge shares for each share of Cyprus Amax stock tendered. The expiration date of the exchange offers will be 12:00 midnight, New York City time, on Friday, October 1, 1999 and may be extended from time to time by Phelps Dodge until the various conditions of the exchange offers have been satisfied or waived.



          "We are pleased to formally commence our exchange offers for Asarco and Cyprus Amax," said Douglas C. Yearley, Chairman and CEO of Phelps Dodge. "We look forward to a swift completion of these transactions."



     On September 7, 1999, Asarco and Cyprus Amax issued the following press release:



     DENVER, CO. AND NEW YORK, N.Y., SEPTEMBER 7, 1999 -- Cyprus Amax Minerals Company (NYSE: CYM) and ASARCO Incorporated (NYSE: AR) today announced that they were urging the shareholders of Cyprus Amax and Asarco to vote for the proposed Cyprus Amax and Asarco merger on September 30th.



     Cyprus Amax and Asarco emphasized that their boards view the Asarco Cyprus merger as the only transaction which is assured of completion on September 30th and the only transaction which will give their shareholders a fair share of the value created by combining their two companies.



     Speaking jointly, Milton H. Ward, Chairman and Chief Executive Officer of Cyprus Amax, and Francis R. McAllister, Chairman and Chief Executive Officer of Asarco, emphasized that the benefits to shareholders of the Asarco Cyprus merger, include:



          - A special cash payment of $5 per share immediately after the merger;



          - Ownership in the largest publicly traded copper company in the world, producing 2.0 billion pounds annually;



          - 100% share in $275 million of annual cost savings which should enhance earnings and cash flow substantially; and



          - Ownership in a company with a strong balance sheet and the operational advantages of a 50 cent per pound cash cost and a net earnings break-even price at 65 cents per pound of copper.



     Cyprus Amax and Asarco warned stockholders that Phelps Dodge's unsolicited, hostile attempt to break up the fully negotiated Asarco Cyprus merger seeks to leave Asarco and Cyprus Amax stockholders with only 43% of a three-way enterprise.



     The companies stated, "We believe this percentage ownership is inequitable, as evidenced by the stark contrast of the much greater contributions Asarco and Cyprus Amax stockholders are being asked to make to such a three-way enterprise. Specifically:



          - 57% of the production



          - 61% of the ore reserves



          - 4 of the 5 lowest cost mines



          - 60% of the copper margin



          - 92% of the synergies



          - 91% of the cash



          - Lower cash costs



     Cyprus Amax and Asarco also warned shareholders: "The Phelps Dodge proposal is subject to numerous conditions which cannot be fulfilled by September 30, including Phelps Dodge's own stockholder approval. We urge our stockholders to beware this effort to break up our value-creating merger, beware Phelps Dodge's 'spin campaign' of letters, lawsuits and public relations and beware that Phelps Dodge cannot guarantee when or if either of its hostile transactions will close. In contrast, our Boards of Directors are committed to creating the premier public copper investment in the world on September 30, and will do so with the approval of our stockholders -- which we are vigorously seeking."



     Cyprus Amax and Asarco urged their stockholders to vote for the merger by signing, dating and mailing the white proxy card sent to them by Asarco or Cyprus Amax.



     Actual results may vary materially from any forward-looking statement the Company makes. Refer to the Cautionary Statement and Risk Factors contained in Cyprus Amax's and Asarco's 1998 Form 10Ks.

     On September 8, 1999, Asarco and Cyprus Amax issued the following press release:



     DENVER, CO., and NEW YORK, NY, September 8, 1999 -- Cyprus Amax Minerals Company (NYSE: CYM) and ASARCO Incorporated (NYSE: AR) today announced that their respective Boards of Directors unanimously rejected Phelps Dodge's exchange offers to their shareholders as inadequate and not in the best interests of their shareholders. The Boards also unanimously recommended that their shareholders reject the exchange offers and not tender their shares, and unanimously reaffirmed that the terms of the Asarco Cyprus business combination are fair to, and in the best interests of, their shareholders.



     In their recommendations to their shareholders, the Cyprus Amax and Asarco Boards cited, among other things:



          - The advantages to the shareholders of becoming shareholders in Asarco Cyprus, including, that they retain 100% of the $275 million of annual savings created by the combination.



          - The Phelps Dodge exchange offers are inadequate and fail to compensate Cyprus Amax and Asarco shareholders for their relative contribution to a three-way combination with Phelps Dodge.



          - The opinion, rendered on September 8, 1999, of their respective financial advisors that the consideration offered to the shareholders is inadequate to such holders from a financial point of view.



          - The special $5.00 per share cash payment to the stockholders of Asarco Cyprus immediately following the combination provides them with immediate and significant value.



          - A three-way combination raises substantial issues under the antitrust laws. The Boards noted that the Phelps Dodge exchange offers are conditioned on the expiration of the Hart-Scott antitrust waiting period but Phelps Dodge has not even filed the required notification yet. In contrast, the applicable waiting period for the Asarco Cyprus combination has already expired.



          - The highly conditional nature of the Phelps Dodge exchange offers, including with respect to antitrust regulatory approval and Phelps Dodge's own stockholder approval which is not being sought until after the Cyprus Amax and Asarco September 30 shareholder meeting date.



     Accordingly, each Board recommends to its shareholders that they do not tender their shares to Phelps Dodge and strongly urges them to vote in favor of the Asarco Cyprus combination on September 30.



     Milton H. Ward, Chairman and Chief Executive Officer of Cyprus Amax and Francis R. McAllister, Chairman and Chief Executive Officer of Asarco, speaking together said, "It is absolutely clear from Phelps Dodge's actions over the course of the last few weeks that it is trying to coerce Cyprus Amax and Asarco shareholders into a situation that is not in their best interests. First, Phelps Dodge's opportunistic and inadequate exchange offers do not give our shareholders their fair ownership interest in the combined entity. Second, a three-way combination with Phelps Dodge raises substantial antitrust issues that Phelps Dodge has not yet begun to address. Third, Phelps Dodge has never offered any persuasive reason why it would walk away if our shareholders approve our two-way combination, if in fact Phelps Dodge is sincere in wanting to merge with both companies."



     Messrs. Ward and McAllister went on to say that "The Boards of Cyprus Amax and Asarco are committed to achieving the best value for their shareholders and will not sacrifice their shareholders' interest for Phelps Dodge's own agenda, which is to maximize value for Phelps Dodge and its shareholders. It is for this reason that we strongly recommend shareholders vote for the Asarco Cyprus transaction on September 30."



     Cyprus Amax and Asarco also announced today that they were each filing with the Securities and Exchange Commission, and will mail to their shareholders, a Solicitation/Recommendation Statement on Schedule 14D-9 setting forth the Board's formal recommendation with respect to the Phelps Dodge exchange offer and the reasons for the recommendation. Additional information with respect to each Board's decision to recommend that shareholders reject the Phelps Dodge offer is contained in the Schedule 14D-9.



     Actual results may vary materially from any forward-looking statements the companies make. Refer to the cautionary statement risk factors contained in Cyprus Amax's and Asarco's 1998 Form 10K's.

                                   LITIGATION


     On August 23, 1999, Phelps Dodge, through its directly owned subsidiary CAV Corporation, sent a written demand to Cyprus Amax for records of its shareholders, pursuant to Section 220 of the Delaware General Corporation Law. Some of these materials were delivered to Phelps Dodge on September 1, 1999, and others have been delivered since. On August 24, 1999, Phelps Dodge and its directly owned subsidiary AAV Corporation commenced an action by order to show cause in the Superior Court of the State of New Jersey, Chancery Division, Mercer County, pursuant to N.J.S.A. 14A:5-28 to seek shareholder records from Asarco. This action is captioned Phelps Dodge Corp. and AAV Corp. v. ASARCO Inc., Docket No. MER-C-81-99. In connection with this action, Phelps Dodge made an application for summary injunctive relief and the court ruled that shareholder lists and related documents must be made available to Phelps Dodge and AAV within forty-eight hours after the filing of their preliminary proxy materials with the SEC. Some of these materials were delivered to Phelps Dodge on August 29, 1999 and others have been delivered since then.



     In addition, Phelps Dodge commenced actions in the Superior Court of the State of New Jersey and in the Court of Chancery of the State of Delaware against Asarco and Cyprus Amax and their respective Boards of Directors for their breach of fiduciary duties including their refusals to consider and to allow the shareholders of both companies to consider the Phelps Dodge proposal. In particular, Phelps Dodge alleges that Cyprus Amax and Asarco have entered into an illegal merger agreement that purports to prohibit the companies from taking any action or entering into any discussions relating to a takeover proposal. In light of these provisions of the Asarco/Cyprus Amax merger agreement, Asarco and Cyprus Amax are incapable of evaluating meaningfully the Phelps Dodge proposal and cannot make informed recommendations to their shareholders. Phelps Dodge has also challenged the termination or "break up" fee payable to Asarco in certain circumstances as grossly excessive; that fee amounts to more than 6% of Asarco's equity value as of July 15, 1999, the date of the Asarco/Cyprus Amax merger agreement.


     Furthermore, the Asarco/Cyprus Amax merger agreement includes corporate governance provisions that disenfranchise shareholders by guaranteeing until 2002 the management positions of the chief executive officers of Asarco and Cyprus Amax unless the positions are changed with the approval of 75% of the full board. The complaints also allege that, in addition to their persistent refusals to negotiate with Phelps Dodge, Asarco and Cyprus Amax set their shareholder meetings and record dates to favor their own merger and have rewarded management with what Phelps Dodge believes are lavish compensation and benefit packages. Phelps Dodge believes that these and other efforts undertaken by the companies amount to an attempt to favor and entrench management at the expense of shareholders. Phelps Dodge is seeking injunctive relief to remedy these breaches of duty, including court orders declaring that the boards of Asarco and Cyprus Amax failed to make good faith efforts to obtain information about and adequately consider the Phelps Dodge proposal and compelling the boards of those two companies to consider the proposal and remove impediments preventing consideration of the proposal.


     On September 7, 1999, the Superior Court of the State of New Jersey stayed the New Jersey action, and Phelps Dodge thereafter filed an amended complaint in the Delaware Chancery Court, naming Asarco and its directors as defendants and seeking the same relief as that sought in the New Jersey action. The Delaware Chancery Court has ordered expedited discovery, in which the parties are currently engaged. The Chancery

Court has scheduled a hearing on Phelps Dodge's motion for a preliminary injunction, to be held in Wilmington, Delaware, on September 27, 1999.


                              ACCOUNTING TREATMENT

     The acquisitions of both Asarco and Cyprus Amax would be accounted for under the purchase method of accounting under U.S. generally accepted accounting principles, which means that Asarco's and Cyprus Amax's results of operations will be included with Phelps Dodge's from the closing date and their respective consolidated assets and liabilities will be recorded at their fair values at the same date.

                               REGULATORY MATTERS

     The issuance of our stock in exchange for shares of Asarco or Cyprus Amax requires the expiration or termination of the waiting period (and any extension thereof) applicable to the business combination under the HSR Act.


     Under the HSR Act, and the rules that have been promulgated thereunder (the "Rules"), some acquisitions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and some waiting period requirements have been satisfied. The acquisition of Asarco or Cyprus Amax shares pursuant to our offers is subject to the HSR Act. On September 10, 1999, we filed with the Antitrust Division and the FTC Hart-Scott-Rodino Notification and Report Forms with respect to our offers. Under the applicable provisions of the HSR Act, the purchase of Asarco or Cyprus Amax shares under the offers cannot be consummated until the expiration or termination of the waiting periods that began when we filed those Forms. The initial waiting period under the HSR Act is 30 days and expires, if not terminated earlier or extended, on October 10, 1999. Either the FTC or the Antitrust Division may issue a request for additional information or documentary material, which will extend the waiting period until 20 days after the compliance with such request. Federal and state antitrust enforcement agencies frequently scrutinize under the antitrust laws transactions such as our acquisitions of Asarco or Cyprus Amax shares pursuant to our offers. At any time before or after we acquire Asarco or Cyprus Amax shares, any such agency could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Asarco or Cyprus Amax shares pursuant to the offers or otherwise or seeking divestiture of Asarco or Cyprus Amax shares acquired by us or divestiture of assets of Phelps Dodge, Asarco and/or Cyprus Amax. Private parties may also bring legal action under the antitrust laws under some circumstances. Phelps Dodge, Asarco and Cyprus Amax conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of our offers.

                          MARKET PRICES AND DIVIDENDS

     The Phelps Dodge common shares are listed and principally traded on the NYSE under the symbol "PD". The Asarco common shares are listed and principally traded on the NYSE under the symbol "AR". The Cyprus Amax common shares are listed and principally traded on the NYSE under the symbol "CYM". The following table sets forth, for the periods indicated, (1) the high and low last reported prices per Phelps Dodge share, Asarco share and Cyprus Amax share, in each case as reported on the New York Stock Exchange Composite Transaction Tape; and (2) the cash dividends per Phelps Dodge share, Asarco share and Cyprus Amax share.

                            PHELPS DODGE COMMON STOCK                ASARCO COMMON STOCK
                        ----------------------------------    ---------------------------------
                        HIGH          LOW         DIVIDEND    HIGH         LOW         DIVIDEND
                        ----          ---         --------    ----         ---         --------
1997
First Quarter.........  $79           $68          $0.50      $32 1/2      $25 1/8      $0.20
Second Quarter........   89 5/8        70 1/4       0.50       32 1/2       26 1/8       0.20
Third Quarter.........   87 15/16      75 1/16      0.50       34           30           0.20
Fourth Quarter........   79 13/16      59 7/8       0.50       31 7/8       21 3/4       0.20
1998
First Quarter.........  $69 1/4       $58 1/16     $0.50      $26 3/4      $20 1/2      $0.20
Second Quarter........   71 3/4        56 1/8       0.50       27 13/16     21 3/8       0.20
Third Quarter.........   62 9/16       43 7/8       0.50       24           15 7/16      0.20
Fourth Quarter........   61 3/4        49 9/16      0.50       23           14 7/8       0.10
1999
First Quarter.........  $61 5/16      $41 7/8      $0.50      $18 3/8      $13 11/16    $0.05
Second Quarter........   70 5/8        48 7/8       0.50       19 1/4       13 7/16      0.05
Third Quarter (through
  September 13).......   66 3/4        55 15/16     0.50       22 3/4       17 1/2       0.05

                            CYPRUS AMAX COMMON STOCK
                        ---------------------------------
                        HIGH         LOW         DIVIDEND
                        ----         ---         --------
1997
First Quarter.........  $24 7/8      $21 1/4      $0.20
Second Quarter........   26 3/8       21 5/8       0.20
Third Quarter.........   26 13/16     22 3/8       0.20
Fourth Quarter........   25           14 7/16      0.20
1998
First Quarter.........  $17 7/8      $14          $0.20
Second Quarter........   17 7/8       13           0.20
Third Quarter.........   13 13/16      9 3/16      0.20
Fourth Quarter........   14 3/8        9           0.20
1999
First Quarter.........  $13 1/8      $ 9 3/8      $0.20
Second Quarter........   16 1/16      11 3/8       0.05
Third Quarter (through
  September 13).......   17 13/16     12 7/8       0.05


     On August 19, 1999, the last full trading day before Phelps Dodge publicly announced its proposal to combine with Asarco and Cyprus Amax, the reported high, low and closing prices per Phelps Dodge common share, Asarco common share and Cyprus Amax common share were as follows:

                                                              HIGH          LOW        CLOSE
                                                              ----          ---        -----
Phelps Dodge................................................  58 15/16      57 11/16   58 9/16
Asarco......................................................  18 7/16       17 13/16   18 7/16
Cyprus Amax.................................................  14 1/2        13 1/2     14 1/2


     On September 13, 1999, the most recent practicable date prior to the filing of this Proxy Statement, the reported closing prices per Phelps Dodge common share, Asarco common share and Cyprus Amax common share were as follows:
$57 3/4, $21 3/4 and $17 7/16, respectively.


     WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR PHELPS DODGE, ASARCO AND CYPRUS AMAX COMMON SHARES.

                PHELPS DODGE SELECTED HISTORICAL FINANCIAL DATA


     The following is a summary of selected consolidated financial data of Phelps Dodge for each of the years in the five-year period ended December 31, 1998 and the six-month periods ended June 30, 1999 and 1998. This information is derived from the selected audited financial data of Phelps Dodge contained in Phelps Dodge's Annual Report on Form 10-K for the year ended December 31, 1998 and from the unaudited financial statements of Phelps Dodge contained in Phelps Dodge's Quarterly Report on Form 10-Q for the period ended June 30, 1999, which are incorporated by reference herein, and from Phelps Dodge's Quarterly Report on Form 10-Q for the period ended June 30, 1998. See "Incorporation of Certain Documents by Reference" on page 85. You should read this summary together with these financial statements and their accompanying notes.


                               AT OR FOR THE
                                SIX MONTHS
                              ENDED JUNE 30,                    YEAR ENDED DECEMBER 31,
                             -----------------     --------------------------------------------------
                              1999       1998       1998       1997       1996       1995       1994
                             ------     ------     ------     ------     ------     ------     ------
                                              (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
Sales......................  $1,354     $1,593     $3,063     $3,914     $3,787     $4,185     $3,289
Operating income (loss)....     (27)(a)    348(b)     423(c)     611(d)     713(e)   1,101(f)     400(g)
Earnings (loss) before
  minority interests.......     (61)       208        199        414        478        760        279
Minority interests.........      --         (4)        (8)        (5)       (16)       (13)        (8)
Net earnings (loss)........     (61)       204        191        409        462        747        271
Net earnings (loss) per
  Common Share:
    -- Basic...............  $(1.04)    $ 3.49     $ 3.28     $ 6.68     $ 7.02     $10.72     $ 3.84
    -- Diluted.............  $(1.04)    $ 3.48     $ 3.26     $ 6.63     $ 6.98     $10.66     $ 3.82
Cash dividend per Common
  Share....................  $ 1.00     $ 1.00     $ 2.00     $ 2.00     $ 1.95     $ 1.80     $ 1.69
BALANCE SHEET DATA
Cash and marketable
  securities...............  $  144     $  336     $  222     $  158     $  470     $  609     $  287
Working capital............     196        516        329        350        736        950        558
Total assets...............   4,902      5,061      5,037      4,965      4,816      4,646      4,134
Stockholders' Equity.......   2,373      2,621      2,587      2,510      2,756      2,678      2,188
OTHER FINANCIAL DATA
Book value per common
  share....................  $40.91     $44.66     $44.68     $42.81     $42.59     $39.04     $30.95
Debt as a % of
  capitalization(h)........   30.5%      26.6%      27.6%      27.7%      18.8%      20.2%      23.6%
Cash provided from
  operating activities.....  $   46     $  109     $  378     $  765     $  838     $  959     $  543

-------------------------
(a) Includes non-recurring restructuring charges of $83.0.

(b) Includes before-tax gain of $186.1 from the disposition of a 90 percent interest in Accuride Corporation.

(c) Includes before-tax gain of $198.7 from the disposition of the 100 percent interest in Accuride Corporation and a non-recurring, before-tax provision of $7.8 for curtailments and indefinite closures primarily at Phelps Dodge Mining Company.

(d) Includes $45.9 charge primarily for additional provisions of $23.0 for estimated future costs associated with environmental matters and $19.1 for a voluntary early retirement program.

(e) Includes reclamation reserves of $10.0 for the court-ordered rescission of a 1986 sale of property in Maspeth, New York, by the Corporation to the United States Postal Service.

(f) Includes before-tax gain of $26.8 from the disposition of a Phelps Dodge Industries' operating facility.

(g) Includes $98.7 charge for environmental costs and a before-tax loss of $59.0 for the disposition of certain operating facilities and mining properties.

(h) Total capitalization includes Debt, Minority Interest and Stockholders' Equity.

                   ASARCO SELECTED HISTORICAL FINANCIAL DATA


     The following is a summary of selected consolidated financial data of Asarco for each of the years in the five-year period ended December 31, 1998 and the six-month periods ended June 30, 1999 and 1998. This information is derived from the Form S-4 Registration Statement filed by Asarco Cyprus Incorporated in connection with the proposed Asarco-Cyprus Amax merger. This information is only a summary and should be read together with the financial statements and accompanying notes contained in Asarco's Annual Report on Form 10-K for the year ended December 31, 1998, Asarco's Quarterly Report on Form 10-Q for the period ended June 30, 1999 and Asarco's Quarterly Report on Form 10-Q for the period ended June 30, 1998. See "Incorporation of Certain Documents by Reference" on page 85.


                            AT OR FOR THE
                              SIX MONTHS
                            ENDED JUNE 30,                  YEAR ENDED DECEMBER 31,
                           ----------------               ---------------------------
                            1999      1998      1998       1997      1996     1995(F)     1994
                           ------    ------    ------     ------    ------    -------    ------
                                          (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
Sales....................  $  966    $1,186    $2,233     $2,721    $2,717    $ 3,198    $2,032
Operating income
  (loss).................     (49)      (33)     (118)(a)    275(b)    303(d)     487(g)     18(h)
Earnings (loss) before
  minority interests.....     (52)      (31)     (104)       234       226        299        65
Minority interests.......      (4)      (15)      (27)       (91)      (88)      (130)       (1)
Net earnings (loss)......     (56)      (46)     (131)       143(c)    138(e)     169        64(i)
Earnings (loss) per
  Common Share:
  Net earnings (loss) --
    Basic................  $(1.42)   $(1.17)   $(3.29)    $ 3.42    $ 3.24    $  4.00    $ 1.53
  Net earnings (loss) --
    Diluted..............  $(1.42)   $(1.17)   $(3.29)    $ 3.42    $ 3.23    $  3.98    $ 1.52
Cash Dividend per Common
  Share..................  $ 0.10    $ 0.40    $ 0.70     $ 0.80    $ 0.80    $  0.70    $ 0.40
BALANCE SHEET DATA
Cash and marketable
  securities.............  $  156    $  285    $  216     $  416    $  193    $   281    $   18
Working capital..........     335       502       502        726       511        565       282
Total assets.............   3,977     4,020     4,024      4,110     4,120      4,327     3,291
Inventories -- replacement
  cost in excess of LIFO
  inventory costs........      80        78        74         86       115        137       143
Stockholders' Equity.....   1,459     1,623     1,525      1,694     1,737      1,707     1,517
OTHER FINANCIAL DATA
Book value per common
  share..................  $36.68    $40.92    $38.45     $42.71    $40.56     $40.11    $36.04
Debt as a % of
  capitalization (j).....   34.8%     30.0%     33.7%      28.3%     26.7%      34.1%     38.1%
Debt as a % of
  capitalization, net of
  excess cash (j)........   32.4%     24.3%     30.0%      20.2%     24.1%      32.1%     38.1%
Cash provided from (used
  for) operating
  activities.............  $   74    $   65    $   62     $  321    $  267    $   489    $  (10)

-------------------------
(a) Includes charges of $20.0 to reflect the effect of the sale of Asarco's Missouri Lead Division and $10.0 related to Southern Peru Copper Corporation's $30.0 cost reduction program. Includes charges of $9.5 for the three year suspension of operations at Asarco's copper smelter in El Paso, Texas, $9.8 to write down the book value and provide for the closure costs of Asarco's Black Cloud lead-zinc mine in Leadville, Colorado, $10.9 for the transfer of Southern Peru Copper Corporation's ownership of the Ilo townsite to its worker occupants and the city of Ilo, Peru and $7.7 to increase reserves for certain employee benefit plans and for severance and other costs related to Asarco's cost reduction program. Includes a charge of $33.2 ($54 in charges offset by $20.8 in anticipated insurance and other recoveries) to increase reserves for closed plants and environmental matters.

(b) Environmental charges of $22.1 in 1997, include charges of $30.0 offset entirely by anticipated insurance recoveries.

(c) Includes a $47.6 after-tax gain ($73.3 pre-tax) from the sale of shares of Grupo Mexico, S.A. de C.V.

(d) Includes a $15.0 charge ($67.7 in charges offset by $52.7 in insurance settlements and other recoveries) for closed plant and environmental matters.

(e) Includes a $39.0 after-tax gain ($60.1 pre-tax) from the sale of Asarco's remaining interest in MIM and a $7.2 after-tax gain ($11.1 pre-tax) from the sale of a 25% interest in Asarco's Silver Bell project.

(f) On April 5, 1995, ASARCO acquired an additional 10.7% interest in Southern Peru Copper Corporation for $116.4 increasing its ownership from 52.3% to 63%. The additional shares acquired enabled Asarco to elect a majority of the directors of Southern Peru Copper Corporation. As a result, Asarco has consolidated Southern Peru Copper Corporation in its financial statements based on its 52.3% ownership, effective January 1, 1995, and 63% ownership, effective April 5, 1995. Asarco previously accounted for its investment in Southern Peru Copper Corporation by the equity method. As of June 30, 1999, Asarco's ownership interest in Southern Peru Copper Corporation was 54.3%.

(g) Includes a $139.4 charge to add to Asarco's reserve for closed plant and environmental matters, to provide for asset impairments and plant closures and to write down certain in-process inventory to net realizable value.

(h) Includes a $65.5 pre-tax charge to add to Asarco's reserve for closed plant and environmental matters.

(i) Includes a $31.9 after-tax gain ($58.5 pre-tax) from the sale of Asarco's remaining interest in Asarco Australia Limited.

(j) Total capitalization includes Debt, Minority Interest and Stockholders' Equity.

                 CYPRUS AMAX SELECTED HISTORICAL FINANCIAL DATA


     The following is a summary of selected consolidated financial data of Cyprus Amax for each of the years in the five-year period ended December 31, 1998 and the six-month periods ended June 30, 1999 and 1998. This information is derived from the Form S-4 Registration Statement filed by Asarco Cyprus Incorporated in connection with the proposed Asarco-Cyprus Amax merger. This information is only a summary and should be read together with the financial statements and accompanying notes contained in Cyprus Amax's Annual Report on Form 10-K for the year ended December 31, 1998, Cyprus Amax's Quarterly Report on Form 10-Q for the period ended June 30, 1999 and Cyprus Amax's Quarterly Report on Form 10-Q for the period ended June 30, 1998. See "Incorporation of Certain Documents by Reference" on page 85.


                                    AT OR FOR THE
                                     SIX MONTHS
                                        ENDED
                                      JUNE 30,                YEAR ENDED DECEMBER 31,
                                   ---------------   ------------------------------------------
                                    1999     1998     1998     1997     1996     1995     1994
                                   ------   ------   ------   ------   ------   ------   ------
                                              (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA(a)
Revenue..........................  $  561   $  870   $1,661   $1,978   $1,584   $1,908   $1,540
Operating income (loss)..........     (13)      18       52      249       63      485      202
Income (loss) from Continuing
  Operations(b)..................     (77)     (53)    (134)      89       15      367      104
Net Income (loss)(c).............     (74)     (32)     (75)      69       77      124      175
Earnings (loss) per Common Share:
  Income (loss) from Continuing
    Operations(b)................  $(0.95)  $(0.67)  $(1.65)  $ 0.76   $(0.04)  $ 3.75   $ 0.92
  Net earnings (loss)(c).........  $(0.92)  $(0.44)  $(1.02)  $  .54   $ 0.62   $ 1.13   $ 1.69
Cash Dividend per Common Share...  $ 0.25   $ 0.40   $ 0.80   $ 0.80   $ 0.80   $ 0.80   $ 0.90
BALANCE SHEET DATA
Cash and Cash Equivalents........  $1,275   $  180   $  353   $  250   $  193   $  191   $  139
Working capital..................     970      232      250      297      304      292      423
Total assets.....................   4,746    5,441    5,341    6,459    6,786    6,196    5,407
Long-Term Debt and Capital Lease
  Obligations....................   1,525    1,791    1,718    2,202    2,554    1,877    1,391
Stockholders' Equity.............   2,059    2,264    2,157    2,330    2,360    2,365    2,329
OTHER FINANCIAL DATA
Book Value Per Common Share......  $20.17   $22.21   $21.32   $22.99   $23.43   $23.62   $23.39
Long-Term Debt/Total
  Capitalization(d)..............   42.3%    43.8%    43.9%    46.9%    50.4%    42.6%    37.4%
Net Long-Term Debt/Total
  Capitalization(d)(e)...........   10.7%    41.2%    38.4%    44.0%    48.4%    40.0%    34.9%
Cash Provided by Operating
  Activities.....................  $   47   $  129   $  237   $  481   $  440   $  675   $  110

-------------------------
(a) The Cyprus Amax historical consolidated income statement data has been restated to reflect the Domestic Coal Division as a Discontinued Operation due to its sale effective June 30, 1999.

(b) Income (loss) from Continuing Operations reflects net after-tax copper charges of $94 for environmental remediation liabilities and write-downs, net after-tax gains of $123 from the sale of the lithium business, an Oakbridge coal mine in Australia, and real estate, a net after-tax charge of $22 for legal settlements, a net after-tax charge of $37 for Cyprus Amax's share of the Kinross asset impairment and the sale by Kinross of the pre-merger Amax Gold hedging portfolio, and an after-tax charge of $4 for various special items in 1998; an after-tax charge of $13 for the write-down of Oakbridge's Clarence mine in Australia, favorable tax adjustments of $38, an after-tax gain of $19 on the sale of Kubaka to Amax Gold, and an after-tax charge of $5 for the costs of redeeming the 9 7/8% Notes in 1997; an after-tax charge of $74 for environmental remediation liabilities, costs to temporarily close a copper mine, the write-down of the net assets of the Guanaco gold mine, and an unrelated favorable tax adjustment for Amax Gold in 1996; an after-tax charge of $4 to write-down assets of an Oakbridge mine in Australia in 1995; and an after-tax gain of $21 for various special items in 1994.

(c) Discontinued Operations for the six months ended June 30, 1999 included earnings from the domestic coal business of $16 after-tax and a $13 after-tax loss on the sale of the coal assets. In addition, for the six months ended June 30, 1998 and for the years 1994 through 1998, the results have been restated to reflect the Domestic Coal Division as a discontinued operation. Discontinued Operations included for the six months ended 1998 after-tax earnings of $21; after-tax earnings of $59 that reflects a loss on the sale of certain eastern and midwestern coal properties of $12 and favorable legal settlements of $5 for 1998; after-tax loss of $20 that reflects charges of $66 for write-downs for 1997; after-tax earnings of $62 for 1996; after-tax loss of $243 that reflects a charge of $334 for the write-down of certain coal assets and provisions for associated liabilities for 1995; and after-tax earnings of $62 that reflects a write-down of $8 for the Orchard Valley mine for 1994. Also in 1994 Discontinued Operations included income from the Oil and Gas business for the first quarter of 1994 of $7 after-tax and a $2 after-tax gain on the sale of Cyprus Amax-owned oil and gas assets.

(d) Total Capitalization includes Debt, Minority Interest and Stockholders' Equity.

(e) Net Long-Term Debt includes Long-Term Debt less Cash and Cash Equivalents.

                           COMPARATIVE PER SHARE DATA


     The following table presents historical per common share information for Phelps Dodge, Asarco and Cyprus Amax, and the pro forma and equivalent pro forma per common share data giving effect to the combination of Phelps Dodge and Asarco, Phelps Dodge and Cyprus Amax and Phelps Dodge, Asarco and Cyprus Amax, for the six months ended June 30, 1999 and the year ended December 31, 1998. The pro forma combined per share information does not purport to represent what the combined financial position or results of operations would actually have been if the combinations had occurred at January 1, 1998, nor are they necessarily indicative of Phelps Dodge's future consolidated results of operations or financial position. The information tabled below should be read in conjunction with the historical financial statements of the combining corporations incorporated by reference in this Proxy Statement, the "Selected Historical Financial Data" of Phelps Dodge, Asarco and Cyprus Amax on pages 41 through 46, and the "Unaudited Pro Forma Combined Financial Information" on page 49.


                                                   SIX MONTHS
                                                      ENDED           YEAR ENDED
                                                  JUNE 30, 1999    DECEMBER 31, 1998
                                                  -------------    -----------------
Per common share
  Historical:
     Phelps Dodge
       Book value(1)............................     $40.91             $44.68
       Net income(loss)
          Basic.................................      (0.98)              3.28
          Diluted...............................      (0.98)              3.26
       Cash dividends...........................       1.00               2.00
     Asarco
       Book value(1)............................      36.68              38.45
       Net income(loss)
          Basic.................................      (1.42)             (3.29)
          Diluted...............................      (1.42)             (3.29)
       Cash dividends...........................       0.10               0.70
     Cyprus Amax
       Book value(1)............................      20.17              21.32
       Net income(loss)
          Basic.................................      (0.95)             (1.65)
          Diluted...............................      (0.95)             (1.65)
       Cash dividends...........................       0.25               0.80
  Pro forma:
     Combined Phelps Dodge and Asarco
       Book value(1)............................      46.64              50.46
       Income(loss) from continuing operations
          Basic.................................      (1.24)              1.40
          Diluted...............................      (1.24)              1.39
       Cash dividends(2)........................       1.00               2.00

                                                   SIX MONTHS
                                                      ENDED           YEAR ENDED
                                                  JUNE 30, 1999    DECEMBER 31, 1998
                                                  -------------    -----------------
     Asarco Equivalent(3)
       Book value(1)............................      19.11              20.68
       Income(loss) from continuing
          operations--Basic and Diluted.........      (0.51)              0.57
       Cash dividends...........................       0.41               0.82
     Combined Phelps Dodge and Cyprus Amax
       Book value(1)............................      46.74              50.45
       Income(loss) from continuing
          operations--Basic and Diluted.........      (1.62)              0.24
       Cash dividends(2)........................       1.00               2.00
     Cyprus Amax Equivalent(3)
       Book value(1)............................      14.65              15.82
       Income(loss) from continuing
          operations--Basic and Diluted.........      (0.51)              0.08
       Cash dividends...........................       0.31               0.63
     Combined Phelps Dodge, Asarco and Cyprus
       Amax
       Book value(1)............................      49.95              53.72
       Income(loss) from continuing
          operations--Basic and Diluted.........      (1.67)             (0.57)
       Cash dividends(2)........................       1.00               2.00
     Asarco Equivalent(3)
       Book value(1)............................      20.47              22.01
       Income(loss) from continuing
          operations--Basic and Diluted.........      (0.68)             (0.23)
       Cash dividends...........................       0.41               0.82
     Cyprus Amax Equivalent(3)
       Book value(1)............................      15.66              16.84
       Income(loss) from continuing
          operations--Basic and Diluted.........      (0.52)             (0.18)
       Cash dividends...........................       0.31               0.63

-------------------------
(1) Book value per share is determined as at June 30, 1999 and December 31, 1998.

(2) Pro forma combined cash dividends per share of Phelps Dodge common stock reflect Phelps Dodge's historical dividend rate per share declared in the periods presented.

(3) Pro forma combined equivalent per share of Asarco and Cyprus Amax common stocks reflects the pro forma combined per share of Phelps Dodge's common stock amount multiplied by the exchange ratio of 0.4098 and 0.3135 of Phelps Dodge stock for each share of Asarco and Cyprus Amax respectively.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The Unaudited Pro Forma Combined Financial Information of Phelps Dodge presented following is derived from the historical consolidated financial statements of Phelps Dodge, Asarco and Cyprus Amax. The Unaudited Pro Forma Combined Financial Information is presented under three separate scenarios (collectively the "Transactions"): (i) the acquisition by Phelps Dodge of Asarco and Cyprus Amax; (ii) the acquisition by Phelps Dodge of Asarco; and (iii) acquisition by Phelps Dodge of Cyprus Amax. The acquisitions of Asarco and Cyprus Amax are not dependent upon each other. Under each of the scenarios, the Unaudited Pro Forma Combined Financial Information is prepared using the purchase method of accounting, with Phelps Dodge treated as the acquirer and as if the transactions had been completed as of January 1, 1998, for statement of operations purposes and on June 30, 1999, for balance sheet purposes.

     The Unaudited Pro Forma Combined Financial Information is based upon the historical financial statements of Phelps Dodge, Asarco and Cyprus Amax adjusted to give effect to the proposed business combinations. The pro forma assumptions and adjustments for each transaction scenario are described in the accompanying notes presented on the following pages. The assumptions and related pro forma adjustments have been developed from information available to Phelps Dodge from the December 31, 1998, Form 10-K filings and June 30, 1999, Form 10-Q filings of Asarco and Cyprus Amax and the Form 8-K filing dated June 30, 1999, of Cyprus Amax. Such pro forma adjustments have been included only to the extent known and reasonably available to Phelps Dodge.

     Phelps Dodge also has reviewed the Form S-4 Registration Statement of Asarco Cyprus Incorporated filed on August 20, 1999, in connection with the proposed merger of Asarco and Cyprus Amax. Their filing included unaudited pro forma combined financial information for Asarco and Cyprus Amax as if the merger had occurred at specific assumed dates. Certain pro forma adjustments that Phelps Dodge noted in reviewing this unaudited pro forma combined financial information have not been incorporated in the accompanying Unaudited Pro Forma Combined Financial Information because information necessary to make or assess such adjustments is not available to Phelps Dodge.

     As a consequence of the nature of the Transactions, there may be, and likely will be, actions and other events or changes initiated by Asarco and/or Cyprus Amax that would significantly change purchase prices and purchase price allocations. Also, Phelps Dodge has not had access to additional proprietary and confidential corporate financial and other information of Asarco and Cyprus Amax and has not had an opportunity to undertake any due diligence procedures. Such information and procedures may provide Phelps Dodge with additional information that could materially affect the purchase price paid for the acquisition of Asarco or Cyprus Amax, the purchase price allocation and, accordingly, the assumptions and pro forma adjustments. Identified factors which may have a significant impact on the basis and results of the combinations are described in
Note 2 of the accompanying notes to the Unaudited Pro Forma Combined Balance Sheet and Combined Statements of Operations for each scenario.

     Furthermore, the ultimate determination of the purchase price paid for the acquisition of Cyprus Amax and Asarco may change significantly from the current estimate. For the purpose of this Unaudited Pro Forma Combined Financial Information, the purchase price has been estimated based upon the market price of $58.6875 for each Phelps Dodge common share, that being the last quoted price at the moment Asarco and Cyprus Amax trading was halted on August 20, 1999. The final purchase price will be based largely upon the average market price of Phelps Dodge common stock at the earlier of the dates the combinations are announced or consummated between Phelps Dodge, Asarco and Cyprus Amax. As a result of these uncertainties, the final determination and allocation of purchase price may differ from the amounts assumed in this Unaudited Pro Forma Combined Financial Information and those differences may be material.

     The Unaudited Pro Forma Combined Financial Information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial positions of Phelps Dodge would have been had the acquisitions of Asarco and/or Cyprus Amax occurred on the respective dates assumed, nor is it necessarily indicative of future consolidated operating results or financial position.

     The Unaudited Pro Forma Combined Financial Information does not include the realization of cost savings from operating efficiencies, synergies or other restructurings resulting from the Transactions and does not contemplate the liabilities that may be incurred in any related restructurings. Phelps Dodge estimated consolidated annual cash cost savings of at least $200 million as a result of synergies, reduced overhead costs and other actions resulting from the combination of all three companies. Phelps Dodge believes that the Transactions and the resulting activities would yield substantial cash cost savings of at least $75 million beyond those that can be realized by Asarco Cyprus Incorporated which were estimated to be $125 million in the Form S-4 Registration Statement of Asarco Cyprus Incorporated filed on August 20, 1999. There is no assurance that these cost savings can or will be realized.

     This Unaudited Pro Forma Combined Financial Information should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Phelps Dodge, Asarco and Cyprus Amax that are incorporated by reference in this Proxy Statement. You should not rely on the Unaudited Pro Forma Combined Financial Information as an indication of the consolidated results of operations or financial position that would have been achieved if the business combinations had taken place earlier or of the consolidated results of operations or financial position of Phelps Dodge after the completion of such transactions.

                            PHELPS DODGE CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                 PHELPS DODGE, ASARCO AND CYPRUS AMAX COMBINED
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)
              (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                                    HISTORICAL
                                        -----------------------------------    PRO FORMA      PRO FORMA
                                        PHELPS DODGE   ASARCO   CYPRUS AMAX   ADJUSTMENTS     COMBINED
                                        ------------   ------   -----------   -----------     ---------
Sales and other operating revenues....     $1,354        966        561             --          2,881
                                           ------      -----        ---         ------          -----
Operating costs and expenses
  Cost of products sold...............      1,073        855        428             --          2,356
  Depreciation, depletion and
     amortization.....................        144         73        104            (41)(H)        280
  Selling and general administrative
     expense..........................         60         72         34             --            166
  Exploration and research expense....         21         11          8             --             40
  Non-recurring charges and provision
     for asset dispositions*..........         83          4         --             --             87
                                           ------      -----        ---         ------          -----
                                            1,381      1,015        574            (41)         2,929
                                           ------      -----        ---         ------          -----
Operating income (loss)...............        (27)       (49)       (13)            41            (48)
  Interest expense....................        (48)       (38)       (69)            (9)(D)
                                                                                    (4)(A)
                                                                                    (3)(J)       (171)
  Capitalized interest................         --         --          2              4(A)           6
  Miscellaneous income and expense,
     net..............................         (7)        10        (11)            (1)(I)
                                                                                     6(A)          (3)
                                           ------      -----        ---         ------          -----
Income (loss) before taxes, minority
  interests and equity in net earnings
  of affiliated companies.............        (82)       (77)       (91)            34           (216)
  Provision for taxes on income.......         19         25         14             (1)(A)
                                                                                   (10)(E)         47
  Minority interests in consolidated
     subsidiaries.....................          1         (4)        --              1(I)          (2)
  Equity in net earnings (losses) of
     affiliated companies.............          5         --         --             (5)(A)         --
                                           ------      -----        ---         ------          -----
Income (loss) from continuing
  operations..........................        (57)       (56)       (77)            19           (171)
  Preferred stock dividends...........         --         --         (9)             9(D)          --
                                           ------      -----        ---         ------          -----
Income (loss) from continuing
  operations applicable to common
  shares..............................     $  (57)       (56)       (86)            28           (171)
                                           ======      =====        ===         ======          =====
Net earnings (loss) per share
  Basic...............................     $(0.98)                                              (1.67)
  Diluted.............................     $(0.98)                                              (1.67)
Weighted average shares outstanding
  Basic...............................       57.8                                               102.5
  Diluted.............................       57.8                                               102.5

-------------------------
* See historical financial statements incorporated by reference in this Proxy Statement for a description of non-recurring charges and provision for asset dispositions.

                            PHELPS DODGE CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                 PHELPS DODGE, ASARCO AND CYPRUS AMAX COMBINED
                          YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)
              (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                                    HISTORICAL
                                        -----------------------------------    PRO FORMA     PRO FORMA
                                        PHELPS DODGE   ASARCO   CYPRUS AMAX   ADJUSTMENTS    COMBINED
                                        ------------   ------   -----------   -----------    ---------
Sales and other operating revenues....     $3,064      2,233       1,660           (218)(A)    6,739
                                           ------      -----       -----        -------       ------
Operating costs and expenses
  Cost of products sold...............      2,361      1,963       1,087           (200)(A)    5,211
  Depreciation, depletion and
    amortization......................        293        145         254             (7)(A)
                                                                                    (80)(H)      605
  Selling and general administrative
    expense...........................        123        144         105             --          372
  Exploration and research expense....         55         27          45             --          127
  Non-recurring charges and provision
    for asset dispositions*...........       (191)        72         118             --           (1)
                                           ------      -----       -----        -------       ------
                                            2,641      2,351       1,609           (287)       6,314
                                           ------      -----       -----        -------       ------
Operating income (loss)...............        423       (118)         51             69          425
  Interest expense....................        (97)       (68)       (157)           (19)(D)
                                                                                    (13)(A)
                                                                                     (5)(J)     (359)
  Capitalized interest................          2         --           2             13(A)        17
  Miscellaneous income and expense,
    net...............................          9         29          17             (6)(I)
                                                                                     (4)(A)       45
                                           ------      -----       -----        -------       ------
Income (loss) before taxes, minority
  interests and equity in net earnings
  of affiliated companies.............        337       (157)        (87)            35          128
  Provision for taxes on income.......       (134)        53         (11)           (16)(E)     (108)
  Minority interests in consolidated
    subsidiaries......................         (8)       (27)          1              8(I)       (26)
  Equity in net earnings (losses) of
    affiliated companies..............         (4)        --         (53)             4(A)       (53)
                                           ------      -----       -----        -------       ------
Income (loss) from continuing
  operations..........................        191       (131)       (150)            31          (59)
  Preferred stock dividends...........         --         --         (19)            19(D)        --
                                           ------      -----       -----        -------       ------
Income (loss) from continuing
  operations applicable to common
  shares..............................     $  191       (131)       (169)            50       $  (59)
                                           ======      =====       =====        =======       ======
Net earnings (loss) per share
  Basic...............................     $ 3.28                                              (0.57)
  Diluted.............................     $ 3.26                                              (0.57)
Weighted average shares outstanding
  Basic...............................       58.2                                              102.9
  Diluted.............................       58.5                                              102.9

-------------------------
* See historical financial statements incorporated by reference in this Proxy Statement for a description of non-recurring charges and provision for asset dispositions.

                            PHELPS DODGE CORPORATION

                        PRO FORMA COMBINED BALANCE SHEET
                 PHELPS DODGE, ASARCO AND CYPRUS AMAX COMBINED
                                 JUNE 30, 1999
                                  (UNAUDITED)
                             (AMOUNTS IN MILLIONS)

                                                             HISTORICAL
                                                 -----------------------------------    PRO FORMA     PRO FORMA
                                                 PHELPS DODGE   ASARCO   CYPRUS AMAX   ADJUSTMENTS    COMBINED
                                                 ------------   ------   -----------   -----------    ---------
ASSETS
  Cash and cash equivalents....................     $  144        125       1,275           (30)(B)
                                                                                             (5)(D)     1,509
  Accounts receivable, net.....................        396        404          37            --           837
  Inventories..................................        263        305         239          (127)(A)
                                                                                             84(C)        764
  Supplies.....................................        104         --          55           127(A)        286
  Prepaid expenses and other assets............         15        135          74             5(C)
                                                                                            (33)(A)       196
  Deferred income taxes........................         45         --          32            33(A)        110
                                                    ------      -----       -----        ------        ------
    Current assets.............................        967        969       1,712            54         3,702
  Investments and long-term accounts
    receivable.................................         95        190         328            29(C)
                                                                                            (13)(I)
                                                                                              9(A)        638
  Property, plant and equipment, net...........      3,501      2,592       2,546        (1,037)(C)     7,602
  Other assets and deferred charges............        339        226         160            (9)(A)
                                                                                              5(D)        721
                                                    ------      -----       -----        ------        ------
         Total Assets..........................     $4,902      3,977       4,746          (962)       12,663
                                                    ======      =====       =====        ======        ======
LIABILITIES
  Short-term debt..............................     $  214         16         249            --           479
  Current portion of long-term debt............         62         31          79            --           172
  Accounts payable and accrued expenses........        456        496         324            --         1,276
  Dividends payable............................         29         --           9            --            38
  Accrued income taxes.........................         11         90          81            --           182
                                                    ------      -----       -----        ------        ------
  Current liabilities..........................        772        633         742            --         2,147
  Long-term debt...............................        801      1,017       1,499           244(D)
                                                                                            (95)(C)     3,466
  Deferred income taxes........................        493         28          14          (253)(E)       282
  Other liabilities and deferred credits.......        376        306         412            52(C)      1,146
                                                    ------      -----       -----        ------        ------
                                                     2,442      1,984       2,667           (52)        7,041
                                                    ------      -----       -----        ------        ------
Minority interests in consolidated
  subsidiaries.................................         86        534          20          (147)(I)       493
                                                    ------      -----       -----        ------        ------
Common shareholders' equity
  Common shares................................        362        525           1          (526)(G)
                                                                                            279(F)        641
  Treasury shares..............................         --         --         (86)           86(A)         --
  Preferred shares.............................         --         --           5            (5)(D)        --
  Capital in excess of par value...............          5         --       2,912           (86)(A)
                                                                                         (2,826)(G)
                                                                                          2,342(F)      2,347
  Retained earnings............................      2,198        949        (768)          134(I)
                                                                                           (181)(G)     2,332
  Accumulated other comprehensive income
    (loss).....................................       (183)       (15)         (5)           20(G)       (183)
  Other........................................         (8)        --          --            --            (8)
                                                    ------      -----       -----        ------        ------
         Total Shareholders' Equity............      2,374      1,459       2,059          (763)        5,129
                                                    ------      -----       -----        ------        ------
         Total Liabilities and Shareholders'
           Equity..............................     $4,902      3,977       4,746          (962)       12,663
                                                    ======      =====       =====        ======        ======

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                         COMBINED FINANCIAL INFORMATION

1.  BASIS OF PRESENTATION


     The Unaudited Pro Forma Combined Financial Information has been derived from historical consolidated financial statements of Phelps Dodge, Asarco and Cyprus Amax incorporated by reference into this Proxy Statement. See Phelps Dodge "Unaudited Pro Forma Combined Financial Information" on page 49 of this Proxy Statement.


     The assumptions and related pro forma adjustments described below have been developed from public historical information available to Phelps Dodge. Pro forma adjustments have been included only to the extent known and reasonably available to Phelps Dodge. Additional information may exist that could materially affect the assumptions and related pro forma adjustments. Such information is not available to Phelps Dodge because it is within the particular and singular knowledge of Asarco and Cyprus Amax.

2.  THE OFFER

     Phelps Dodge is proposing a three-way business combination of Phelps Dodge, Asarco and Cyprus Amax through separate offerings to exchange all the issued and outstanding Asarco and Cyprus Amax common shares for Phelps Dodge common shares.

     Phelps Dodge proposes to exchange all the issued and outstanding Asarco and Cyprus Amax common shares for Phelps Dodge common shares at an exchange ratio of
0.4098 Phelps Dodge common share for each Asarco common share and an exchange ratio of 0.3135 Phelps Dodge common share for each Cyprus Amax common share.

     The transactions would be accounted for under the purchase method. The purchase price for the business combinations is estimated as follows (dollars in millions and shares in thousands except per share data):

                                               ASARCO    CYPRUS AMAX    COMBINED
                                               ------    -----------    --------
Common shares outstanding (as reported in
  June 30, 1999, Form 10-Qs).................  39,783      90,454
Exchange offer ratio of Phelps Dodge common
  shares for each common share...............  0.4098      0.3135
Phelps Dodge common shares to be issued......  16,303      28,357         44,660
Market price of each Phelps Dodge common
  share on August 20, 1999, prior to trading
  halt.......................................                           $58.6875
                                                                        ========
Fair value of Phelps Dodge common shares
  issued, comprising par value of $279 ($6.25
  per share) and capital in excess of par of
  $2,342.....................................                           $  2,621
Redemption of Cyprus Amax Series A Preferred
  Stock (Note 3D)............................                                244
Estimated transaction costs..................                                 30
                                                                        --------
Purchase price...............................                           $  2,895
                                                                        ========

     The final purchase price could change materially from the purchase price estimated above as a result of changes in the market price of common shares of Phelps Dodge

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

and/or the relative market price of Asarco and Cyprus Amax common shares. There are arrangements in place at Asarco and Cyprus Amax that could impact the purchase price including employment agreements, change of control agreements, severance agreements, restricted stock awards, stock appreciation rights, and certain pension and other employee benefit plans. In addition, actions may be taken by the management of Asarco and Cyprus Amax, in a defensive posture or for other reasons, that could impact the purchase price including amending existing agreements or issuing stock options and other similar bonus awards. The potential impact of these factors cannot be estimated but could be material.

     The estimated purchase price does not give effect to outstanding stock options which could impact the number of Phelps Dodge shares issued and/or the purchase price either by their exercise or their conversion to outstanding stock options of Phelps Dodge. Such effects prior to completion of the business combination cannot be reasonably estimated from available public information. As reported in their December 31, 1998, Form 10-Ks, Asarco and Cyprus Amax had 1,721,249 and 6,346,801 stock options outstanding, respectively. Cyprus Amax had 2,024,009 outstanding stock options with weighted average exercise prices less than the per share equivalent value of Cyprus Amax common stock as determined by the terms of the exchange offer. Asarco's stock options had an average exercise price of $26.12, more than the per share equivalent value of Asarco's common stock as determined by the exchange offer. If Cyprus Amax's 2,024,009 stock options and all of Asarco's outstanding stock options were exercised prior to consummation of the business combinations, the estimated purchase price would be increased by approximately $78 million which would be substantially offset by cash and cash equivalents received as proceeds from such exercises. Although it is Phelps Dodge's desire that all outstanding Asarco and Cyprus Amax stock options be converted to Phelps Dodge stock options at the respective offering exchange ratio, it is not assured whether such conversions can be achieved in whole or in part nor, consequently, the potential effect on the purchase price.

     The estimated purchase price does not include any effect of Cyprus Amax's outstanding preferred share purchase rights or Asarco's Shareholder Rights Plan. As described in its December 31, 1998, Form 10-K, Cyprus Amax issued in February 1999 one preferred purchase right for each share of common stock which confers certain rights to the holder including certain rights in the event of an acquisition of 15% or more of Cyprus Amax's common stock. As described in Asarco's December 31, 1998, Form 10-K, Asarco adopted a new Shareholder Rights Plan in January 1998 that provides certain common stock purchase rights if a person or group becomes the beneficial owner of 15% or more of Asarco's common stock, with certain exceptions.

     The final determination of the purchase price may differ from the amount assumed in the Unaudited Pro Forma Combined Financial Information and that difference may be material.

3.  PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

     The following assumptions and related pro forma adjustments give effect to the proposed business combinations of Phelps Dodge, Asarco and Cyprus Amax as if such combinations occurred on January 1, 1998, in the Unaudited Pro Forma Combined Statements of Operations for the six-month interim period ended June 30, 1999, and for

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

the year ended December 31, 1998, respectively, and on June 30, 1999, for the Unaudited Pro Forma Combined Balance Sheet.

     The Unaudited Pro Forma Combined Financial Information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Phelps Dodge would have been had the business combinations with Asarco and Cyprus Amax occurred on the respective dates assumed, nor is it necessarily indicative of future consolidated operating results or financial position.


     Future cash cost savings, which Phelps Dodge estimated will be at least $200 million annually, are not recognized in this Unaudited Pro Forma Combined Financial Information. Non-recurring items related to 1998 and the six-month interim period ended June 30, 1999, are included (see "Selected Historical Financial Data" at pages 41 through 46 for a summary of non-recurring items and special charges).


          (A) Reclassifications have been made to the Asarco and Cyprus Amax historical consolidated financial information to conform to Phelps Dodge's presentation. The historical financial information of Cyprus Amax excludes the results of operations and assets of its discontinued Coal segment as reported for 1998 operations in Cyprus Amax's Form 8-K dated June 30, 1999, and as reported as of and for the six months ended June 30, 1999, in its Form 10-Q filing for such period. Cyprus Amax's historical financial information for the year ended December 31, 1998, also has been adjusted to exclude the identifiable results of recurring operations of its Lithium segment which was sold in October 1998.

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

                              BALANCE SHEET      SIX MONTHS       YEAR ENDED
                               AT JUNE 30,     ENDED JUNE 30,    DECEMBER 31,
      (IN $ MILLIONS):            1999              1999             1998
----------------------------  -------------    --------------    ------------
Asarco reclassification
  adjustments:
  Inventories...............      (127)
  Supplies..................       127
  Deferred income taxes
     (current asset)........        33
  Prepaid expenses and other
     assets.................       (33)
  Miscellaneous income and
     expense, net...........                         (2)               (4)
  Equity in net earnings of
     affiliated companies...                          2                 4
  Interest expense..........                          4                13
  Capitalized interest......                         (4)              (13)
Cyprus Amax reclassification
  adjustments:
  Investments and notes
     receivable.............         9
  Other assets and deferred
     charges................        (9)
  Treasury shares...........        86
  Capital in excess of par
     value..................       (86)
  Miscellaneous income and
     expense, net...........                          8
  Provision for taxes on
     income.................                         (1)
  Equity in net earnings
     (losses) of affiliated
     companies..............                         (7)
Elimination of recurring
  results from the disposed
  Cyprus Amax Lithium
     segment:
  Sales and other
     revenues...............                                         (218)
  Cost of products sold
     (derived)..............                                         (200)
  Depreciation, depletion
     and amortization
     expense................                                           (7)

          (B) Phelps Dodge estimates it will incur approximately $30 million of transaction costs, consisting primarily of investment bankers, attorneys and accountant fees, and financial printing and other charges. These estimates are preliminary and therefore are subject to change.

          (C) If the business combinations are consummated, they will be accounted for using the purchase method of accounting in accordance with generally accepted

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     accounting principles. Accordingly, the assets and liabilities of Asarco and Cyprus Amax would be recorded at their estimated fair values.

          Phelps Dodge has not had access to information that is within the peculiar knowledge of Asarco and Cyprus Amax and has not performed its due diligence necessary to determine the fair value of their assets or liabilities or to identify unknown liabilities or obligations. Pro forma adjustments to allocate the purchase price have been recorded in the Unaudited Pro Forma Combined Financial Information on the basis of fair values reported for certain assets and liabilities in public information of Asarco and Cyprus Amax. Because fair value information for the remaining assets and liabilities and any possible identifiable intangible assets are not reasonably available to Phelps Dodge, the excess of the historical net book values of Asarco's and Cyprus Amax's assets acquired over the estimated purchase price has been allocated as a reduction of their combined net property, plant and equipment.

          Additionally, Phelps Dodge believes that cost savings will be realized upon the consolidation and integration of the three companies. Phelps Dodge has not developed formal plans for combining the three operations. Accordingly, additional liabilities may be incurred in connection with the business combinations and any ultimate restructuring. These additional liabilities and costs have not been contemplated in the Unaudited Pro Forma Combined Financial Information because information necessary to reasonably estimate such costs and to formulate detailed restructuring plans is not available to Phelps Dodge. Accordingly, the allocation of the purchase price cannot be estimated with a reasonable degree of accuracy and may differ materially from the amounts assumed in the Unaudited Pro Forma Combined Financial Information.

     The pro forma purchase price allocation adjustments are estimated as follows (in millions):

Reduction of debt to fair value (as reported in Cyprus
  Amax's June 30, 1999, Form 10-Q and the Form S-4
  Registration Statement of Asarco Cyprus Incorporated
  filed August 20, 1999)...............................  $   95
Restricted investment in Grupo Mexico (as reported in
  Asarco's December 31, 1998, Form 10-K)...............  $   29
Increase in LIFO based inventory to replacement cost
  (as reported in Asarco's June 30, 1999, Form 10-Q and
  in Cyprus Amax's December 31, 1998, Form 10-K).......  $   84
Excess projected benefit obligation over the fair value
  of pension plan assets (as reported in Cyprus Amax's
  December 31, 1998, Form 10-K, comprising a $5 million
  reduction of prepaid expenses and other assets and a
  $52 million increase in other liabilities and
  deferred credits)....................................  $   57
Excess fair value of pension plan assets over the
  projected benefit obligation (as reported in Asarco's
  December 31, 1998, Form 10-K)........................  $   10
Reduction in deferred tax liabilities (Note E).........  $  253
Reduction in net property plant and equipment
  (derived)............................................  $1,037

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

          (D) The pro forma adjustments reflect the redemption of all 4,664,000 outstanding shares of Cyprus Amax's Series A Preferred Stock which are redeemable at Cyprus Amax's option at $52.40 per share and the issuance by Phelps Dodge of $244 million of ten-year debt to finance the redemption. Interest is estimated to be fixed at 7.75% resulting in annual interest expense of $19 million. The interest rate estimate was based upon ten-year treasury bill rates at August 17, 1999, plus Phelps Dodge's indicative rate basis points. A change in the interest rate on the debt by 1/8 percent would impact annual interest expense by approximately $300,000. Debt issue costs are estimated to be approximately $5 million with annual amortization of approximately $500,000.

          (E) The estimated income tax effect of the pro forma adjustments have been recorded based upon the estimated effective tax rates of approximately 32% for Asarco and 15% for Cyprus Amax which rates have been derived from public quarterly and annual filings of Asarco and Cyprus Amax. The business combinations are expected to be tax-free transactions with Asarco's and Cyprus Amax's historical tax bases surviving for income tax reporting purposes.

          Provisions for pro forma income tax expense have been recorded for pro forma adjustments to the Pro Forma Combined Statements of Operations resulting from pro forma purchase price allocation adjustments and other items.

          Cyprus Amax has reported $176 million of U.S. net operating loss carryforwards through 1998, expiring from 1999 to 2012, which along with other deferred tax assets are subject to an existing valuation allowance. Asarco has reported $573.7 million of net loss carryforwards, which expire if unused from 2008 through 2018. The net operating loss carryforwards may be subject to annual limitations after the acquisitions because of the change in ownership rules. The annual limits will be calculated as the long-term tax exempt rate (currently 5.18%) times the separate fair market values of Cyprus Amax and Asarco, with Asarco's value potentially determined without SPCC. Once all facts are known, the annual limits may necessitate an increase in the consolidated valuation allowance for deferred tax assets.

          Pro forma income tax expense and deferred tax allocations recorded upon consummation of the business combinations could vary significantly from the pro forma estimates because information regarding Asarco's and Cyprus Amax's income tax reporting is not available to Phelps Dodge.

           (F) This pro forma adjustment reflects the issue of 44,660,000 shares of Phelps Dodge common stock in connection with the exchange offers for all the outstanding common shares of Asarco and Cyprus Amax. The common stock of Phelps Dodge represents common shares of $279 million at $6.25 per share par value and capital in excess of par of $2,342 million. No common shares have been included for the potential share issues in connection with the outstanding stock options of Asarco and Cyprus Amax.

           (G) These pro forma adjustments eliminate the historical shareholders' equity accounts of Asarco and Cyprus Amax.

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

           (H) This pro forma adjustment records the estimated reduction in depreciation, depletion and amortization expense related to the pro forma reduction in property, plant and equipment recorded in connection with the business combination purchase price allocation. Because neither fair value nor book value information regarding the composition of Asarco's or Cyprus Amax's property, plant and equipment is available to Phelps Dodge, actual adjustments to depreciation, depletion and amortization expense could differ substantially from these estimates.

           (I) Phelps Dodge holds a 14.0% equity interest in Southern Peru Copper Corporation (SPCC) which is accounted for as a cost basis investment with a book value of $13.2 million at June 30, 1999. Asarco reports a 54.3% equity interest in SPCC which it consolidated in both its June 30, 1999, Form 10-Q and December 31, 1998, Form 10-K. As a result of Phelps Dodge's increased ownership in SPCC that would arise through the acquisition of Asarco, Phelps Dodge would qualify for use of the consolidation method of reporting for its investment in SPCC. Accordingly, a pro forma adjustment is recorded to consolidate Phelps Dodge's interest in SPCC including the elimination of Phelps Dodge's cost basis investment in SPCC and its recognition of dividend income from SPCC, the reduction of minority interests in consolidated subsidiaries representing Phelps Dodge's 14.0% interest, and the retroactive restatement of Phelps Dodge's retained earnings.

           (J) This pro forma adjustment recognizes imputed interest expense resulting from the fair value adjustment of Asarco's long-term debt as reported in the Form S-4 Registration Statement of Asarco Cyprus Incorporated filed August 20, 1999. A pro forma adjustment to recognize imputed interest resulting from the $42 million fair value adjustment of Cyprus Amax's debt has not been provided because information necessary to calculate such adjustment is not reasonably available to Phelps Dodge.

           (K) Pro forma weighted average common stock and common stock equivalents outstanding are estimated as follows (in millions):

                                 SIX MONTHS          YEAR ENDED
                               ENDED JUNE 30,       DECEMBER 31,
                                    1999                1998
                              ----------------    ----------------
                              BASIC    DILUTED    BASIC    DILUTED
                              -----    -------    -----    -------
Average number of Phelps
  Dodge common shares
  outstanding...............   57.8      57.8      58.2      58.5
Phelps Dodge common shares
  to be issued in connection
  with the business
  combination (Note 2)......   44.7      44.7      44.7      44.7
                              -----     -----     -----     -----
                              102.5     102.5     102.9     103.2
                              =====     =====     =====     =====

          The average number of common shares outstanding does not give effect to Asarco's and Cyprus Amax's outstanding stock options or other common stock equivalents, which cannot be estimated because information is not available to Phelps Dodge. Based upon public information reported and the current exchange offer ratios, Phelps Dodge estimates that the incremental number of Phelps Dodge shares issueable upon the exercise of Cyprus Amax and Asarco stock options is approximately 3 million.

                            PHELPS DODGE CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        PHELPS DODGE AND ASARCO COMBINED
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)
              (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                                 HISTORICAL
                                           ----------------------     PRO FORMA        PRO FORMA
                                           PHELPS DODGE    ASARCO    ADJUSTMENTS       COMBINED
                                           ------------    ------    -----------       ---------
Sales and other operating revenues.......     $1,354         966          --             2,320
                                              ------       -----         ---             -----
Operating costs and expenses
  Cost of products sold..................      1,073         855          --             1,928
  Depreciation, depletion and
     amortization........................        144          73         (33)(H)           184
  Selling and general administrative
     expense.............................         60          72          --               132
  Exploration and research expense.......         21          11          --                32
  Non-recurring charges and provision for
     asset dispositions*.................         83           4          --                87
                                              ------       -----         ---             -----
                                               1,381       1,015         (33)            2,363
                                              ------       -----         ---             -----
Operating income (loss)..................        (27)        (49)         33               (43)
  Interest expense.......................        (48)        (38)         (3)(I)
                                                                          (4)(A)           (93)
  Capitalized interest...................         --          --           4(A)              4
  Miscellaneous income and
     expense, net........................         (7)         10          (1)(D)
                                                                          (2)(A)            --
                                              ------       -----         ---             -----
Income (loss) before taxes, minority
  interests and equity in net earnings of
  affiliated companies...................        (82)        (77)         27              (132)
  Provision for taxes on income..........         19          25          (9)(E)            35
  Minority interests in consolidated
     subsidiaries........................          1          (4)          1(D)             (2)
  Equity in net earnings (losses) of
     affiliated companies................          5          --           2(A)              7
                                              ------       -----         ---             -----
Income (loss) from continuing
  operations.............................     $  (57)        (56)         21               (92)
                                              ======       =====         ===             =====
Net earnings (loss) per share
  Basic..................................     $(0.98)                                    (1.24)
  Diluted................................     $(0.98)                                    (1.24)
Weighted average shares outstanding
  Basic..................................       57.8                                      74.1
  Diluted................................       57.8                                      74.1

-------------------------
* See historical financial statements incorporated by reference in this Proxy Statement for a description of non-recurring charges and provision for asset dispositions.

                            PHELPS DODGE CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        PHELPS DODGE AND ASARCO COMBINED
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)
              (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                                           HISTORICAL
                                                      ---------------------    PRO FORMA    PRO FORMA
                                                      PHELPS DODGE   ASARCO   ADJUSTMENTS   COMBINED
                                                      ------------   ------   -----------   ---------
Sales and other operating revenues..................     $3,064      2,233         --         5,297
                                                         ------      -----       ----         -----
Operating costs and expenses
  Cost of products sold.............................      2,361      1,963         --         4,324
  Depreciation, depletion and amortization..........        293        145        (64)(H)       374
  Selling and general administrative expense........        123        144         --           267
  Exploration and research expense..................         55         27         --            82
  Non-recurring charges and provision for asset
     dispositions*..................................       (191)        72         --          (119)
                                                         ------      -----       ----         -----
                                                          2,641      2,351        (64)        4,928
                                                         ------      -----       ----         -----
Operating income (loss).............................        423       (118)        64           369
  Interest expense..................................        (97)       (68)        (5)(I)
                                                                                  (13)(A)      (183)
  Capitalized interest..............................          2         --         13(A)         15
  Miscellaneous income and expense, net.............          9         29         (6)(D)
                                                                                   (4)(A)        28
                                                         ------      -----       ----         -----
Income (loss) before taxes, minority interests and
  equity in net earnings of affiliated companies....        337       (157)        49           229
  Provision for taxes on income.....................       (134)        53        (17)(E)       (98)
  Minority interests in consolidated
     subsidiaries...................................         (8)       (27)         8(D)        (27)
  Equity in net earnings (losses) of affiliated
     companies......................................         (4)        --          4(A)         --
                                                         ------      -----       ----         -----
Income (loss) from continuing operations............     $  191       (131)        44           104
                                                         ======      =====       ====         =====
Net earnings (loss) per share
  Basic.............................................     $ 3.28                                1.40
  Diluted...........................................     $ 3.26                                1.39
Weighted average shares outstanding
  Basic.............................................       58.2                                74.5
  Diluted...........................................       58.5                                74.8

-------------------------
* See historical financial statements incorporated by reference in this Proxy Statement for a description of non-recurring charges and provision for asset dispositions.

                            PHELPS DODGE CORPORATION

                        PRO FORMA COMBINED BALANCE SHEET
                        PHELPS DODGE AND ASARCO COMBINED
                                 JUNE 30, 1999
                                  (UNAUDITED)
                             (AMOUNTS IN MILLIONS)

                                                         HISTORICAL
                                                    ---------------------    PRO FORMA      PRO FORMA
                                                    PHELPS DODGE   ASARCO   ADJUSTMENTS     COMBINED
                                                    ------------   ------   -----------     ---------
ASSETS
  Cash and cash equivalents.......................     $  144        125        (20)(B)
                                                                                (45)(C)         204
  Accounts receivable, net........................        396        404         --             800
  Inventories.....................................        263        305       (127)(A)
                                                                                 80(C)          521
  Supplies........................................        104         --        127(A)          231
  Prepaid expenses and other assets...............         15        135         10(C)
                                                                                (33)(A)         127
  Deferred income taxes...........................         45         --         33(A)           78
                                                       ------      -----       ----           -----
     Current assets...............................        967        969         25           1,961
  Investments and long-term accounts
     receivable...................................         95        190         29(C)
                                                                                (13)(D)         301
  Property, plant and equipment, net..............      3,501      2,592       (815)(C)       5,278
  Other assets and deferred charges...............        339        226         --             565
                                                       ------      -----       ----           -----
          Total Assets............................     $4,902      3,977       (774)          8,105
                                                       ======      =====       ====           =====
LIABILITIES
  Short-term debt.................................     $  214         16         --             230
  Current portion of long-term debt...............         62         31         --              93
  Accounts payable and accrued expenses...........        456        496         --             952
  Dividends payable...............................         29         --         --              29
  Accrued income taxes............................         11         90         --             101
                                                       ------      -----       ----           -----
     Current liabilities..........................        772        633         --           1,405
  Long-term debt..................................        801      1,017        (53)(C)       1,765
  Deferred income taxes...........................        493         28       (206)(E)         315
  Other liabilities and deferred credits..........        376        306         --             682
                                                       ------      -----       ----           -----
                                                        2,442      1,984       (259)          4,167
                                                       ------      -----       ----           -----
Minority interests in consolidated
  subsidiaries....................................         86        534       (147)(D)         473
                                                       ------      -----       ----           -----
Common shareholders' equity
     Common shares................................        362        525       (525)(G)
                                                                                102(F)          464
     Capital in excess of par value...............          5         --        855(F)          860
     Retained earnings............................      2,198        949       (949)(G)
                                                                                134(D)        2,332
     Accumulated other comprehensive income
       (loss).....................................       (183)       (15)        15(G)         (183)
     Other........................................         (8)        --         --              (8)
                                                       ------      -----       ----           -----
          Total Shareholders' Equity..............      2,374      1,459       (368)          3,465
                                                       ------      -----       ----           -----
          Total Liabilities and Shareholders'
            Equity................................     $4,902      3,977       (774)          8,105
                                                       ======      =====       ====           =====

                     COMBINATION OF PHELPS DODGE AND ASARCO

                        NOTES TO THE UNAUDITED PRO FORMA
                         COMBINED FINANCIAL INFORMATION

1.  BASIS OF PRESENTATION


     The Unaudited Pro Forma Combined Financial Information has been derived from historical consolidated financial statements of Phelps Dodge and Asarco incorporated by reference into this Registration Statement. See Phelps Dodge "Unaudited Pro Forma Combined Financial Information" on page 49 of this Proxy Statement.


     The assumptions and related pro forma adjustments described below have been developed from public historical information available to Phelps Dodge. Pro forma adjustments have been included only to the extent known and reasonably available to Phelps Dodge. Additional information may exist that could materially affect the assumptions and related pro forma adjustments. Such information is not available to Phelps Dodge because it is within the particular and singular knowledge of Asarco.

2.  THE OFFER

     Phelps Dodge is proposing a business combination of Phelps Dodge and Asarco through a separate offering to exchange all the issued and outstanding Asarco common shares for Phelps Dodge common shares.

     Phelps Dodge proposes to exchange all the issued and outstanding Asarco common shares for Phelps Dodge common shares at an exchange ratio of 0.4098 Phelps Dodge common share for each Asarco common share.

     The transaction would be accounted for under the purchase method. The purchase price for the business combination is estimated as follows (dollars in millions and shares in thousands except per share data):

                                                               ASARCO
                                                              --------
Common shares outstanding (as reported in June 30, 1999,
  Form 10-Q)................................................    39,783
Exchange offer ratio of Phelps Dodge common shares for each
  common share..............................................    0.4098
Phelps Dodge common shares to be issued.....................    16,303
Market price of each Phelps Dodge common share on August 20,
  1999, prior to trading halt...............................  $58.6875
                                                              ========
Fair value of Phelps Dodge common shares issued, comprising
  par value of $102 ($6.25 per share) and capital in excess
  of par of $855............................................  $    957
Estimated transaction costs.................................        20
                                                              --------
Purchase price..............................................  $    977
                                                              ========

     The final purchase price could change materially from the purchase price estimated above as a result of changes in the market price of common shares of Phelps Dodge and/ or the relative market price of Asarco common shares. There are arrangements in place at Asarco that could impact the purchase price including employment agreements, change of control agreements, severance agreements, restricted stock awards, and certain pension and other employee benefit plans. In addition, actions may be taken by the management of Asarco, in a defensive posture or for other reasons, that could impact the purchase price

                     COMBINATION OF PHELPS DODGE AND ASARCO

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

including amending existing agreements or issuing stock options and other similar bonus awards. The potential impact of these factors cannot be estimated but could be material.

     The estimated purchase price does not give effect to outstanding stock options which could impact the number of Phelps Dodge shares issued and/or the purchase price either by their exercise or their conversion to outstanding stock options of Phelps Dodge. Such effects prior to completion of the business combination cannot be reasonably estimated from available public information. As reported in its December 31, 1998, Form 10-K, Asarco had 1,721,249 stock options outstanding with an average exercise price of $26.12, more than the per share equivalent value of Asarco's common stock as determined by the exchange offer. If all of Asarco's outstanding stock options were exercised prior to consummation of the business combinations, the estimated purchase price would be increased by approximately $41 million which would be substantially offset by cash and cash equivalents received as proceeds from such exercises. Although it is Phelps Dodge's desire that all outstanding Asarco stock options be converted to Phelps Dodge stock options at the respective offering exchange ratio, it is not assured whether such conversions can be achieved in whole or in part nor, consequently, the potential effect on the purchase price.

     The estimated purchase price does not include any effect of Asarco's Shareholder Rights Plan. As described in Asarco's December 31, 1998, Form 10-K, Asarco adopted a new Shareholder Rights Plan in January 1998 that provides certain common stock purchase rights if a person or group becomes the beneficial owner of 15% or more of Asarco's common stock, with certain exceptions.

     The final determination of the purchase price may differ from the amount assumed in the Unaudited Pro Forma Combined Financial Information and that difference may be material.

3.  PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

     The following assumptions and related pro forma adjustments give effect to the proposed business combination of Phelps Dodge and Asarco as if such combination occurred on January 1, 1998, in the Unaudited Pro Forma Combined Statements of Operations for the six-month interim period ended June 30, 1999, and for the year ended December 31, 1998, respectively, and on June 30, 1999, for the Unaudited Pro Forma Combined Balance Sheet.

     The Unaudited Pro Forma Combined Financial Information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Phelps Dodge would have been had the business combination with Asarco occurred on the respective dates assumed, nor is it necessarily indicative of future consolidated operating results or financial position.


     Future cash cost savings are not recognized in this Unaudited Pro Forma Combined Financial Information. Non-recurring items related to 1998 and the six-month interim period ended June 30, 1999, are included (see "Selected Historical Financial Data" at pages 41 through 46 for a summary of non-recurring items and special charges).

                     COMBINATION OF PHELPS DODGE AND ASARCO

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

          (A) Reclassifications have been made to the Asarco historical consolidated financial information to conform to Phelps Dodge's presentation.

                             BALANCE SHEET AT   SIX MONTHS ENDED      YEAR ENDED
                              JUNE 30, 1999      JUNE 30, 1999     DECEMBER 31, 1998
                             ----------------   ----------------   -----------------
                                                 (IN $ MILLIONS)
Asarco reclassification
  adjustments:
  Inventories..............        (127)
  Supplies.................         127
  Deferred income taxes
     (current asset).......          33
  Prepaid expenses and
     other assets..........         (33)
  Miscellaneous income and
     expense, net..........                            (2)                 (4)
  Equity in net earnings
     (losses) of affiliated
     companies.............                             2                   4
  Interest expense.........                             4                  13
  Capitalized interest.....                            (4)                (13)

          (B) Phelps Dodge estimates it will incur approximately $20 million of transaction costs, consisting primarily of investment bankers, attorneys and accountant fees, and financial printing and other charges. These estimates are preliminary and therefore are subject to change.

          (C) If the business combination is consummated, it will be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles. Accordingly, the assets and liabilities of Asarco would be recorded at their estimated fair values.

          Phelps Dodge has not had access to information that is within the peculiar knowledge of Asarco and has not performed its due diligence necessary to determine the fair value of its assets or liabilities or to identify unknown liabilities or obligations. Pro forma adjustments to allocate the purchase price have been recorded in the Unaudited Pro Forma Combined Financial Information on the basis of fair values reported for certain assets and liabilities in public information of Asarco. Because fair value information for the remaining assets and liabilities and any possible identifiable intangible assets are not reasonably available to Phelps Dodge, the excess of the historical net book values of Asarco's assets acquired over the estimated purchase price has been allocated as a reduction of its combined net property, plant and equipment.

          Additionally, Phelps Dodge believes that cost savings will be realized upon the consolidation and integration of Asarco. Phelps Dodge has not developed formal plans for combining the operations. Accordingly, additional liabilities may be incurred in connection with the business combination and any ultimate restructuring. These

                     COMBINATION OF PHELPS DODGE AND ASARCO

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     additional liabilities and costs have not been contemplated in the Unaudited Pro Forma Combined Financial Information because information necessary to reasonably estimate such costs and to formulate detailed restructuring plans is not available to Phelps Dodge. Accordingly, the allocation of the purchase price cannot be estimated with a reasonable degree of accuracy and may differ materially from the amounts assumed in the Unaudited Pro Forma Combined Financial Information.

          The merger agreement by and between Asarco and Cyprus Amax has a $45 million termination fee under certain circumstances. If such fee is required to be paid upon consummation of Phelps Dodge's proposed acquisition of Asarco, cash and cash equivalents of Asarco would be decreased by the fee payment which in turn would impact the purchase price allocation. The Unaudited Pro Forma Combined Financial Information has been adjusted to give effect to payment of the termination fee.

          The pro forma purchase price allocation adjustments are estimated as follows (in millions):

Reduction of debt to fair value (as reported in the Form
  S-4 Registration Statement of Asarco Cyprus
  Incorporated filed August 20, 1999)...................  $ 53
Restricted investment in Grupo Mexico (as reported in
  Asarco's December 31, 1998, Form 10-K)................  $ 29
Increase in LIFO based inventory to replacement cost (as
  reported in Asarco's June 30, 1999, Form 10-Q)........  $ 80
Excess fair value of pension plan assets over the
  projected benefit obligation (as reported in Asarco's
  December 31, 1998, Form 10-K).........................  $ 10
Reduction in deferred tax liabilities (Note E)..........  $206
Reduction in net property plant and equipment
  (derived).............................................  $815

          (D) Phelps Dodge holds a 14.0% equity interest in Southern Peru Copper Corporation (SPCC) which is accounted for as a cost basis investment with a book value of $13.2 million at June 30, 1999. Asarco reports a 54.3% equity interest in SPCC which it consolidated in both its June 30, 1999, Form 10-Q and December 31, 1998, Form 10-K. As a result of Phelps Dodge's increased ownership in SPCC that would arise through the acquisition of Asarco, Phelps Dodge would qualify for use of the consolidation method of reporting for its investment in SPCC. Accordingly, a pro forma adjustment is recorded to consolidate Phelps Dodge's interest in SPCC including the elimination of Phelps Dodge's cost basis investment in SPCC and its recognition of dividend income from SPCC, the reduction of minority interests in consolidated subsidiaries representing Phelps Dodge's 14.0% interest, and the retroactive restatement of Phelps Dodge's retained earnings.

          (E) The estimated income tax effect of the pro forma adjustments has been recorded based upon the estimated effective tax rate of approximately 32% for Asarco which rate has been derived from public quarterly and annual filings. The business combination is expected to be a tax-free transaction with Asarco's historical tax bases surviving for income tax reporting purposes.

                     COMBINATION OF PHELPS DODGE AND ASARCO

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

               A provision for pro forma income tax expense has been recorded for pro forma adjustments to the Pro Forma Combined Statements of Operations resulting from pro forma purchase price allocation adjustments and other items.

               Asarco has reported $573.7 million of net loss carryforwards, which expire if unused from 2008 through 2018. The net operating loss carryforwards may be subject to annual limitations after the acquisitions because of the change in ownership rules. The annual limits will be calculated as the long-term tax exempt rate (currently 5.18%) times the fair market value of Asarco, with Asarco's value potentially determined without SPCC. Once all facts are known, the annual limits may necessitate an increase in the consolidated valuation allowance for deferred tax assets.

               Pro forma income tax expense and deferred tax allocations recorded upon consummation of the business combination could vary significantly from the pro forma estimates because information regarding Asarco's income tax reporting is not available to Phelps Dodge.

          (F) This pro forma adjustment reflects the issue of 16,303,000 shares of Phelps Dodge common stock in connection with the exchange offer for all the outstanding common shares of Asarco. The common stock of Phelps Dodge represents common shares of $102 million at $6.25 per share par value and capital in excess of par of $855 million. No common shares have been included for the potential share issues in connection with the outstanding stock options of Asarco.

          (G) These pro forma adjustments eliminate the historical shareholders' equity accounts of Asarco.

          (H) This pro forma adjustment records the estimated reduction in depreciation, depletion and amortization expense related to the pro forma reduction in property, plant and equipment recorded in connection with the business combination purchase price allocation. Because neither fair value nor book value information regarding the composition of Asarco's property, plant and equipment is available to Phelps Dodge, actual adjustments to depreciation, depletion and amortization expense could differ substantially from these estimates.

          (I) This pro forma adjustment recognizes imputed interest expense resulting from the fair value adjustment of Asarco's long-term debt as reported in the Form S-4 Registration Statement of Asarco Cyprus Incorporated filed August 20, 1999.

                     COMBINATION OF PHELPS DODGE AND ASARCO

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

          (J) Pro forma weighted average common stock and common stock equivalents outstanding are estimated as follows (in millions):

                             SIX MONTHS                YEAR ENDED
                        ENDED JUNE 30, 1999        DECEMBER 31, 1998
                       ----------------------      ------------------
                        BASIC        DILUTED       BASIC      DILUTED
                       -------      ---------      -----      -------
Average number of
  Phelps Dodge common
  shares
  outstanding........   57.8          57.8         58.2        58.5
Phelps Dodge common
  shares to be issued
  in connection with
  the business
  combination (Note
  2).................   16.3          16.3         16.3        16.3
                        ----          ----         ----        ----
                        74.1          74.1         74.5        74.8
                        ====          ====         ====        ====

          The average number of common shares outstanding does not give effect to Asarco's outstanding stock options or other common stock equivalents, which cannot be estimated because information is not available to Phelps Dodge.

                            PHELPS DODGE CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     PHELPS DODGE AND CYPRUS AMAX COMBINED
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)
              (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                                        HISTORICAL
                                                --------------------------    PRO FORMA    PRO FORMA
                                                PHELPS DODGE   CYPRUS AMAX   ADJUSTMENTS   COMBINED
                                                ------------   -----------   -----------   ---------
Sales and other operating revenues............     $1,354          561            --         1,915
                                                   ------          ---          ----         -----
Operating costs and expenses
  Cost of products sold.......................      1,073          428            --         1,501
  Depreciation, depletion
     and amortization.........................        144          104            (4)(H)       244
  Selling and general administrative
     expense..................................         60           34            --            94
  Exploration and research expense............         21            8            --            29
  Non-recurring charges and provision for
     asset dispositions*......................         83           --            --            83
                                                   ------          ---          ----         -----
                                                    1,381          574            (4)        1,951
                                                   ------          ---          ----         -----
Operating income (loss).......................        (27)         (13)            4           (36)
  Interest expense............................        (48)         (69)           (9)(D)      (126)
  Capitalized interest........................         --            2            --             2
  Miscellaneous income and
     expense, net.............................         (7)         (11)            8(A)        (10)
                                                   ------          ---          ----         -----
Income (loss) before taxes, minority interests
  and equity in net earnings of affiliated
  companies...................................        (82)         (91)            3          (170)
  Provision for taxes on income...............         19           14            (1)(E)
                                                                                  (1)(A)        31

  Minority interests in consolidated
     subsidiaries.............................          1           --            --             1
  Equity in net earnings (losses) of
     affiliated companies.....................          5           --            (7)(A)        (2)
                                                   ------          ---          ----         -----
Income (loss) from continuing
  operations..................................        (57)         (77)           (6)         (140)
  Preferred stock dividends...................         --           (9)            9(D)         --
                                                   ------          ---          ----         -----
Income (loss) from continuing operations
  applicable to common shares.................     $  (57)         (86)            3          (140)
                                                   ======          ===          ====         =====
Net earnings (loss) per share
  Basic.......................................     $(0.98)                                   (1.62)
  Diluted.....................................     $(0.98)                                   (1.62)
Weighted average shares outstanding
  Basic.......................................       57.8                                     86.2
  Diluted.....................................       57.8                                     86.2

-------------------------
* See historical financial statements incorporated by reference in this Proxy Statement for a description of non-recurring charges and provision for asset dispositions.

                            PHELPS DODGE CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     PHELPS DODGE AND CYPRUS AMAX COMBINED
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)
              (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                                     HISTORICAL
                                             ---------------------------     PRO FORMA     PRO FORMA
                                             PHELPS DODGE    CYPRUS AMAX    ADJUSTMENTS    COMBINED
                                             ------------    -----------    -----------    ---------
Sales and other operating revenues.........     $3,064          1,660          (218)(A)      4,506
                                                ------          -----          ----          -----
Operating costs and expenses
Cost of products sold......................      2,361          1,087          (200)(A)      3,248
  Depreciation, depletion and
     amortization..........................        293            254            (7)(A)
                                                                                 (6)(H)        534
  Selling and general administrative
     expense...............................        123            105            --            228
  Exploration and research expense.........         55             45            --            100
  Non-recurring charges and provision for
     asset dispositions*...................       (191)           118            --            (73)
                                                ------          -----          ----          -----
                                                 2,641          1,609          (213)         4,037
                                                ------          -----          ----          -----
Operating income (loss)....................        423             51            (5)           469
  Interest expense.........................        (97)          (157)          (19)(D)       (273)
  Capitalized interest.....................          2              2            --              4
  Miscellaneous income and expense, net....          9             17            --             26
                                                ------          -----          ----          -----
Income (loss) before taxes, minority
  interests and equity in net earnings of
  affiliated companies.....................        337            (87)          (24)           226
  Provision for taxes on income............       (134)           (11)            4(E)        (141)
  Minority interests in consolidated
     subsidiaries..........................         (8)             1            --             (7)
  Equity in net earnings (losses) of
     affiliated companies..................         (4)           (53)           --            (57)
                                                ------          -----          ----          -----
Income (loss) from continuing operations...        191           (150)          (20)            21
  Preferred stock dividends................         --            (19)           19(D)          --
                                                ------          -----          ----          -----
Income (loss) from continuing operations
  applicable to common shares..............     $  191           (169)           (1)            21
                                                ======          =====          ====          =====
Net earnings (loss) per share
  Basic....................................     $ 3.28                                        0.24
  Diluted..................................     $ 3.26                                        0.24
Weighted average shares outstanding
  Basic....................................       58.2                                        86.6
  Diluted..................................       58.5                                        86.9

-------------------------
* See historical financial statements incorporated by reference in this Proxy Statement for a description of non-recurring charges and provision for asset dispositions.

                            PHELPS DODGE CORPORATION

                        PRO FORMA COMBINED BALANCE SHEET
                     PHELPS DODGE AND CYPRUS AMAX COMBINED
                                 JUNE 30, 1999
                                  (UNAUDITED)
                             (AMOUNTS IN MILLIONS)

                                                          HISTORICAL
                                                  --------------------------    PRO FORMA    PRO FORMA
                                                  PHELPS DODGE   CYPRUS AMAX   ADJUSTMENTS   COMBINED
                                                  ------------   -----------   -----------   ---------
ASSETS
  Cash and cash equivalents.....................     $  144         1,275           (20)(B)
                                                                                    (45)(C)
                                                                                     (5)(D)    1,349
  Accounts receivable, net......................        396            37            --          433
  Inventories...................................        263           239             4(C)       506
  Supplies......................................        104            55            --          159
  Prepaid expenses..............................         15            74            (5)(C)       84
  Deferred income taxes.........................         45            32            --           77
                                                     ------         -----        ------        -----
    Current assets..............................        967         1,712          (71)        2,608
  Investments and long-term accounts
    receivable..................................         95           328             9(A)       432
  Property, plant and equipment, net............      3,501         2,546           (90)(C)    5,957
  Other assets and deferred charges.............        339           160            (9)(A)
                                                                                      5(D)       495
                                                     ------         -----        ------        -----
         Total Assets...........................     $4,902         4,746          (156)       9,492
                                                     ======         =====        ======        =====
LIABILITIES
  Short-term debt...............................     $  214           249            --          463
  Current portion of long-term debt.............         62            79            --          141
  Accounts payable and accrued expenses.........        456           324            --          780
  Dividends payable.............................         29             9            --           38
  Accrued income taxes..........................         11            81            --           92
                                                     ------         -----        ------        -----
    Current liabilities.........................        772           742            --        1,514
  Long-term debt................................        801         1,499           244(D)
                                                                                    (42)(C)    2,502
  Deferred income taxes.........................        493            14           (15)(E)      492
  Other liabilities and deferred credits........        376           412            52(C)       840
                                                     ------         -----        ------        -----
                                                      2,442         2,667           239        5,348
                                                     ------         -----        ------        -----
Minority interests in consolidated
  subsidiaries..................................         86            20            --          106
                                                     ------         -----        ------        -----
Common shareholders' equity
  Common shares.................................        362             1            (1)(G)
                                                                                    177(F)       539
  Treasury shares...............................         --           (86)           86(A)        --
  Preferred shares..............................         --             5            (5)(D)       --
  Capital in excess of par value................          5         2,912           (86)(A)
                                                                                 (2,826)(G)
                                                                                  1,487(F)     1,492
  Retained earnings.............................      2,198          (768)          768(G)     2,198
  Accumulated other comprehensive income
    (loss)......................................       (183)           (5)            5(G)      (183)
  Other.........................................         (8)           --            --           (8)
                                                     ------         -----        ------        -----
         Total Shareholders' Equity.............      2,374         2,059          (395)       4,038
                                                     ------         -----        ------        -----
         Total Liabilities and Shareholders'
           Equity...............................     $4,902         4,746          (156)       9,492
                                                     ======         =====        ======        =====

                  COMBINATION OF PHELPS DODGE AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                         COMBINED FINANCIAL INFORMATION

1.  BASIS OF PRESENTATION


     The Unaudited Pro Forma Combined Financial Information has been derived from historical consolidated financial statements of Phelps Dodge and Cyprus Amax incorporated by reference into this Proxy Statement. See Phelps Dodge "Unaudited Pro Forma Combined Financial Information" on page 49 of this Proxy Statement.


     The assumptions and related pro forma adjustments described below have been developed from public historical information available to Phelps Dodge. Pro forma adjustments have been included only to the extent known and reasonably available to Phelps Dodge. Additional information may exist that could materially affect the assumptions and related pro forma adjustments. Such information is not available to Phelps Dodge because it is within the particular and singular knowledge of Cyprus Amax.

2.  THE OFFER

     Phelps Dodge is proposing a business combination of Phelps Dodge and Cyprus Amax through a separate offering to exchange all the issued and outstanding Cyprus Amax common shares for Phelps Dodge common shares.

     Phelps Dodge proposes to exchange all the issued and outstanding Cyprus Amax common shares for Phelps Dodge common shares at an exchange ratio of 0.3135 Phelps Dodge common share for each Cyprus Amax common share.

     The transaction would be accounted for under the purchase method. The purchase price for the business combinations is estimated as follows (dollars in millions and shares in thousands except per share data):

                                                               CYPRUS
                                                                AMAX
                                                              --------
Common shares outstanding (as reported in June 30, 1999,
  Form 10-Q)................................................    90,454
Exchange offer ratio of Phelps Dodge common shares for each
  common share..............................................    0.3135
Phelps Dodge common shares to be issued.....................    28,357
Market price of each Phelps Dodge common share on August 20,
  1999, prior to trading halt...............................  $58.6875
                                                              ========
Fair value of Phelps Dodge common shares issued, comprising
  par value of $177 ($6.25 per share) and capital in excess
  of par of $1,487..........................................  $  1,664
Redemption of Cyprus Amax Series A Preferred Stock (Note
  3D).......................................................       244
Estimated transaction costs.................................        20
                                                              --------
Purchase price..............................................  $  1,928
                                                              ========

     The final purchase price could change materially from the purchase price estimated above as a result of changes in the market price of common shares of Phelps Dodge and/or the relative market price of Cyprus Amax common shares. There are arrangements in place at Cyprus Amax that could impact the purchase price including employment

                  COMBINATION OF PHELPS DODGE AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

agreements, change of control severance agreements, stock appreciation rights, and certain pension and other employee benefit plans. In addition, actions may be taken by the management of Cyprus Amax, in a defensive posture or for other reasons, that could impact the purchase price including amending existing agreements or issuing stock options and other similar bonus awards. The potential impact of these factors cannot be estimated but could be material.

     The estimated purchase price does not give effect to outstanding stock options which could impact the number of Phelps Dodge shares issued and/or the purchase price either by their exercise or their conversion to outstanding stock options of Phelps Dodge. Such effects prior to completion of the business combination cannot be reasonably estimated from available public information. As reported in its December 31, 1998, Form 10-K, Cyprus Amax had 6,346,801 stock options outstanding of which 2,024,009 had weighted average exercise prices less than the per share equivalent value of Cyprus Amax common stock as determined by the terms of the exchange offer. If Cyprus Amax's 2,024,009 stock options were exercised prior to consummation of the business combination, the estimated purchase price would be increased by approximately $37 million which would be substantially offset by cash and cash equivalents received as proceeds from such exercises. Although it is Phelps Dodge's desire that all outstanding Cyprus Amax stock options be converted to Phelps Dodge stock options at the respective offering exchange ratio, it is not assured whether such conversions can be achieved in whole or in part nor, consequently, the potential effect on the purchase price.

     The estimated purchase price does not include any effect of Cyprus Amax's outstanding preferred share purchase rights. As described in its December 31, 1998, Form 10-K, Cyprus Amax issued in February 1999 one preferred purchase right for each share of common stock which confers certain rights to the holder including certain rights in the event of an acquisition of 15% or more of Cyprus Amax's common stock.

     The final determination of the purchase price may differ from the amount assumed in the Unaudited Pro Forma Combined Financial Information and that difference may be material.

3.  PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

     The following assumptions and related pro forma adjustments give effect to the proposed business combination of Phelps Dodge and Cyprus Amax as if such combination occurred on January 1, 1998, in the Unaudited Pro Forma Combined Statements of Operations for the six-month interim period ended June 30, 1999, and for the year ended December 31, 1998, respectively, and on June 30, 1999, for the Unaudited Pro Forma Combined Balance Sheet.

     The Unaudited Pro Forma Combined Financial Information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Phelps Dodge would have been had the business combination with Cyprus Amax occurred on the respective dates assumed, nor is it necessarily indicative of future consolidated operating results or financial position.

                  COMBINATION OF PHELPS DODGE AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)


     Future cash cost savings are not recognized in this Unaudited Pro Forma Combined Financial Information. Non-recurring items related to 1998 and the six-month interim period ended June 30, 1999 are included (see "Selected Historical Financial Data" at pages 41 through 46 for a summary of non-recurring items and special charges).


          (A) Reclassifications have been made to the Cyprus Amax historical consolidated financial information to conform to Phelps Dodge's presentation. The historical financial information of Cyprus Amax excludes the results of operations and assets of its discontinued Coal segment as reported for 1998 operations in Cyprus Amax's Form 8-K dated June 30, 1999, and as reported as of and for the six months ended June 30, 1999, in its Form 10-Q filing for such period. Cyprus Amax's historical financial information for the year ended December 31, 1998, also has been adjusted to exclude the identifiable results of recurring operations of its Lithium segment which was sold in October 1998.

                        BALANCE SHEET     SIX MONTHS       YEAR ENDED
                         AT JUNE 30,         ENDED        DECEMBER 31,
                            1999         JUNE 30, 1999        1998
                        -------------    -------------    ------------
                                       (IN $ MILLIONS)
Reclassification
  adjustments:
  Investments and
     notes
     receivable.......         9
  Other assets and
     deferred
     charges..........        (9)
  Treasury shares.....        86
  Capital in excess of
     par value........       (86)
  Miscellaneous income
     and expense,
     net..............                         8
  Provision for taxes
     on income........                        (1)
  Equity in net
     earnings (losses)
     of affiliated
     companies........                        (7)
Elimination of
  recurring results
  from sold Lithium
  segment:
  Sales and other
     operating
     revenues.........                                        (218)
  Cost of products
     sold (derived)...                                        (200)
  Depreciation,
     depletion and
     amortization
     expense..........                                          (7)

          (B) Phelps Dodge estimates it will incur approximately $20 million of transaction costs, consisting primarily of investment bankers, attorneys and accountant

                  COMBINATION OF PHELPS DODGE AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     fees, and financial printing and other charges. These estimates are preliminary and therefore are subject to change.

          (C) If the business combination is consummated, it will be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles. Accordingly, the assets and liabilities of Cyprus Amax would be recorded at their estimated fair values.

          Phelps Dodge has not had access to information that is within the peculiar knowledge of Cyprus Amax and has not performed its due diligence necessary to determine the fair value of its assets or liabilities or to identify unknown liabilities or obligations. Pro forma adjustments to allocate the purchase price have been recorded in the Unaudited Pro Forma Combined Financial Information on the basis of fair values reported for certain assets and liabilities in public information of Cyprus Amax. Because fair value information for the remaining assets and liabilities and any possible identifiable intangible assets are not reasonably available to Phelps Dodge, the excess of the historical net book values of Cyprus Amax's assets acquired over the estimated purchase price has been allocated as a reduction of its combined net property, plant and equipment.

          Additionally, Phelps Dodge believes that cost savings will be realized upon the consolidation and integration of Cyprus Amax. Phelps Dodge has not developed formal plans for combining the operations. Accordingly, additional liabilities may be incurred in connection with the business combination and any ultimate restructuring. These additional liabilities and costs have not been contemplated in the Unaudited Pro Forma Combined Financial Information because information necessary to reasonably estimate such costs and to formulate detailed restructuring plans is not available to Phelps Dodge. Accordingly, the allocation of the purchase price cannot be estimated with a reasonable degree of accuracy and may differ materially from the amounts assumed in the Unaudited Pro Forma Combined Financial Information.

          The merger agreement by and between Asarco and Cyprus Amax has a $45 million termination fee under certain circumstances. If such fee is required to be paid upon consummation of Phelps Dodge's proposed acquisition of Cyprus Amax, cash and cash equivalents of Cyprus Amax would be decreased by the fee payment which in turn would impact the purchase price allocation. The Unaudited Pro Forma Combined Financial Information has been adjusted to give effect to payment of the termination fee.

                  COMBINATION OF PHELPS DODGE AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

          The pro forma purchase price allocation adjustments are estimated as follows (in millions):

Reduction of debt to fair value (as reported in Cyprus
  Amax's June 30, 1999, Form 10-Q).......................  $42
Increase in LIFO based inventory to replacement cost (as
  reported in Cyprus Amax's December 31, 1998, Form
  10-K)..................................................  $ 4
Excess projected benefit obligation over the fair value
  of pension plan assets (as reported in Cyprus Amax's
  December 31, 1998, Form 10-K, comprising a $5 million
  reduction of prepaid expenses and other assets and a
  $52 million increase in other liabilities and deferred
  credits)...............................................  $57
Reduction in deferred tax liabilities (Note E)...........  $15
Reduction in net property plant and equipment
  (derived)..............................................  $90

          (D) The pro forma adjustments reflect the redemption of all 4,664,000 outstanding shares of Cyprus Amax's Series A Preferred Stock which are redeemable at Cyprus Amax's option at $52.40 per share and the issuance by Phelps Dodge of $244 million of ten-year debt to finance the redemption. Interest is estimated to be fixed at 7.75% resulting in annual interest expense of $19 million. The interest rate estimate was based upon ten-year treasury bill rates at August 17, 1999, plus Phelps Dodge's indicative rate basis points. A change in the interest rate on the debt by 1/8 percent would impact annual interest expense by approximately $300,000. Debt issue costs associated with the debt are estimated to be approximately $5 million with annual amortization of approximately $500,000.

          (E) The estimated income tax effect of the pro forma adjustments has been recorded based upon the estimated effective tax rate of approximately 15% for Cyprus Amax which rate has been derived from public quarterly and annual filings. The business combination is expected to be a tax-free transaction with Cyprus Amax's historical tax bases surviving for income tax reporting purposes.

          A provision for pro forma income tax expense has been recorded for pro forma adjustments to the Pro Forma Combined Statements of Operations resulting from pro forma purchase price allocation adjustments and other items.

          Cyprus Amax has reported $176 million of U.S. net operating loss carryforwards through 1998, expiring from 1999 to 2012, which along with other deferred tax assets are subject to an existing valuation allowance. The net operating loss carryforwards may be subject to annual limitations after the acquisition because of the change in ownership rules. The annual limits will be calculated as the long-term tax exempt rate (currently 5.18%) times the fair market value of Cyprus Amax. Once all facts are known, the annual limits may necessitate an increase in the consolidated valuation allowance for deferred tax assets.

          Pro forma income tax expense and deferred tax allocations recorded upon consummation of the business combination could vary significantly from the pro forma estimates because information regarding Cyprus Amax's income tax reporting is not available to Phelps Dodge.

                  COMBINATION OF PHELPS DODGE AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

          (F) This pro forma adjustment reflects the issue of 28,357,000 shares of Phelps Dodge common stock in connection with the exchange offers for all the outstanding common shares of Cyprus Amax. The common stock of Phelps Dodge represents common shares of $177 million at $6.25 per share par value and capital in excess of par of $1,487 million. No common shares have been included for the potential shares issues in connection with the outstanding stock options of Cyprus Amax.

          (G) These pro forma adjustments eliminate the historical shareholders' equity accounts of Cyprus Amax.

          (H) This pro forma adjustment records the estimated reduction in depreciation, depletion and amortization expense related to the pro forma reduction in property, plant and equipment recorded in connection with the business combination purchase price allocation. Because neither fair value nor book value information regarding the composition of Cyprus Amax's property, plant and equipment is available to Phelps Dodge, actual adjustments to depreciation, depletion and amortization expense could differ substantially from these estimates.

          (I) A pro forma adjustment to recognize imputed interest resulting from the $42 million fair value adjustment of Cyprus Amax's debt has not been provided because information necessary to calculate such adjustment is not reasonably available to Phelps Dodge.

          (J) Pro forma weighted average common stock and common stock equivalents outstanding are estimated as follows (in millions):

                                SIX MONTHS          YEAR ENDED
                              ENDED JUNE 30,       DECEMBER 31,
                                   1999                1998
                             ----------------    ----------------
                             BASIC    DILUTED    BASIC    DILUTED
                             -----    -------    -----    -------
Average number of Phelps
  Dodge common shares
  outstanding..............  57.8      57.8      58.2      58.5
Phelps Dodge common shares
  to be issued in
  connection with the
  business combination
  (Note 2).................  28.4      28.4      28.4      28.4
                             ----      ----      ----      ----
                             86.2      86.2      86.6      86.9
                             ====      ====      ====      ====

     The average number of common shares outstanding does not give effect to Cyprus Amax's outstanding stock options or other common stock equivalents, which cannot be estimated because information is not available to Phelps Dodge. Based upon public information reported and the current exchange offer ratio, Phelps Dodge estimates that the incremental number of Phelps Dodge shares issueable upon the exercise of Cyprus Amax stock options is approximately 3 million.

                   DESCRIPTION OF PHELPS DODGE CAPITAL STOCK

     The following description of the terms of the capital stock of Phelps Dodge is not meant to be complete and is qualified by reference to Phelps Dodge's Restated Certificate of Incorporation (the "Phelps Dodge charter"), which is incorporated herein by reference.

AUTHORIZED CAPITAL STOCK

     Under the Phelps Dodge charter, Phelps Dodge's authorized capital stock consists of 200,000,000 shares of Phelps Dodge common stock, par value $6.25 per share, and 6,000,000 shares of Phelps Dodge preferred stock, par value $1.00 per share.

PHELPS DODGE COMMON STOCK

PHELPS DODGE COMMON STOCK OUTSTANDING

     The outstanding shares of Phelps Dodge common stock are, and the shares of Phelps Dodge common stock issued pursuant to the Asarco Offer and the Cyprus Amax Offer will be, duly authorized, validly issued, fully paid and nonassessable.

VOTING RIGHTS

     Each holder of Phelps Dodge common stock is entitled to one vote for each share of Phelps Dodge common stock held of record on the applicable record date on all matters submitted to a vote of shareholders.

DIVIDEND RIGHTS; RIGHTS UPON LIQUIDATION

     The holders of Phelps Dodge common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of the Board, subject to any preferential dividend rights granted to the holders of any outstanding Phelps Dodge preferred stock.

     In the event of liquidation, each share of Phelps Dodge common stock is entitled to share pro rata in any distribution of Phelps Dodge's assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Phelps Dodge preferred stock.

PREEMPTIVE RIGHTS

     Holders of Phelps Dodge common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

PHELPS DODGE PREFERRED STOCK

PHELPS DODGE PREFERRED STOCK OUTSTANDING.

     As of the date of this Proxy Statement, no shares of Phelps Dodge preferred stock were issued and outstanding.

AUTHORIZED PREFERRED STOCK

     Under Phelps Dodge's charter, the Board has the authority, without shareholder approval, to create one or more classes or series within a class of preferred stock, to issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such class or series, including the dividend rights, voting rights, the rights and terms of redemption, the rights and terms of conversion, liquidation preferences, the number of shares constituting any such class or series and the designation of such class or series. The Board has designated a series of preferred stock as Junior Participating Cumulative Preferred Shares, and has issued rights to purchase those shares which are exercisable only upon the occurrence of certain events.

TRANSFER AND DIVIDEND PAYING AGENT AND REGISTRAR


     ChaseMellon Shareholder Services, L.L.C. is the transfer and dividend paying agent and registrar for the Phelps Dodge Common Stock.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

BENEFICIAL OWNERS OF FIVE PERCENT OR MORE OF PHELPS DODGE'S COMMON STOCK


     To the knowledge of Phelps Dodge, the following entities beneficially owned in excess of five percent of Phelps Dodge's common shares as of September 13, 1999:


                                                                          PERCENT
                                                            NUMBER OF       OF
                     NAME AND ADDRESS                        SHARES     OUTSTANDING
                     ----------------                       ---------   -----------
Capital Research and Management Company(a)................  5,966,300      10.3%
333 South Hope Street
Los Angeles, CA 90071
Wellington Management Company, LLP;.......................  4,004,000      6.91%
and Vanguard Wellington Fund, Inc.(b)
75 State Street
Boston, MA 02109
AMVESCAP PLC; AVZ, Inc.; AIM Management Group Inc.;.......  5,225,278      8.91%
AMVESCAP Group Services, Inc.; INVESCO, Inc.;
INVESCO North American Holdings, Inc.; and
INVESCO Capital Management, Inc.(c)
11 Devonshire Square
London, EC2M 4YR England
Morgan Stanley Dean Witter & Co.; and.....................  4,857,746      8.38%
Morgan Stanley Dean Witter Advisors Inc. (d)
1585 Broadway
New York, NY 10036
FMR Corp.; Fidelity Management & Research.................  4,291,946      7.41%
Company; Edward C. Johnson 3d; and
Abigail P. Johnson (e)
82 Devonshire Street
Boston, MA 02109

---------------
(a) A report on Schedule 13G, dated February 8, 1999, disclosed that this entity, as a registered investment advisor, had sole dispositive power over 5,966,300 shares which represented 10.3% of the outstanding common shares at December 31, 1998.
(b) Wellington Management Company LLP filed a report on Schedule 13G, dated December 31, 1998, which disclosed that, as a registered investment advisor and a parent holding company, it had shared voting power over 84,800 shares and shared dispositive power over 4,004,000 shares (including the 3,804,900 shares held by Vanguard Wellington Fund described below) which represented 6.91% of the outstanding common shares at December 31, 1998. On a separate
    Schedule 13G, dated February 10, 1999, the Vanguard Wellington Fund disclosed that it had sole voting power and shared dispositive power over 3,804,900 shares which represented 6.57% of the outstanding common shares at December 31, 1998. Wellington Management is the investment advisor for the Vanguard Wellington Fund and shares dispositive power over the shares held by the Fund. The address of the Vanguard Wellington Fund is 100 Vanguard Boulevard, Malvern, PA 19355.
(c) A report on Schedule 13G, dated February 8, 1999, disclosed that these entities, filing jointly as parent holding companies and as a registered investment advisor (INVESCO Capital Management, Inc.), had shared voting power over 5,225,278 shares and shared dispositive power over 5,225,278 shares which represented 8.91% of the outstanding common shares at December 31, 1998.
                                         (footnotes continued on following page)

(d) A report on Schedule 13G, dated February 5, 1999 and filed jointly by these entities, disclosed that Morgan Stanley Dean Witter & Co., as a registered investment adviser, had shared voting power and shared dispositive power over 4,857,746 shares which represented 8.38% of the outstanding common shares at December 31, 1998. The report further disclosed that Morgan Stanley Dean Witter Advisors Inc., a wholly owned subsidiary of Morgan Stanley Dean Witter & Co., and also as a registered investment adviser, had shared voting power over 4,718,125 shares and shared dispositive power over 4,765,992 shares which represented 8.22% of the outstanding common shares at December 31, 1998.

(e) A report on Schedule 13G, dated May 11, 1999 and filed jointly by these entities and persons, disclosed that Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp., and as a registered investment adviser, beneficially owned 3,309,400 shares or 5.712% of the outstanding common shares at May 7, 1999. According to the report, at that date, Edward
    C. Johnson 3d, Chairman of FMR Corp., FMR Corp. and various investment companies to which Fidelity Management & Research Company acted as investment adviser each had sole dispositive power over 3,309,400 shares owned by the investment companies and neither FMR Corp. nor Edward C. Johnson 3rd had sole voting power over those shares. Further, the report disclosed that Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp., and as a bank and investment manager of institutional accounts, beneficially owned 174,016 shares or 0.300% of the outstanding common shares at May 7, 1999. According to the report, at that date, Edward
    C. Johnson 3d and FMR Corp. each had sole dispositive power over 174,016 shares and sole discretionary voting power over 92,116 shares. The report stated that Edward C. Johnson 3d, Abigail P. Johnson, and other members of the Johnson family may be deemed to form a controlling group with respect to FMR Corp. The report also disclosed that Fidelity International Limited, Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, as an investment adviser to various investment companies and certain institutional investors, beneficially owned 808,530 shares or 1.395% of the outstanding common shares at May 7, 1999, with sole dispositive power and sole voting power. According to the report, FMR Corp. and Fidelity International Limited were not acting as a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934 and were not otherwise required to attribute to each other the beneficial ownership of securities beneficially owned by either of them. The report stated that FMR Corp. was making the filing on Schedule 13G on a voluntary basis as if all of the shares were beneficially owned by FMR Corp. and Fidelity International Limited on a joint basis.

STOCK OWNERSHIP OF THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth, as of September 10, 1999, information regarding the beneficial ownership of Phelps Dodge common shares by (i) each of Phelps Dodge's directors, (ii) the Chief Executive Officer of Phelps Dodge,
(iii) each of Phelps Dodge's other named executive officers and (iv) all of Phelps Dodge's directors and named executive officers as a group.



     On September 10, 1999, the directors and the named executive officers of Phelps Dodge owned, in the aggregate, 1,318,414 shares of Phelps Dodge's common stock (approximately 2.3 percent of the shares outstanding). Phelps Dodge's directors also have interests in stock-based units under Phelps Dodge plans. While these units may not be voted or transferred, they are listed in the table below because they represent a component of the total economic interest of our directors in Phelps Dodge's stock. None of the directors or named executive officers of Phelps Dodge individually owned more than one percent of the outstanding shares of Phelps Dodge's common stock.

                                                   OPTIONS
                                    SHARES       EXERCISABLE
            NAME OF              BENEFICIALLY      WITHIN        STOCK
       BENEFICIAL OWNER             OWNED          60 DAYS      UNITS(1)      TOTAL
       ----------------          ------------    -----------    --------    ---------
Robert N. Burt.................      2,260           3,444       1,975(2)       7,679
Archie W. Dunham...............      1,000               0         864(2)       1,864
William A. Franke..............      2,000           9,184       2,374         13,558
Paul Hazen.....................      1,100           9,184       5,646(2)      15,930
Manuel J. Iraola...............     51,480(3)      114,580           0        166,060
Marie L. Knowles...............      1,000           2,296       1,473          4,769
Robert D. Krebs................      1,999           8,036       2,011         12,046
Southwood J. Morcott...........      1,901           5,740       5,280(2)      12,921
Gordon R. Parker...............      1,239           2,296       1,602          5,137
Ramiro G. Peru(4)..............     22,210(3)       32,107           0         54,317
Thomas M. St. Clair(4).........     20,606         122,051           0        142,657
Timothy R. Snider..............      8,624          31,292           0         39,916
J. Steven Whisler..............     78,994(3)      199,325           0        278,319
Douglas C. Yearley.............    113,078         450,163           0        563,241
Directors and named executive
  officers as a group..........    307,491         989,698      21,225      1,318,414

---------------
(1) Represents stock units awarded under the Directors Stock Unit Plan.
(2) Includes stock units awarded under the Directors Deferred Compensation Plan.
(3) Includes the following shares of restricted stock awarded under the 1998 Stock Option and Restricted Stock Plan: Mr. Iraola, 25,000 shares, Mr. Whisler, 25,000 shares, and Mr. Peru, 15,000 shares.
(4) Mr. St. Clair, Senior Vice President and CFO, resigned from these positions effective May 5, 1999 and retired from Phelps Dodge on June 1, 1999. Mr. Peru was elected Senior Vice President and CFO on March 3, 1999, effective May 5, 1999.

                          FORWARD-LOOKING INFORMATION

     The U.S. securities laws provide a "safe harbor" for certain forward-looking statements. This Proxy Statement contains forward-looking statements, including statements concerning the business, future financial position, results of operations, business strategy, estimated cost savings and other benefits of our proposed business combination, plans as to dividends and plans and objectives of management for future operations of Phelps Dodge, Asarco and Cyprus Amax. Forward-looking statements can be found, among other places, under "Reasons for the Proposed Acquisitions" and "Background of the Transactions." Generally, the words "will," "may," "should," "continue," "believes," "expects," "anticipates" or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. Statements regarding the expected benefits of our proposed business combination with Asarco and Cyprus Amax, the expected commence-ment dates of operations, projected quantities of future production, capital costs, production rates and other operating and financial data are based on expectations that Phelps Dodge believes are reasonable, but we can give no assurance that such expectations will prove to have been correct.

     Factors that could cause actual results to differ materially include, among others:

     - risks and uncertainties relating to the timing of completion of the proposed Phelps Dodge/Asarco/Cyprus Amax business combination;

     - the possibility that we will be unable to realize the expected cost savings and other benefits from the combination;

     - difficulties related to the integration of the businesses of Phelps Dodge, Asarco and Cyprus Amax;

     - the possibility that Phelps Dodge will not be able to combine with both Asarco and Cyprus Amax;

     - general U.S. and international economic, financial market and political conditions;

     - political and economic risks associated with operations outside the U.S.;

     - the cyclical and volatile price of copper and other metals;

     - unanticipated ground, water, weather or operating conditions or force majeure events;

     - unanticipated ore grade and geological problems or metallurgical and other processing problems;

     - delays in the receipt of or failure to receive necessary government permits;

     - changes in laws or regulations or the interpretation and enforcement thereof;

     - labor relations and accidents; and

     - environmental risks.

Many such factors are beyond our ability to control or predict. Readers are cautioned not to put undue reliance on forward-looking statements. We disclaim any intent or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Proxy Statement incorporates by reference the documents set forth below that Phelps Dodge, Asarco or Cyprus Amax have previously filed with the Securities and Exchange Commission (the "SEC"). These documents contain important information about Phelps Dodge, Asarco and Cyprus Amax and their financial condition.

     Phelps Dodge has supplied all information contained or reflected in this Proxy Statement relating to Phelps Dodge. If you are a shareholder, the Company may have previously sent you some of the documents incorporated herein by reference.


     DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO: CORPORATE SECRETARY, PHELPS DODGE CORPORATION, 2600 NORTH CENTRAL AVENUE, PHOENIX, AZ 85004-3014, TELEPHONE (602) 234-8598. DELIVERY WILL BE MADE BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF THE REQUEST.


     The following documents filed with the SEC by Phelps Dodge are incorporated herein by reference:

          (i) Phelps Dodge's Annual Report on Form 10-K for the year ended December 31, 1998 (revised information regarding Phelps Dodge's exploration and mining properties is set forth in Schedule B to this Proxy Statement);

          (ii) Phelps Dodge's Proxy Statement for the Annual Meeting of Stockholders held on May 5, 1999;

          (iii) Phelps Dodge's Quarterly Reports on Form 10-Q for the periods ended March 31, 1999 and June 30, 1999;

          (iv) Phelps Dodge's Annual Report on Form 11-K for the fiscal year ended December 31, 1998; and


          (v) Phelps Dodge's Current Reports on Form 8-K dated August 23, 1999, August 26, 1999 and September 13, 1999.


     The following documents filed with the SEC by Asarco are incorporated herein by reference:

          (i) Asarco's Annual Report on Form 10-K for the year ended December 31, 1998 (except for the report of Asarco's independent accountants contained therein which is not incorporated herein by reference because the consent of Asarco's independent accountants has not yet been obtained);

          (ii) Asarco's Proxy Statement for the Annual Meeting of Shareholders held on April 28, 1999;

          (iii) Asarco's Quarterly Reports on Form 10-Q for the periods ended March 31, 1999 and June 30, 1999; and


          (iv) Asarco's Current Reports on Form 8-K dated July 20, 1999 and September 7, 1999.


     The following documents filed with the SEC by Cyprus Amax are incorporated herein by reference:

          (i) Cyprus Amax's Annual Report on Form 10-K for the year ended December 31, 1998 (except for the report of Cyprus Amax's independent accountants contained therein which is not incorporated herein by reference because the consent of Cyprus Amax's independent accountants has not yet been obtained);

          (ii) Cyprus Amax's Proxy Statement for the Annual Meeting of Shareholders held on May 6, 1999;

          (iii) Cyprus Amax's Quarterly Reports on Form 10-Q for the periods ended March 31, 1999 and June 30, 1999; and

          (iv) Cyprus Amax's Current Reports on Form 8-K dated July 21, 1999, July 14, 1999 and February 24, 1999.

     All documents filed by Phelps Dodge, Asarco or Cyprus Amax pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this Proxy Statement to the date of the Special Meeting shall also be deemed to be incorporated herein by reference.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Phelps Dodge will review for inclusion in next year's proxy statement shareholder proposals received by December 3, 1999. Proposals should be sent to the Secretary of the Company, 2600 North Central Avenue, Phoenix, Arizona 85004-3014.

     Shareholder proposals not included in next year's proxy statement may be brought before the May 3, 2000 annual meeting of shareholders by a shareholder of Phelps Dodge who is entitled to vote at the meeting, who has given a written notice to the Secretary of the Company containing certain information specified in the by-laws and who was a shareholder of record at the time such notice was given. Such notice must be delivered or mailed and received at the address in the preceding paragraph no earlier than February 3, 2000 and no later than March 3, 2000.

     If a shareholder notifies the Company after February 15, 2000 of an intention to present a proposal at the Company's May 3, 2000 annual meeting (and for any reason the proposal is voted on at such meeting), the Company's proxy holders will have the right to exercise discretionary voting authority with respect to such proposal.

                                          By order of the Board of Directors,

                                          Robert C. Swan
                                          Vice President and Secretary

Phoenix, Arizona

September 13, 1999

                                                                      SCHEDULE A

          DIRECTORS AND EXECUTIVE OFFICERS OF PHELPS DODGE CORPORATION

     The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Phelps Dodge Corporation are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Phelps Dodge and each individual has held such occupation for at least the last five years. Each director and executive officer listed below is a citizen of the United States.

                                                      POSITION WITH PHELPS DODGE; PRINCIPAL
                                                        OCCUPATION OR EMPLOYMENT; 5-YEAR
          NAME AND BUSINESS ADDRESS                            EMPLOYMENT HISTORY
---------------------------------------------       -----------------------------------------
Archie W. Dunham                                    Mr. Dunham has been a Phelps Dodge
Conoco, Inc.                                        director since 1998. He has been Chairman
600 North Dairy Hartford Road                       of the Board of Conoco, Inc. (integrated
Houston, TX 77079-1175                              energy company) since 1999 and President
                                                    and Chief Executive Officer since January
                                                    1996. He was an Executive Vice President
                                                    of E.I. duPont de Nemours and Company
                                                    (chemical materials and energy company),
                                                    Conoco's former parent, from 1995 to
                                                    October 1998. He was a Senior Vice
                                                    President -- DuPont Polymers and DuPont
                                                    Chemicals and Pigments from 1987 to 1992,
                                                    and an Executive Vice President --
                                                    Exploration Production of Conoco from
                                                    1992 to 1995. Mr. Dunham is a director of
                                                    Conoco Inc. and Louisiana Pacific
                                                    Corporation. Age 60.

William A. Franke                                   Mr. Franke has been a Phelps Dodge
Franke & Company, Inc.                              director since 1980. He has been Chairman
2525 E. Camelback Road                              and Chief Executive Officer of America
Suite 800                                           West Holdings Corporation since February
Phoenix, AZ 85016                                   1997 and Chairman of the Board of its
                                                    principal subsidiary, America West
                                                    Airlines, Inc. (airline carrier), since
                                                    1992. He was the subsidiary's Chief
                                                    Executive Officer from December 1993
                                                    until February 1997, and its President
                                                    from May 1996 until February 1997. He has
                                                    been President of Franke & Company, Inc.,
                                                    Phoenix, Arizona, an investment firm,
                                                    since 1987. He is a director of America
                                                    West Holdings Corporation, America West
                                                    Airlines, Inc., Central Newspapers, Inc.,
                                                    Beringer Wine Estates, Mtel Latin
                                                    America, Inc., AerFi Group Plc, and the
                                                    Air Transport Association of America. Age
                                                    62.

                                                      POSITION WITH PHELPS DODGE; PRINCIPAL
                                                        OCCUPATION OR EMPLOYMENT; 5-YEAR
          NAME AND BUSINESS ADDRESS                            EMPLOYMENT HISTORY
---------------------------------------------       -----------------------------------------
Southwood J. Morcott                                Mr. Morcott has been a Phelps Dodge
Dana Corporation                                    director since 1991. He has been Chairman
4500 Dort St.                                       of the Board of Dana Corporation
Toledo, OH 43615                                    (manufacturer and distributor of
                                                    automotive and vehicular parts) since
                                                    1990. From 1987 to 1995, he served as
                                                    Chairman of Hayes-Dana Inc. He was Chief
                                                    Executive Officer of Dana Corporation
                                                    from 1989 until February 1999, and Chief
                                                    Operating Officer from 1986 until January
                                                    1997. He was President of Dana
                                                    Corporation from 1986 to 1995. Mr.
                                                    Morcott is a director of Dana
                                                    Corporation, CSX Corporation and Johnson
                                                    Controls, Inc. Age 61.

J. Steven Whisler                                   Mr. Whisler has been a Phelps Dodge
Phelps Dodge Corporation                            director since 1995 and has been Phelps
2600 North Central Avenue                           Dodge's President and Chief Operating
Phoenix, AZ 85004-3104                              Officer since December 1997, and
                                                    President of Phelps Dodge Mining Company,
                                                    a division of Phelps Dodge, from 1991 to
                                                    October 1998. He was a Senior Vice
                                                    President of Phelps Dodge from 1988 to
                                                    December 1997 and Vice President of
                                                    Phelps Dodge from 1987 until 1988. He was
                                                    General Counsel of Phelps Dodge from 1987
                                                    until 1991. He is a director of
                                                    Burlington Northern Santa Fe Corporation
                                                    and Southern Peru Copper Corporation. Age
                                                    44.

Robert N. Burt                                      Mr. Burt has been a Phelps Dodge director
FMC Corporation                                     since 1993. He has been Chairman of the
200 East Randolph Drive                             Board and Chief Executive Officer of FMC
Chicago, IL 60601                                   Corporation (chemicals and machinery for
                                                    industry, agriculture and government)
                                                    since 1991. He is a director of FMC
                                                    Corporation and Warner-Lambert Company.
                                                    Age 61.

                                                      POSITION WITH PHELPS DODGE; PRINCIPAL
                                                        OCCUPATION OR EMPLOYMENT; 5-YEAR
          NAME AND BUSINESS ADDRESS                            EMPLOYMENT HISTORY
---------------------------------------------       -----------------------------------------
Robert D. Krebs                                     Mr. Krebs has been a Phelps Dodge
Burlington Northern Santa Fe Corporation            director since 1987. He has been Chairman
2650 Lou Menk Drive                                 and Chief Executive Officer of Burlington
Fort Worth, TX 76131-2830                           Northern Santa Fe Corporation
                                                    (transportation) since June 1, 1999. From
                                                    April 1997 to May 31, 1999, he was
                                                    Chairman, President and Chief Executive
                                                    Officer of Burlington Northern Santa Fe
                                                    Corporation. From September 1995 to April
                                                    1997, he was President and Chief
                                                    Executive Officer of Burlington Northern
                                                    Santa Fe Corporation. From June 1988 to
                                                    January 1998, he was Chairman, President
                                                    and CEO of Santa Fe Pacific Corporation.
                                                    He is a director of Burlington Northern
                                                    Santa Fe Corporation. Age 57.

Douglas C. Yearley                                  Mr. Yearley has been a Phelps Dodge
Phelps Dodge Corporation                            director since 1986 and has been Phelps
2600 North Central Avenue                           Dodge's Chairman of the Board and Chief
Phoenix, AZ 85004-3014                              Executive Officer since 1989. He was
                                                    President of Phelps Dodge from 1991 until
                                                    December 1997. He was President of Phelps
                                                    Dodge Industries, a division of Phelps
                                                    Dodge, from 1988 until 1990, Executive
                                                    Vice President of Phelps Dodge from 1987
                                                    until 1989 and Senior Vice President of
                                                    Phelps Dodge from 1982 through 1986. He
                                                    is a director of J. P. Morgan & Co.,
                                                    Incorporated and its principal banking
                                                    subsidiary, Morgan Guaranty Trust Company
                                                    of New York, Lockheed Martin Corporation,
                                                    USX Corporation and Southern Peru Copper
                                                    Corporation. Age 63.

Paul Hazen                                          Mr. Hazen has been a Phelps Dodge
Wells Fargo Bank                                    director since 1988. He has been Chairman
420 Montgomery Street                               of Wells Fargo & Co. since November 1998.
San Francisco, CA 94104                             He was Chairman and Chief Executive
                                                    Officer of Wells Fargo & Co., San
                                                    Francisco (bank holding company) and of
                                                    Wells Fargo Bank, N.A. (national banking
                                                    association) from January 1995 until
                                                    November 1998. He was President of Wells
                                                    Fargo & Co. and of Wells Fargo Bank, N.A.
                                                    from 1984 to 1994. He is a director of
                                                    Wells Fargo & Co., Safeway, Inc.,
                                                    Shanghai Commercial Bank Ltd., Vodaphone
                                                    AirTouch Plc and E. piphany, Inc. Age 57.

                                                      POSITION WITH PHELPS DODGE; PRINCIPAL
                                                        OCCUPATION OR EMPLOYMENT; 5-YEAR
          NAME AND BUSINESS ADDRESS                            EMPLOYMENT HISTORY
---------------------------------------------       -----------------------------------------
Manuel J. Iraola                                    Mr. Iraola has been a Phelps Dodge
Phelps Dodge Corporation                            director since 1997 and has been
2600 North Central Avenue                           President of Phelps Dodge Industries, a
Phoenix, AZ 85004-3014                              division of Phelps Dodge, since 1995, and
                                                    a Senior Vice President of Phelps Dodge
                                                    since 1995. From 1992 until 1995 he was
                                                    President of Phelps Dodge International
                                                    Corporation. Age 51.

Marie L. Knowles                                    Mrs. Knowles has been a Phelps Dodge
ARCO                                                director since 1994. She has been
333 South Hope Street                               Executive Vice President and Chief
Los Angeles, CA 90071                               Financial Officer of Atlantic Richfield
                                                    Company (diversified energy company)
                                                    since 1996. From 1993 until 1996 she was
                                                    Senior Vice President of Atlantic
                                                    Richfield Company, and President of ARCO
                                                    Transportation Company, a former
                                                    subsidiary of Atlantic Richfield Company.
                                                    From 1990 to 1993 she was Vice President
                                                    and Controller of Atlantic Richfield
                                                    Company. Mrs. Knowles is a director of
                                                    Vastar Resources, Inc., URS Corporation
                                                    and America West Holdings Corporation.
                                                    Age 52.

Gordon R. Parker                                    Mr. Parker has been a Phelps Dodge
10101 East Dry Creek Road                           director since 1995. He was Chairman of
Englewood, CO 80112                                 Newmont Mining Corporation from 1986
                                                    until his retirement in 1994. He was
                                                    Chief Executive Officer from 1985 until
                                                    1993. Mr. Parker is a director of
                                                    Caterpillar, Inc., Gold Fields of South
                                                    Africa, Gold Fields Limited and The
                                                    Williams Companies, Inc. Age 63.

Ramiro G. Peru                                      Mr. Peru has been Chief Financial Officer
Phelps Dodge Corporation                            of Phelps Dodge since May 1999 and has
2600 North Central Avenue                           been a Senior Vice President since 1997.
Phoenix, AZ 85004-3014                              He previously was appointed Vice
                                                    President of Phelps Dodge Mining Company
                                                    in 1993 and Vice President and Treasurer
                                                    of Phelps Dodge in 1995.

                                                      POSITION WITH PHELPS DODGE; PRINCIPAL
                                                        OCCUPATION OR EMPLOYMENT; 5-YEAR
          NAME AND BUSINESS ADDRESS                            EMPLOYMENT HISTORY
---------------------------------------------       -----------------------------------------
Timothy R. Snider                                   Mr. Snider has been a Senior Vice
Phelps Dodge Corporation                            President of Phelps Dodge since 1998. He
2600 North Central Avenue                           is also President of Phelps Dodge Mining
Phoenix, AZ 85004-3014                              Company. Before becoming Senior Vice
                                                    President, he was a Vice President of
                                                    Phelps Dodge, a position he held since
                                                    1997. He was Vice President, Arizona
                                                    operations, of Phelps Dodge Mining
                                                    Company. He previously served as
                                                    President of Phelps Dodge Morenci, Inc.

David L. Pulatie                                    Mr. Pulatie joined Phelps Dodge as Senior
Phelps Dodge Corporation                            Vice President -- Human Resources in
2600 North Central Avenue                           March 1999. Before that, he was a Senior
Phoenix, AZ 85004-3014                              Vice President of Motorola Inc.

S. David Colton                                     Mr. Colton has been Vice President and
Phelps Dodge Corporation                            General Counsel of Phelps Dodge since
2600 North Central Avenue                           April 1998. Before that, he was Vice
Phoenix, AZ 85004-3014                              President and Counsel for Phelps Dodge
                                                    Exploration, a position he held since
                                                    1995. Prior to that time, he was Senior
                                                    Exploration Counsel for the exploration
                                                    and development group of Phelps Dodge
                                                    Mining Company.

                                                                      SCHEDULE B

                    ADDITIONAL INFORMATION REGARDING PHELPS
             DODGE CORPORATION'S EXPLORATION AND MINING PROPERTIES

PD MINING -- EXPLORATION & DEVELOPMENT

     Our exploration group's primary objectives are to increase copper reserves through discoveries, acquisitions and joint ventures and, where appropriate, to diversify into other metals, minerals and geographic areas. This group operates in more than 30 countries and maintains offices in Australia, Austria, Brazil, Canada, Chile, Eritrea, India, Indonesia, Madagascar, Mexico, Peru, the Philippines, South Africa, the United States and Zambia.

     The 1998 exploration program continued to place emphasis on the search for and delineation of large scale copper, gold and other base metal deposits. We expended $42.0 million on worldwide exploration during 1998, compared with $74.1 million in 1997 and $70.7 million in 1996. Approximately 26 percent of the 1998 expenditures occurred in the United States with 19 percent being spent at our mine sites. This compares with 33 percent in 1997 (23 percent at mine sites) and 47 percent in 1996 (33 percent at mine sites). The balance of exploration expenditures was spent principally in Australasia, Brazil, Canada, Chile, Mexico, Peru and Madagascar.

     During 1998, exploration efforts continued at our existing copper operations. In New Mexico, additional mine-for-leach reserves were delineated in the Tyrone area.

     On May 7, 1997, we announced plans to resume production at our Ajo copper mine in southern Arizona where mining operations have been suspended since 1984. Environmental permitting is continuing while the project is on hold pending an improvement in market conditions.

     Environmental permitting is in progress to advance the development of our Dos Pobres and San Juan deposits in the Safford District in eastern Arizona. The Dos Pobres deposit contains a total of 286 million tons of leach material with a grade of 0.39 percent copper. The San Juan deposit contains 272 million tons of leach material with a grade of 0.28 percent copper. Additionally, the Dos Pobres deposit contains 330 million tons of concentrator material with a grade of 0.65 percent copper.

     Internationally, our explorations group completed a feasibility study on the Ambatovy nickel/cobalt deposit in central Madagascar. Detailed drilling in the district, which is located 80 kilometers east of the capital city of Antananarivo, defined mineralized material of 210 million tons at 1.1 percent nickel and 0.1 percent cobalt. Acid consumption by the ore is low, and the ore is amenable to high pressure acid leach extraction for nickel and cobalt. The feasibility study indicated there was a need for the price of nickel to increase to make the project economical.

     We completed a pre-feasibility study on our 70 percent-owned Piedras Verdes property in Sonora, Mexico, in 1998. Results indicated leachable mineralized material of 310 million tons at 0.37 percent copper. Metallurgical testwork is continuing.

     In 1998, we formed a Brazilian joint venture company with Companhia Vale do Rio Doce (CVRD) under the name Mineracao Serra do Sossego S.A. (Sossego). The venture agreement required us to spend approximately $4.5 million on exploration and related activities in order to earn a 50 percent share in the venture. Having completed our earn-in, the mineral rights and all initial investments were transferred into the new company in December 1998. The deposit contains an estimated 200 million tons at 1.2 percent copper with 0.31 grams of gold per ton. Sossego is starting the necessary work to develop a pre-feasibility study to further define the mineralized material and determine the viability of the project.

ORE RESERVES

     Ore reserves at each of our active copper operations and at Safford, Ajo, Ojos del Salado and Cobre have been estimated as follows:
--------------------------------------------------------------------------------

                                   ESTIMATED AT DECEMBER 31, 1998                   ESTIMATED AT DECEMBER 31, 1997
                           ----------------------------------------------   -----------------------------------------------
                               MILLING            LEACHING                      MILLING            LEACHING
                               RESERVES           RESERVES        PHELPS        RESERVES           RESERVES         PHELPS
                           ----------------   ----------------    DODGE     ----------------   -----------------    DODGE
                           MILLION     %      MILLION     %      INTEREST   MILLION     %      MILLION      %      INTEREST
                            TONS     COPPER    TONS     COPPER     (%)       TONS     COPPER     TONS     COPPER     (%)
                           -------   ------   -------   ------   --------   -------   ------   --------   ------   --------
Morenci..................   475.8     0.63    2,076.9    0.22      85.0      543.3     0.68    1,628.1     0.26      85.0
Chino....................   350.3     0.62      483.0    0.30      66.7      368.9     0.62      520.8     0.30      66.7
Tyrone...................       -        -      466.3    0.32     100.0          -        -      455.0     0.34     100.0
Cobre....................   133.6     0.73       98.0    0.35     100.0        N/A      N/A        N/A      N/A         -
Candelaria*..............   456.1     0.85          -       -      80.0      475.8     0.88          -        -      80.0
Safford**................   330.0     0.65      558.2    0.34     100.0      330.0     0.65      285.0     0.39     100.0
Ajo......................   150.0     0.56          -       -     100.0      150.0     0.56          -        -     100.0
Ojos del Salado*.........    18.7     1.32          -       -     100.0       19.7     1.32          -        -     100.0

---------------

 *  The Candelaria and Ojos del Salado deposits also contained, respectively,
    0.006 ounces and 0.008 ounces of gold per ton in 1998 and 1997.

** Safford deposit includes Dos Pobres and San Juan reserves in 1998 and Dos Pobres reserves in 1997.
--------------------------------------------------------------------------------

     Our estimated share of aggregate ore reserves at the above named properties at December 31 is as follows:
--------------------------------------------------------------------------------

                                                              1998   1997   1996   1995   1994
                                                              ----   ----   ----   ----   ----
Milling reserves (billion tons).............................  1.6    1.6    1.3    1.2     1.0
Leaching reserves (billion tons)............................  3.2    2.5    2.2    1.8     1.7
Commercially recoverable copper (million tons)..............  14.5   13.7   12.1   12.3   10.6

--------------------------------------------------------------------------------

     Ore reserves are those estimated quantities of ore that may be profitably mined and processed for extraction of their constituent values. Estimates of our reserves are based upon our engineering evaluations of assay values derived from samplings of drill holes and other openings. In our opinion, the sites for such samplings are spaced sufficiently close and the geologic characteristics of the deposits are sufficiently well defined to render the estimates reliable. Stated tonnages and grades of ore do not reflect waste dilution in mining or losses in processing. Leaching reserves include copper estimated to be recoverable from leach reserves remaining to be mined at Morenci, Chino, Tyrone, Cobre and Safford. Commercially recoverable copper includes copper estimated to be recoverable from milling and leaching reserves and from existing stockpiles of leach material at Morenci, Chino, Tyrone, Cobre and Safford after taking into consideration waste dilution and losses in processing.

     Ore reserves at each of our other mining operations and investments at year-end 1998 are estimated as follows:
--------------------------------------------------------------------------------

                                                                ORE                              PHELPS
                                                              RESERVES                 %         DODGE
                                                              MILLION       %       CALCIUM     INTEREST
                                                                TONS      COPPER    FLUORIDE      (%)
                                                              --------    ------    --------    --------
Southern Peru Copper Corporation*...........................  1.695.9      0.67       --          13.9
Phelps Dodge Mining Limited.................................     27.9      --        16.45       100.0

---------------
* Southern Peru Copper Corporation deposits also contain approximately 790 million tons of leach material at a grade of 0.22 percent copper.
--------------------------------------------------------------------------------

     We hold various other properties containing mineral deposits that we believe could be brought into production should market conditions warrant. Permitting and significant capital expenditures would be required before operations could commence at these properties. The deposits are estimated to contain the following mineralized material as of December 31, 1998:
--------------------------------------------------------------------------------

                                                        SULFIDE MATERIAL        LEACH MATERIAL          PHELPS
                                                        ----------------   -------------------------    DODGE
                                                        MILLION     %      MILLION     %        %      INTEREST
                                            LOCATION     TONS     COPPER    TONS     COPPER   NICKEL     (%)
                                           ----------   -------   ------   -------   ------   ------   --------
American Mountain........................   Arizona      --        --         140     0.25     --        85.0
Cochise..................................   Arizona      --        --         210     0.40     --       100.0
Copper Basin.............................   Arizona        70      0.53      --       --       --       100.0
Garfield.................................   Arizona      --        --       1,000     0.27     --        85.0
Lone Star................................   Arizona      --        --       1,600     0.38     --       100.0
Sanchez..................................   Arizona      --        --         230     0.29     --       100.0
Western Copper...........................   Arizona       530      0.55       500     0.31     --        85.0
Piedras Verdes...........................    Mexico      --        --         310     0.37     --        70.0
Southern Peru Copper Corporation.........     Peru        370      0.62      --       --       --        13.9
Ambatovy*................................  Madagascar    --        --         210     --       1.10     100.0

---------------
 * Ambatovy deposit also contains 0.10 percent cobalt.

** Mineralized deposit or mineralized material is a mineralized body which has been delineated by appropriately spaced drilling and/or underground sampling to support a sufficient tonnage and average grade of metal(s). Such a deposit does not qualify as a reserve, until comprehensive evaluation based upon unit cost, grade, recoveries, and other material factors conclude legal and economic feasibility.
--------------------------------------------------------------------------------

                                      PROXY

                            PHELPS DODGE CORPORATION
    SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PHELPS DODGE CORPORATION

   The undersigned shareholder of PHELPS DODGE CORPORATION hereby appoints Douglas C. Yearley, J. Steven Whisler and Manuel J. Iraola, or any of them, proxies of the undersigned, each with power of substitution, at the special meeting of shareholders of the Corporation to be held at The Heard Museum, 2301 North Central Avenue, Phoenix, Arizona, on Wednesday, October 13, 1999 at 10:00 a.m., local time, and at any adjournments thereof, to vote all shares of Common Stock of the Corporation held or owned by the undersigned, including any which may beheld for the undersigned's account under the Phelps Dodge Corporation Common Stock Investor Services Program administered by The Chase Manhattan Bank. For those participants who hold accounts with Common Shares through the Phelps Dodge Employee Savings Plan and/or The Phelps Dodge Corporation Supplemental Savings Plan: The undersigned instructs the UMB Bank, N.A. as Trustee for the Plans, to vote all shares or fractions of shares credited to the undersigned's account as of the latest available processing date on or before October 13, 1999, as directed on the reverse side of this proxy. Those shares for which no directions are received will be voted by the Trustee in its sole discretion.

                   THIS PROXY IS CONTINUED ON THE REVERSE SIDE
               PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY
--------------------------------------------------------------------------------

                                                          Please mark your votes
                                                             as [X] indicated in
                                                                    this example

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

      Proposal 1:     Approval of the issuance of up to 17,082,064 shares of
                      Phelps Dodge common stock in connection with an exchange offer made by Phelps Dodge to the shareholders of ASARCO
                      Incorporated and a subsequent merger of Asarco with a Phelps Dodge subsidiary.

                For                  Against                    Abstain

                [    ]                 [     ]                     [    ]

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

      Proposal 2:     Approval of the issuance of up to 28,357,520 shares of
                      Phelps Dodge common stock in connection with an exchange offer made by Phelps Dodge to the shareholders of Cyprus
                      Amax Minerals Company and a subsequent merger of Cyprus
                      Amax with a Phelps Dodge subsidiary.

                For                  Against                    Abstain

                [    ]                 [     ]                     [    ]

      Where no direction is specified, this proxy will be voted FOR proposals 1 and 2 as recommended by the Board of Directors. In its discretion, the proxy is authorized to vote upon such other business as may properly come before the special meeting and any adjournments, postponements, continuations and reschedulings thereof.

      If you have any questions or need assistance, please contact Innisfree M&A Incorporated toll-free at 1-888-750-5834.

                                            Date:
                                                  ------------------------------

                                            ------------------------------------
                                            Signature

                                            ------------------------------------
                                            Signature

                                            ------------------------------------
                                            Title(s)


                                            Please sign exactly as name appears
                                            above. When shares are held by joint
                                            tenants, both should sign. When
                                            signing as attorney, executor,
                                            administrator, trustee or guardian,
                                            please give full title as such. If a
                                            corporation, please sign in full
                                            corporate name by president or other
                                            authorized officer. If a
                                            partnership, please sign in
                                            partnership name by authorized
                                            person.

                                     ------------------------------------
                                     Title(s)

                                     Please sign exactly as name appears above.
                                     When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.